   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       UNITED STATES FILTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3589                   33-0266015
                         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     (STATE OR OTHER      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     JURISDICTION OF
    INCORPORATION OR
      ORGANIZATION)

                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              DAMIAN C. GEORGINO
        SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211
                                (760) 340-0098
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                   COPY TO:
                               JANICE C. HARTMAN
                          KIRKPATRICK & LOCKHART LLP
                             1500 OLIVER BUILDING
                        PITTSBURGH, PENNSYLVANIA 15222
                                (412) 355-6500

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: The effective date of the merger of a wholly owned subsidiary of the registrant with and into Puro Water Group, Inc. ("Puro") as described in the Proxy
Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  PROPOSED           PROPOSED         AMOUNT OF
  TITLE OF EACH CLASS OF       MAXIMUM AMOUNT    MAXIMUM OFFERING     AGGREGATE
SECURITIES TO BE REGISTERED  TO BE REGISTERED(1) PRICE PER SHARE  OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------------------
 Common stock, par value
  $.01 per share........       830,692 shares        $6.6875       $26,498,362.75        $8,030

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Represents the number of shares issuable to holders of Common Stock, par value $.0063 per share, of Puro pursuant to the Agreement and Plan of Merger described in this registration statement (the "Merger Agreement"), assuming the "U.S. Filter Average Market Price" of a share of Common Stock of the registrant as defined in the Proxy Statement/Prospectus is $34.34375, which is the average of the high and low sales prices of the registrant's Common Stock on November 5, 1997.
(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(f)(1) by multiplying the average of the high and low sales prices for the Common Stock of Puro on the American Stock Exchange on November 5, 1997 ($6.6875) by the number of shares of Puro Common Stock outstanding on October 15, 1997 and issuable pursuant to outstanding options and other rights to acquire such Common Stock as of such date (3,962,372 shares).

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      [PURO WATER GROUP, INC. LETTERHEAD]

                               NOVEMBER  , 1997

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Puro Water Group, Inc. to be held on Wednesday, December 10, 1997 at Puro's headquarters at 56-24, 58th Street, Maspeth, New York, commencing at 10:00 a.m., local time.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger and the transactions contemplated thereby providing for the acquisition of Puro Water Group, Inc. by United States Filter Corporation. As a result of the merger, each outstanding share of Puro Common Stock will be converted into the right to receive a fraction of a share of United States Filter Common Stock determined by dividing $7.20 by the average market price of the United States Filter Common Stock during the 10 consecutive trading days beginning on the 16th trading day prior to the Puro Special Meeting of Stockholders. Cash will be paid in lieu of fractional shares. United States Filter Corporation's Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF."

  The Board of Directors has unanimously determined that the transaction is in the best interests of Puro and its stockholders and recommends that you vote FOR the proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby.

  If the Puro stockholders approve the Agreement and Plan of Merger, your investment in Puro will become an investment in United States Filter Corporation, a leading global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base it believes is the largest worldwide. The Board of Directors of Puro believes that the proposed transaction is an opportunity for Puro's stockholders to participate in a combined company that has greater business and financial resources and long-term growth potential than Puro has absent the transaction.

  The accompanying Proxy Statement/Prospectus describes the proposed transaction more fully, and you are urged to give it your careful attention.

  It is important that your shares be represented at the Special Meeting whether or not you are personally able to attend. In order to insure that you will be represented, we ask you to complete and return the enclosed proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

                                                  Sincerely,

                                                  Scott Levy
                                                  Chief Executive Officer

[LOGO]

                            PURO WATER GROUP, INC.
                               56-24 58TH STREET
                            MASPETH, NEW YORK 11378

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Puro Water Group, Inc., a Delaware corporation ("Puro"), will be held on Wednesday, December 10, 1997, at Puro's headquarters at 56-24 58th Street, Maspeth, New York, commencing at 10:00 a.m., local time, to consider and vote upon the following matter described in the accompanying Proxy Statement/Prospectus:

    Approval and adoption of the Agreement and Plan of Merger, dated as of October 8, 1997, (the "Merger Agreement"), among United States Filter Corporation, a Delaware corporation ("U.S. Filter"), USF/PW Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of U.S. Filter ("Sub"), and Puro, and the transactions contemplated thereby, including the merger of Sub with and into Puro, pursuant to which, among other things, Puro will become a wholly owned subsidiary of U.S. Filter, and each outstanding share of Common Stock of Puro will be converted into the right to receive a fraction of a share of U.S. Filter Common Stock determined by dividing $7.20 by the average market price of the U.S. Filter Common Stock during the 10 consecutive trading days beginning on the 16th trading day prior to the Puro Special Meeting of Stockholders. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  Only holders of record of Puro Common Stock at the close of business on November 5, 1997 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. A list of such stockholders will be open to examination by any stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at the principal executive offices of Puro, 56-24 58th Street, Maspeth, New York.

  Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,

                                          Jack C. West
                                          Secretary

Maspeth, New York
November   , 1997

                            YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                PROXY STATEMENT
                                      OF
                            PURO WATER GROUP, INC.

                               ----------------

                                  PROSPECTUS
                                      OF
                       UNITED STATES FILTER CORPORATION

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of USF/PW Acquisition Corporation, a Delaware corporation ("Sub") and a wholly owned subsidiary of United States Filter Corporation, a Delaware corporation ("U.S. Filter"), with and into Puro Water Group, Inc., a Delaware corporation ("Puro"), pursuant to which Puro will become a wholly owned subsidiary of U.S. Filter. As a result of the Merger, each issued and outstanding share of Common Stock of Puro, par value $.0063 per share (the "Puro Common Stock") (other than any such shares issued and held in the treasury of Puro), will be converted into the right to receive a fraction of a share of Common Stock of U.S. Filter, par value $.01 per share (the "U.S. Filter Common Stock") determined by dividing $7.20 (the "Puro Per Share Purchase Price") by the average market price (calculated as indicated below) of the U.S. Filter Common Stock during the 10 consecutive trading days beginning on the 16th trading day prior to the Puro Special Meeting (as defined) (the "U.S. Filter Average Market Price"). Upon consummation of the Merger, Puro will become a wholly owned subsidiary of U.S. Filter. The "U.S. Filter Average Market Price" will be calculated by (i) averaging the high and low per share sale prices on the New York Stock Exchange Composite Tape for each trading day during such period on which there were any trades in USF Common Stock, (ii) adding such daily averages together, and (iii) dividing the sum by 10 (reduced by the number of such trading days during which there were no such trades).

  U.S. Filter Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF," and Puro Common Stock is listed on the American Stock Exchange and traded under the symbol "HHO." The last reported sale prices of the U.S. Filter Common Stock and Puro Common Stock on November 5, 1997 were $34.9375 per share and $6.75 per share, respectively. There can be no assurance as to the market prices of U.S. Filter Common Stock or Puro Common Stock. Puro stockholders are urged to obtain current market prices.

  This document constitutes both a prospectus of U.S. Filter and a proxy statement of Puro relating to the solicitation of proxies for use at a Special Meeting of Stockholders of Puro (the "Puro Special Meeting") scheduled to be held at 10:00 a.m. on Wednesday, December 10, 1997.

  REFERENCE IS MADE TO "RISK FACTORS" BEGINNING ON PAGE 12, WHICH CONTAINS MATERIAL INFORMATION THAT PURO STOCKHOLDERS SHOULD CONSIDER IN CONNECTION WITH THE PROPOSED TRANSACTIONS DISCUSSED HEREIN AND THE SECURITIES BEING OFFERED HEREBY.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS, THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, BUSINESS AND PROSPECTS OF U.S. FILTER FOLLOWING CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO ANTICIPATED BENEFITS OF THE MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THOSE DESCRIBED IN "RISK FACTORS."

                               ----------------

THE  SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS  HAVE
 NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND  EXCHANGE COMMISSION
  OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE COMMISSION OR  ANY STATE
   SECURITIES  COMMISSION PASSED  UPON  THE ACCURACY  OR  ADEQUACY OF  THIS
    PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION  TO THE CONTRARY  IS A
     CRIMINAL OFFENSE.

                               ----------------

  This Proxy Statement/Prospectus and the accompanying proxy cards are first
being mailed to stockholders of Puro on or about November   , 1997.

  The date of this Proxy Statement/Prospectus is November   , 1997.

  Except as otherwise specified, all information in this Proxy
Statement/Prospectus has been adjusted to reflect 3-for-2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

  All information contained in this Proxy Statement/Prospectus relating to U.S. Filter has been supplied by U.S. Filter, and all information contained in this Proxy Statement/Prospectus relating to Puro has been supplied by Puro.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U.S. FILTER, PURO OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U.S. FILTER OR PURO SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                             AVAILABLE INFORMATION

  U.S. Filter and Puro are each subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files periodic reports, proxy solicitation materials and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information filed by U.S. Filter and by Puro with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as U.S. Filter and Puro, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The periodic reports, proxy statements and other information filed by U.S. Filter and Puro with the Commission may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881, respectively.

  This Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") that has been filed by U.S. Filter under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by U.S. Filter (File No. 1-10728) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: U.S. Filter's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; U.S. Filter's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (as amended on Form 10-Q/A dated August 22, 1997); U.S. Filter's Current Reports on Form 8-K dated August 4, 1997, September 17, 1997 and September 19, 1997; and a description of U.S. Filter Common Stock contained in U.S. Filter's Registration Statement on Form 8-A, as the same may be amended.

  All documents and reports subsequently filed by U.S. Filter pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Puro Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED WITH THE COMMISSION THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, UNITED STATES FILTER CORPORATION, 40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211 (TELEPHONE
(760) 340-0098). IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, ANY
REQUEST SHOULD BE MADE BY NOVEMBER   , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
TABLE OF CONTENTS..........................................................   4
SUMMARY....................................................................   5
RISK FACTORS...............................................................  12
THE PURO SPECIAL MEETING...................................................  16
MARKET PRICE AND DIVIDEND DATA.............................................  18
THE MERGER.................................................................  19
 Background of the Merger..................................................  19
 U.S. Filter Reasons for the Merger........................................  19
 Puro Reasons for the Merger; Recommendation of the Puro Board of
  Directors................................................................  19
 Interests of Certain Persons in the Merger................................  21
 Accounting Treatment......................................................  22
 Certain Federal Income Tax Consequences...................................  22
 Regulatory Approvals......................................................  23
 Resale Restrictions.......................................................  24
 No Appraisal Rights.......................................................  24
U.S. FILTER SELECTED CONSOLIDATED FINANCIAL DATA...........................  25
PURO SUMMARY FINANCIAL DATA................................................  28
PURO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.................................................  30
THE MERGER AGREEMENT.......................................................  36
 The Merger................................................................  36
 Conversion of Puro Common Stock...........................................  36
 Employee and Director Stock Options.......................................  37
 Other Options.............................................................  37
 Underwriters' Warrants....................................................  37
 Convertible Notes.........................................................  37
 Representations and Warranties............................................  38
 Certain Covenants.........................................................  38
 No Solicitation...........................................................  39
 Conditions................................................................  40
 Termination; Termination Fees and Expenses................................  40
 Amendment and Waiver......................................................  41
 The Stockholder Agreements................................................  42
INFORMATION CONCERNING PURO................................................  43
SECURITY OWNERSHIP.........................................................  52
LEGAL MATTERS..............................................................  53
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................................  53
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
ANNEX A--Agreement and Plan of Merger dated as of October 8, 1997 among
         United States Filter Corporation, USF/PW Acquisition Corporation
         and Puro Water Group, Inc......................................... A-1
ANNEX B--Form of Stockholder Agreement..................................... B-1

                                    SUMMARY

  Following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Except as otherwise specified, all information in this Proxy Statement/Prospectus has been adjusted to reflect the 3-for-2 splits of the U.S. Filter Common Stock effected on each of December 5, 1994 and July 15, 1996.

THE COMPANIES

U.S. Filter               U.S. Filter is a leading global provider of
                          industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that U.S. Filter believes is one of the largest worldwide. U.S. Filter is also a leading provider of service deionization and outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is actively involved in the development of privatization initiatives for municipal wastewater treatment facilities in the United States, Mexico and Canada. U.S. Filter sells equipment and provides services to its customers through more than 450 locations throughout the world. U.S. Filter also markets a broad line of water distribution and sewer and stormwater equipment and supplies through a network of over 110 distribution centers in the United States. In addition, U.S. Filter sells, installs and services a wide range of water treatment and water-related products for the residential and consumer markets. U.S. Filter's principal executive offices are located at 40-004 Cook Street, Palm
                          Desert, California 92211, and its telephone number is
                          (760) 340-0098. References herein to U.S. Filter refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise.

Puro Puro is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. Puro markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. Puro also rents and services water coolers, filtration systems, and plumbed-in fountains numbering in excess of 25,000 located in businesses, factories, and homes in the metropolitan New York area. Puro's facilities consist of NSF (National Sanitation Foundation) certified bottling plants in East Orange, New Jersey and Commack, Long Island, New York. In addition, Puro is an authorized factory service center for all major water cooler manufacturers and provides warranty repair coverage to many of its competitors. Puro's principal executive offices are located at 56-24 58th Street, Maspeth, New York 11378 and its telephone number is (718) 326-7000.

THE PURO SPECIAL
 MEETING

Time, Date and Place      The Puro Special Meeting is scheduled to be held on
                          Wednesday, December 10, 1997, at Puro's headquarters at 56-24 58th Street, Maspeth, New York, commencing at 10:00 a.m., local time.

Record Date; Shares
Entitled to Vote          Only holders of record of shares of Puro Common Stock
                          at the close of business on November 5, 1997 are entitled to notice of and to vote at the Puro Special
                          Meeting. As of October 15, 1997, there were 3,476,789 shares of Puro Common Stock outstanding, held by approximately 22 holders of record. Each holder of record of shares of Puro Common Stock on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Puro Special Meeting.

Purpose of the Meeting
                          The purpose of the Puro Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 8, 1997 (the "Merger Agreement"), among U.S. Filter, Sub and Puro, and the transactions contemplated thereby (including the Merger).

Vote Required             The approval and adoption of the Merger Agreement and
                          the transactions contemplated thereby (including the Merger) by Puro stockholders will require the affirmative vote of the holders of a majority of all shares of Puro Common Stock entitled to vote thereon.
                          In connection with the Merger Agreement, each of Peter T. Dixon, the Trusts Under Article 16 of the
                          Will of W. Palmer Dixon for the Benefit of Peter T.
                          and Palmer Dixon (the "Dixon Trusts"), Beth Levy,
                          Scott Levy, Jack C. West and Edberg Associates
                          Limited Partnership, entered into an agreement
                          (together, the "Stockholder Agreements") with U.S.
                          Filter pursuant to which each such Puro stockholder agreed, among other things, to vote, and at U.S.
                          Filter's request to grant U.S. Filter an irrevocable proxy to vote, all shares of Puro Common Stock owned by such stockholder (or as to which such stockholder has the exclusive right to vote) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of October 15, 1997, such stockholders owned or had the sole power to vote an aggregate of 2,139,256 shares, or approximately 62%, of the outstanding Puro Common
                          Stock. See "The Stockholder Agreements." Jack C.
                          West, President and Secretary of Puro, has pledged the 359,505 shares of Puro Common Stock owned beneficially by him to European American Bank ("EAB") in connection with certain indebtedness (the "Pledged
                          Shares"). No other votes (assuming EAB does not exercise any rights of disposition in connection with the Pledged Shares) are needed to approve the Merger
                          Agreement and the transactions contemplated thereunder; however, the Puro Amended and Restated
                          By-Laws ("Puro By-Laws") require the presence of the holders of at least two-thirds of the shares entitled to vote to constitute a quorum for the transaction of business at any meeting of stockholders. Accordingly, the presence of at least 178,604 additional shares of Puro Common Stock is required in order to convene the Special Meeting and permit a vote to be taken with respect to the Merger Agreement.

THE MERGER

Effects of the Merger
                          In accordance with the terms and conditions set forth in the Merger Agreement, Sub will merge into Puro and Puro will become a wholly owned subsidiary of U.S. Filter (the time at which the Merger shall occur in accordance with such terms is hereinafter referred to as the "Effective Time"). As a result of the Merger, each issued and outstanding share of Puro Common Stock (other than shares issued and held in the treasury of Puro) will be converted into the right to receive a fraction of a share of U.S. Filter Common Stock determined by dividing the Puro Per Share Purchase Price by the U.S. Filter Average Market Price (the "Exchange Ratio"). Fractional shares of U.S. Filter Common Stock will not be issuable in connection with the Merger. Puro stockholders otherwise entitled to a fractional share will be paid the value of such fraction in cash. See "The Merger Agreement-- Conversion of Puro Common Stock" and "--Termination; Termination Fees and Expenses."

                          At the Effective Time, each outstanding and unexercised option, warrant or other right to acquire Puro Common Stock, including each option outstanding pursuant to the 1996 Stock Option Plan (the "Employee Stock Option Plan") and the 1997 Directors Stock Option Plan (the "Director Stock Option Plan") will be converted into rights to acquire shares of U.S. Filter Common Stock on the basis of the Exchange Ratio.

                          On October 9, 1997, the last full trading day prior to the date on which the Merger was publicly announced, the closing sales prices per share of U.S. Filter Common Stock and Puro Common Stock as reported by the New York Stock Exchange and American Stock Exchange were $42.125 and $5.375, respectively. On
                              , 1997, the most recent practicable date prior to
                          the printing of this Proxy Statement/Prospectus, the closing sales prices per share of U.S. Filter Common Stock and Puro Common Stock as reported by the New York Stock Exchange Composite Tape and American Stock
                          Exchange were $    and $   , respectively. See
                          "Market Price and Dividend Data."

Reasons for the Merger    U.S. Filter. U.S. Filter believes that the Merger
                          will enable it to enter one of the largest bottled water markets in the United States through one of the leading providers of five-gallon bottled water in that market.

                          Puro. Puro believes that the combined company will have greater business and financial resources and long-term growth potential than Puro would have on its own.

Recommendation of the     The Board of Directors of Puro has unanimously
 Puro Board of            approved the Merger Agreement and recommends a vote
 Directors                FOR approval and adoption of the Merger Agreement and
                          the transactions contemplated thereby by the stockholders of Puro.

                          For a discussion of the factors considered by the Puro Board of Directors in reaching its decision, see "The Merger--Background of the Merger" and "--Puro Reasons for the Merger; Recommendation of the Puro Board of Directors."

Interests of Certain      In considering the recommendation of Puro's Board of
Persons in the Merger     Directors, Puro stockholders should be aware that
                          certain members of Puro's management and of the Puro
                          Board of Directors have certain interests in the Merger that are in addition to the interests they may have as stockholders of Puro generally.

                          In connection with the Merger, new employment agreements will be entered into with Scott Levy, Chief Executive Officer of Puro, and Jack C. West, President and Secretary of Puro (the "Employment Agreements").

                          Pursuant to the Employment Agreements, Mr. Levy would be employed for a four-year term as Regional Manager of Operations, Northeast of the U.S. Filter Consumer Products Group and Mr. West would be employed for a two-year term as Regional Manager for Acquisitions of the U.S. Filter Consumer Products Group. Mr. Levy's and Mr. West's employment would be at annual salaries of $187,000 and $100,000, respectively, plus expenses and benefits consistent with their positions. Both agreements contain confidentiality undertakings respecting proprietary information of U.S. Filter, and Mr. West's agreement contains a non-competition undertaking. If, during the term of the Employment Agreement, either of Messrs. Levy or West is terminated without cause, he will receive the remaining payments due to him pursuant to his Employment Agreement. Additionally, if Mr. West is terminated without cause during his initial two-year term, he will receive a severance payment equivalent to two times his annual base salary as of the last day of his employment with U.S. Filter. If, following expiration of the second year of his four-year term, Mr. Levy terminates his Employment Agreement, he will receive a payment equivalent to his annual base salary as of the last day of his employment with U.S. Filter, payable in shares of U.S. Filter Common Stock. If, upon expiration of his two-year term, Mr. West is not offered an employment arrangement at the same annual base salary that he received as of the last day of his two-year term and that is otherwise on terms substantially similar to the terms of the Employment Agreement (except with respect to severance payments), he will receive a payment equivalent to two times his annual base salary as of the last day of his employment with U.S. Filter.

                          Pursuant to the Merger Agreement, each stock option currently outstanding pursuant to the Employee Stock Option Plan or Director Stock Option Plan, whether or not then exercisable in accordance with its terms, will be converted into an option to purchase shares of U.S. Filter Common Stock on the basis of the Exchange Ratio. In addition, each of Peter T. Dixon and Stephen Edberg, directors of Puro, beneficially own separate options to purchase 73,926 shares and 49,284 shares, respectively, of Puro Common Stock which will be converted into options to purchase U.S. Filter Common Stock on the basis of the Exchange Ratio.

                          See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Employee and Director Stock Options" and "--Other Option."

                          The obligations of U.S. Filter and Puro to consummate
Conditions to the         the Merger are subject to the satisfaction of certain
Merger; Termination of    conditions, including obtaining requisite approval of
the Merger Agreement      the Puro stockholders; expiration or termination of
                          all waiting periods applicable to the Merger under the United States Hart-Scott-Rodino Antitrust
                          Improvements Act of 1976, as amended (the "HSR Act");
                          the absence of any temporary restraining order, injunction or other order or legal or regulatory restraint or prohibition preventing, or the enactment of any law making illegal, the consummation of the Merger, or limiting or restricting U.S. Filter's or Puro's conduct or operation of Puro's business after the Merger; receipt of any material third party consents; the receipt of certain legal opinions; the qualification of the Merger as a pooling of interests for accounting purposes; consents of the holders to the conversion of each Employee and Director Stock
                          Option and certain other rights to acquire Puro
                          Common Stock into rights to acquire U.S. Filter
                          Common Stock; and the execution of employment agreements with certain officers and employees of Puro. See "The Merger--Accounting Treatment," "--
                          Certain Federal Income Tax Consequences" and "--
                          Regulatory Approvals" and "The Merger Agreement--
                          Conditions."

                          U.S. Filter and Puro filed notification and report forms under the HSR Act with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") on October 28, 1997. The required waiting period under the HSR Act expires on November 27, 1997 unless a request for additional information is received prior to that date.

                          The Merger Agreement is subject to termination (i) at the option of either U.S. Filter or Puro if the Merger is not consummated before March 31, 1998, provided no party may terminate the Merger Agreement on such basis whose failure to fulfill any material obligation has been a cause of the failure of the Merger to occur or (ii) otherwise upon the occurrence of certain specified events. See "The Merger Agreement--Termination; Termination Fees and Expenses."

                          Under certain circumstances, Puro may be required to reimburse U.S. Filter for its expenses and to pay U.S. Filter a termination fee of $1,250,000 or $750,000, depending on the basis for the termination, if the Merger Agreement is terminated. See "The Merger Agreement-- Termination; Termination Fees and Expenses."

Exchange of Stock         Upon consummation of the Merger, each holder of a
 Certificates             certificate or certificates representing shares of
                          Puro Common Stock outstanding immediately prior to the Effective Time will, upon the surrender thereof
                          (duly endorsed, if required) to American Stock
                          Transfer and Trust Company (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of shares of U.S. Filter
                          Common Stock into which such shares of Puro Common
                          Stock will have been automatically converted as a result of the Merger, together with cash in lieu of fractional shares. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Puro Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing shares of U.S. Filter Common Stock.
                          CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE
                          LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.
                          See "The Merger Agreement--Conversion of Puro Common
                          Stock."

No Appraisal Rights       Holders of Puro Common Stock will not be entitled to
                          dissenters' appraisal rights under applicable
                          Delaware corporate law in connection with the Merger.

Certain U.S. Income Tax   It is intended that the Merger will constitute a
Consequences              reorganization within the meaning of Section 368(a)
                          of the United States Internal Revenue Code of 1986, as amended (the "Code") and that no gain or loss will be recognized by U.S. Filter or Puro and no gain or loss would be recognized by Puro stockholders on the exchange of shares of Puro Common Stock for U.S.
                          Filter Common Stock pursuant to the Merger, except with respect to fractional shares. Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to U.S. Filter to such effect. For a further discussion of certain federal income tax consequences of the Merger, see "The Merger--Certain
                          Federal Income Tax Consequences" and "The Merger
                          Agreement--Conditions."

Accounting Treatment      Consummation of the Merger is conditioned upon the
                          qualification of the Merger as a pooling of interests for accounting and financial reporting purposes. See
                          "The Merger--Accounting Treatment" and "The Merger
                          Agreement--Conditions."

                           COMPARATIVE PER SHARE DATA

  Set forth below are net income, cash dividends declared and book value per common share data of U.S. Filter and Puro on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma basis. The information set forth below should be read in conjunction with the respective financial statements of U.S. Filter and Puro that are incorporated by reference or included in this Proxy Statement/Prospectus.

                                    FISCAL YEAR ENDED MARCH 31,   THREE MONTHS
                                    -----------------------------     ENDED
                                       1995     1996      1997    JUNE 30, 1997
                                    ------------------- --------- -------------
   U.S. FILTER--HISTORICAL
   Net income per common share....       0.49      0.49      0.77      0.26
   Cash dividends declared........        --        --        --        --
   Book value (end of period).....                          13.80     14.73
                                      YEAR ENDED DECEMBER 31,     THREE MONTHS
                                    -----------------------------     ENDED
                                     1994(5)    1995      1996    JUNE 30, 1997
                                    ------------------- --------- -------------
   PURO--HISTORICAL
   Net income per common share....       0.14      0.21      0.28      0.05
   Cash dividends declared........        --        --        --        --
   Book value (end of period).....                           2.18      3.17
                                          FISCAL YEAR (1)         THREE MONTHS
                                    -----------------------------     ENDED
                                     1995(6)    1996      1997    JUNE 30, 1997
                                    ------------------- --------- -------------
   PRO FORMA COMBINED
   Net income per common
    share(2)(3)...................       0.49      0.49      0.77      0.26
   Cash dividends declared(4).....        --        --        --        --
   Book value(3) (end of period)..                          13.75     14.74
   EQUIVALENT PRO FORMA COMBINED
    PER PURO COMMON SHARE(5)
   Net income per common
    share(2)(3)...................       0.09      0.09      0.14      0.05
   Cash dividends declared(4).....        --        --        --        --
   Book value(3) (end of period)..                           2.52      2.70

--------
(1) Combines U.S. Filter's fiscal years ended March 31, 1995, 1996 and 1997 with Puro's years ended December 31, 1994, 1995 and 1996, respectively.
(2) Reflects the combination of U.S. Filter net income per common share with Puro net income per common share.
(3) Does not give effect to anticipated expenses related to the Merger and does not reflect cost savings that U.S. Filter management believes may be realized following the Merger. See "The Merger--U.S. Filter Reasons for the Merger."
(4) U.S. Filter does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. As a result of the foregoing and the fact that U.S. Filter has not historically paid a dividend on the U.S. Filter Common Stock, pro forma cash dividends is not meaningful. See "Market Price and Dividend Data."
(5) The equivalent pro forma combined data for Puro represent the pro forma combined data multiplied by an Exchange Ratio based on an assumed U.S. Filter Average Market Price of $39.25, which is the average of the high and low sales prices of the U.S. Filter Common Stock on October 30, 1997.
(6) Puro's fiscal year ended December 31, 1994 includes the period from inception (February 1, 1994) through December 31, 1994.

                                 RISK FACTORS

  The following factors should be taken into account by holders of Puro Common Stock in evaluating whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, which approval and adoption will, if the other conditions to the Merger are satisfied or waived, result in their becoming holders of U.S. Filter Common Stock. These considerations should be taken into account in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

ACQUISITION STRATEGY

  In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, U.S. Filter has, since 1991, successfully acquired and integrated more than 100 United States based and international businesses with strong market positions and substantial water and wastewater treatment expertise. U.S. Filter plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide other opportunities to further and implement U.S. Filter's one-stop-shop approach in terms of technology, distribution or service. U.S. Filter's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although U.S. Filter generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that U.S. Filter will have access to the capital required to finance potential acquisitions, that U.S. Filter will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

INTERNATIONAL TRANSACTIONS

  U.S. Filter has made and expects it will continue to make acquisitions and obtain contracts in markets outside the United States. While these activities may provide important opportunities for U.S. Filter to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, nationalization and possible social, political and economic instability.

RELIANCE ON KEY PERSONNEL

  U.S. Filter's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, U.S. Filter's Chairman of the Board, President and Chief Executive Officer. U.S. Filter does not have employment agreements with most members of senior management, including Mr. Heckmann. Should any of the senior managers with whom U.S. Filter does not have a contract be unable or choose not to continue in their present roles, U.S. Filter's prospects could be adversely affected.

PROFITABILITY OF FIXED PRICE CONTRACTS

  A significant portion of U.S. Filter's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. U.S. Filter routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

CYCLICALITY AND SEASONALITY

  The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of

U.S. Filter's revenues is derived from capital equipment sales. While U.S. Filter sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on U.S. Filter's revenues and profitability.

  The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in northern climates. The sale of water and wastewater distribution equipment and supplies is a significant component of U.S. Filter's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have an adverse effect on U.S. Filter's revenues and profitability.

POTENTIAL ENVIRONMENTAL RISKS

  U.S. Filter's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. U.S. Filter is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws, by businesses acquired by U.S. Filter. While U.S. Filter endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that U.S. Filter's operations or activities, or historical operations by others at U.S. Filter's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on U.S. Filter. In that regard, United States federal and state environmental regulatory authorities have issued certain notices of violation related to alleged multiple violations of applicable wastewater pretreatment standards by a wholly owned subsidiary of U.S. Filter at a Connecticut ion exchange resin regeneration facility acquired by U.S. Filter in October 1995 from Anjou International Company ("Anjou"). A grand jury investigation is pending which is believed to relate to the same conditions that were the subject of the notices of violation. U.S. Filter has certain rights of indemnification from Anjou which may be available with respect to these matters. In addition, U.S. Filter's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of one of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In other matters, U.S. Filter has been notified by the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") at certain sites to which U.S. Filter or its predecessors allegedly sent waste in the past. It is possible that U.S. Filter could receive other such notices under CERCLA or analogous state laws in the future. U.S. Filter does not believe that its liability, if any, relating to such matters will be material. However, there can be no assurance that such matters will not be material. In addition, to some extent, the liabilities and risks imposed by environmental laws on U.S. Filter's customers may adversely impact demand for certain of U.S. Filter's products or services or impose greater liabilities and risks on U.S. Filter, which could also have an adverse effect on U.S. Filter's competitive or financial position.

COMPETITION

  All of the markets in which U.S. Filter competes are highly competitive. Due to the nature of these markets, many of which are fragmented and include an array of different sources of competition, U.S. Filter knows of no reliable statistics that provide a basis from which to estimate U.S. Filter's relative competitive position. There are competitors of U.S. Filter in certain markets that are divisions or subsidiaries of large companies that have significantly greater resources than U.S. Filter. In connection with the marketing of water distribution equipment and supplies, U.S. Filter competes not only with a large number of independent wholesalers and with other distribution chains similar to U.S. Filter, but also with manufacturers who sell directly to customers. In the residential water market, U.S. Filter competes with companies with national distribution networks, businesses with regional scope and local product assemblers or service companies, as well as retail outlets. U.S. Filter believes that there are thousands of participants in the household water market.

POTENTIAL RISKS OF WATER RIGHTS AND WATER TRANSFERS

  U.S. Filter recently acquired more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. U.S. Filter acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. U.S. Filter may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). However, since the IID holds title to all of the water rights within the IID in trust for the landowners, the IID would control the timing and terms of any transfers of IID Water by U.S. Filter. The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of United States federal, state and local laws, regulations and policies. Transfers of water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, United States federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the United States government. Further, any transfers of IID Water would require the approval of the United States Secretary of the Interior. Even if a transfer were approved, other California water districts and users could assert claims adverse to the IID Water Rights including but not limited to, claims that IID has failed to satisfy United States federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that IID's water use is unreasonable or nonbeneficial could adversely impact title to IID Water Rights and the ability to transfer IID Water. Water transferred by the IID to metropolitan areas of Southern California, such as San Diego, would be transported through aqueducts owned or controlled by the Metropolitan Water District, a quasi-governmental agency (the "MWD"). The transportation cost for any transfer of IID Water and the volume of water which the MWD can be required to transport at any time are subject to California laws of uncertain application, some aspects of which are currently in litigation.

TECHNOLOGICAL AND REGULATORY CHANGE

  The water and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for U.S. Filter's products and services. Changes in regulatory or industrial requirements may render certain of U.S. Filter's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. U.S. Filter's ability to anticipate changes in technology and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in U.S. Filter's ability to grow and to remain competitive. There can be no assurance that U.S. Filter will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, U.S. Filter is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

MUNICIPAL AND WASTEWATER MARKET

  A significant percentage of U.S. Filter's revenues is derived from municipal customers. While municipalities represent an important market in the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of significant resources and greater lead times than industrial projects. In addition, demand in the municipal market is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.

  A company acquired by U.S. Filter, Zimpro Environmental, Inc. ("Zimpro"), is party to certain agreements (entered into in 1990 at the time Zimpro was acquired from unrelated third parties by the entities from which it was later acquired by U.S. Filter), pursuant to which Zimpro agreed, among other things, to pay the original sellers a royalty of 3.0% of its annual consolidated net sales of certain products in excess of $35.0 million through October 25, 2000. Under certain interpretations of such agreements, with which U.S. Filter disagrees, Zimpro could be liable for such royalties with respect to the net sales attributable to products, systems and services of certain defined wastewater treatment businesses acquired by Zimpro or U.S. Filter or U.S. Filter's other subsidiaries after May 31, 1996. The defined businesses include, among others, manufacturing machinery and equipment, and engineering, installation, operation and maintenance services related thereto, for the treatment and disposal of waste liquids, toxic waste and sludge. One of the prior sellers has revealed in a letter to U.S. Filter an interpretation contrary to that of U.S. Filter. U.S. Filter believes that it would have meritorious defenses to any claim based upon any such interpretation and would vigorously pursue the elimination of any threat to expand what it believes to be its obligations pursuant to such agreements.

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of U.S. Filter Common Stock could be adversely affected by the availability for public sale of shares held on October 15, 1997 by security holders of U.S. Filter, including: (i) up to 3,646,783 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5 3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the Common Stock at maturity), or sold from time to time in accordance with Rule 144(k) under the Securities Act; (ii) 7,636,363 shares issuable upon conversion of U.S. Filter's 6% Convertible Subordinated Notes due 2005 at a conversion price of $18.33 per share of Common Stock; (iii) 9,113,924 shares issuable upon conversion of U.S. Filter's 4 1/2% Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of Common Stock; (iv) 1,200,000 shares issuable upon exercise of warrants, 600,000 at an exercise price of $50.00 per share and 600,000 at an exercise price of $60.00 per share, in each case expiring on September 17, 2007 and exercisable at any time after the first sale of water from water rights appurtenant to the Properties; (v) 2,719,618 outstanding shares that are currently registered for sale under the Securities Act, pursuant to a shelf registration statement; and (vi) 8,496,157 shares which are subject to agreements pursuant to which the holders have certain rights to request the Company to register the sale of such holders' Common Stock under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by U.S. Filter, of which such rights as to 8,000,000 shares are not exercisable until February 17, 2000. In addition, U.S. Filter has registered for sale under the Securities Act 6,783,347 shares which may be issuable by U.S. Filter from time to time in connection with acquisitions of businesses or assets from third parties.

                           THE PURO SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Puro Common Stock in connection with the solicitation of proxies by the Board of Directors of Puro for use at the Puro Special Meeting to be held on Wednesday, December 10, 1997 at Puro's headquarters at 56-24 58th Street, Maspeth, New York, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the Puro Special Meeting, Puro's stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (including the Merger).

  The Board of Directors of Puro has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Puro. See "The Merger--Puro Reasons for the Merger; Recommendation of the Puro Board of Directors."

VOTING AT THE MEETING; RECORD DATE

  The Board of Directors of Puro has fixed November 5, 1997 as the record date for the determination of Puro stockholders entitled to notice of and to vote at the Puro Special Meeting. Accordingly, only holders of record of Puro Common Stock on that record date will be entitled to notice of and to vote at
the Puro Special Meeting. As of November   , 1997, there were      shares of
Puro Common Stock outstanding, held by approximately    holders of record.
Each holder of record of shares of Puro Common Stock on the record date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, exercisable in person or by properly executed proxy, at the Puro Special Meeting. The presence, in person or by properly executed proxy, of the holders of two-thirds of the outstanding shares of Puro Common Stock entitled to vote at the Puro Special Meeting is necessary to constitute a quorum at the Puro Special Meeting.

  Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (except to the extent such proxies reflect "broker non-votes"). Under the rules of the New York Stock Exchange that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on those proposals. The New York Stock Exchange has advised Puro that the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby is "non-discretionary." Accordingly, if a broker indicates that it does not have authority to vote certain shares with respect to the proposal ("broker non-votes"), those shares will not be counted for purposes of determining the existence of a quorum. Abstentions will be counted as present for purposes of determining the existence of a quorum.

  The affirmative vote of the holders of a majority of all shares of Puro Common Stock entitled to vote on the proposal is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Because abstentions and "broker non-votes" will not be recorded as votes in favor of the proposal, both abstentions and "broker non-votes" will have the effect of votes against the proposal.

  U.S. Filter has entered into a Stockholder Agreement with each of Peter T. Dixon, the Dixon Trusts, Beth Levy, Scott Levy, Jack C. West and Edberg Associates Limited Partnership, pursuant to which each such Puro stockholder has agreed, among other things, to vote, and at U.S. Filter's request to grant U.S. Filter an irrevocable proxy to vote, all shares of Puro Common Stock owned by such stockholder in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. Such stockholder has also agreed not to sell, transfer or encumber any of the shares of Puro Common Stock now owned or acquired during the term of the Stockholder Agreement by such stockholder. As of October 15, 1997, such stockholders owned or had the sole power to vote an aggregate of 2,139,256 shares, or approximately 62%, of the outstanding Puro Common Stock. See "The Merger Agreement--The Stockholder Agreements." No other votes (assuming EAB does not exercise any rights of disposition in connection with the Pledged Shares) are needed to approve the Merger Agreement and the transactions contemplated thereunder; however, the Puro By-Laws require the presence of the holders of at least two-thirds of the shares entitled to vote to constitute a quorum for the transaction of business at any meeting of stockholders. Accordingly, the presence of at least 178,604 additional shares of Puro Common Stock is required in order to convene the Special Meeting and permit a vote to be taken with respect to the Merger Agreement.

PROXIES

  All properly executed proxy cards delivered by stockholders to Puro in time to be voted at the Puro Special Meeting and not revoked will be voted at the Puro Special Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a properly executed and dated proxy card will be voted "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Jack C. West, Secretary of Puro, at 56-24 58th Street, Maspeth, New York 11378; by executing and delivering to Mr. West a proxy card bearing a later date; or by voting in person at the Puro Special Meeting; provided, however, that under the rules of the New York Stock Exchange, any beneficial owner of Puro Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Puro Special Meeting only in accordance with applicable rules and procedures of the New York Stock Exchange.

  Except as described under "The Merger Agreement--Termination; Termination Fees and Expenses," all expenses of this solicitation, excluding the cost of printing and mailing this Proxy Statement/Prospectus and the filing fee paid to the Commission in connection with filing the Registration Statement (which will be shared equally by Puro and U.S. Filter), will be paid by the party incurring the expense. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Puro in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Puro will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  PURO STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                        MARKET PRICE AND DIVIDEND DATA

  U.S. Filter Common Stock is listed on the New York Stock Exchange and traded under the symbol "USF." Puro Common Stock is listed on the American Stock Exchange and traded under the symbol "HHO." The table below sets forth, for the fiscal quarters indicated, the high and low composite sales prices of U.S. Filter Common Stock and Puro Common Stock as reported by the New York Stock Exchange and American Stock Exchange, respectively. Prior to February 7, 1997, there was no established trading market for the Puro Common Stock. No cash dividends were declared on U.S. Filter Common Stock or Puro Common Stock during the periods indicated. Each fiscal year of U.S. Filter is ended March 31, and each fiscal year of Puro is ended December 31.

                          U.S. FILTER
                         COMMON STOCK
                         -------------
                          HIGH   LOW
                         ------ ------
FISCAL 1996
First Quarter........... $13.08 $ 9.92
Second Quarter..........  16.08  12.50
Third Quarter...........  18.00  13.42
Fourth Quarter..........  19.33  16.42
FISCAL 1997
First Quarter...........  23.75  18.42
Second Quarter..........  34.75  18.50
Third Quarter...........  36.25  30.38
Fourth Quarter..........  39.00  28.88
FISCAL 1998
First Quarter...........  33.38  25.75
Second Quarter..........  43.19  26.94
Third Quarter
 (through November 5,
 1997)..................  44.44  32.50

                              PURO
                             COMMON
                             STOCK
                          -----------
                           HIGH  LOW
                          ----- -----
FISCAL 1997
First Quarter............ $6.63 $5.25
Second Quarter...........  7.38  5.38
Third Quarter............  6.38  4.13
Fourth Quarter
 (through November 5,
 1997)...................  6.88  4.88

  On October 9, 1997, the last full trading day prior to the date on which the Merger Agreement was publicly announced, the last reported sales price on the New York Stock Exchange was $42.125 per share of U.S. Filter Common Stock and the last reported sales price on the American Stock Exchange was $5.375 per share of Puro Common Stock.

  On November   , 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sales price on the New
York Stock Exchange was $    per share of U.S. Filter Common Stock and the
last reported sales price on the American Stock Exchange was $    per share of
Puro Common Stock. As of November   , 1997, there were approximately
record holders of U.S. Filter Common Stock and approximately      record
holders of Puro Common Stock.

  U.S. Filter currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the U.S. Filter Common Stock in the foreseeable future. Any payment of cash dividends on the U.S. Filter Common Stock in the future will depend upon U.S. Filter's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant.

  PURO STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR U.S. FILTER COMMON STOCK AND PURO COMMON STOCK PRIOR TO THE PURO SPECIAL MEETING.

                                  THE MERGER

BACKGROUND OF THE MERGER

  Early in 1997, U. S. Filter entered the consumer market for water and water treatment products through the purchase of several businesses, and established the U. S. Filter Consumer Products Group. In addition to various household and other consumer businesses, the Consumer Products Group participates in the five-gallon segment of the bottled water market. In seeking to expand that business, U. S. Filter identified Puro as a possible acquisition candidate.

  In April 1997, Randall C. Easton, Senior Vice President--Consumer Products Group, contacted Jack C. West, President of Puro, about a possible acquisition of Puro by U. S. Filter. At a meeting on April 22, 1997, Mr. Easton and another representative of U. S. Filter exchanged information with Mr. West regarding their respective companies. On the basis of that discussion, U. S. Filter concluded that a transaction probably was not feasible, based on the price in the range of $7.00 per share of Puro Common Stock suggested by Mr. West.

  A second meeting was held on June 13, 1997, in which Scott Levy, Chief Executive Officer of Puro, also participated. At that meeting, U. S. Filter received additional financial information which supported payment of a higher purchase price than originally contemplated by U. S. Filter. After signing a confidentiality agreement and conducting due diligence, U. S. Filter advised Puro that it might be prepared to pay $6.75 per share of Puro Common Stock in shares of U. S. Filter Common Stock, subject to additional due diligence and certain other conditions.

  At a meeting on September 12, 1997, the Board of Directors of Puro authorized the Puro management to negotiate a possible transaction with U. S. Filter on the basis of $6.85 per share, and a letter was signed in which U. S. Filter and Puro agreed to consider a merger on that basis, subject to negotiation and execution of a definitive agreement, due diligence by both parties, Board approvals and stockholder approval on the part of Puro. Beginning September 15, 1997, both parties conducted due diligence and negotiated the terms of the Merger Agreement, the Stockholder Agreements and the Employment Agreements.

  At a Puro Board of Directors meeting held on October 4, 1997, Peter T. Dixon, the beneficial owner of 1,290,136 outstanding shares of Puro Common Stock and Chairman of the Puro Board of Directors, indicated that he would not be in favor of a transaction at $6.85 per share. Following the meeting, Puro management advised U. S. Filter that $6.85 per share was inadequate, and proposed a price of $7.85 per share. After further negotiation, the parties agreed to a price of $7.20 per share, to be based on the Exchange Ratio, which was approved by the Puro Board of Directors on October 8, 1997. The Merger Agreement was executed, and delivered by the parties on October 10, 1997.

U.S. FILTER REASONS FOR THE MERGER

  U.S. Filter's strategy for its Consumer Products Group includes expansion of its participation in the bottled water segment of the consumer market. U.S. Filter believes that the acquisition of Puro will enable U.S. Filter to enter one of the largest bottled water markets in the United States through one of the leading of providers five-gallon bottled water in that market.

PURO REASONS FOR THE MERGER; RECOMMENDATION OF THE PURO BOARD OF DIRECTORS

  The terms of the Merger, including the Exchange Ratio, were determined through negotiations between Puro and U.S. Filter following extensive discussions, financial analysis and preliminary due diligence. The Board of Directors of Puro believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Puro and its stockholders and has unanimously approved the Merger Agreement and recommends the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Puro.

  In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, Puro's Board of Directors considered a number of factors, including:

  The terms of the Merger, including the Puro Per Share Purchase Price, were determined through negotiations between Puro and U.S. Filter following extensive discussions, financial analysis and preliminary due diligence. The Board of Directors of Puro believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair and in the best interests of Puro and its stockholders and has unanimously approved the Merger Agreement and recommends the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Puro.

  In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, Puro's Board of Directors considered a number of factors, including:

    (i) information concerning the financial performance and condition, business operations and prospects of each of Puro and U.S. Filter and Puro's projected future value and prospects as a separate entity and on a combined basis with U.S. Filter;

    (ii) current industry, economic and market conditions which have encouraged consolidation and business combinations to enable companies to provide integrated services in the consumer markets for water and water-related products;

    (iii) the enhancement of the strategic and market position of the combined companies beyond that achievable by Puro alone, and U.S. Filter's historic growth pattern as well as its interest in the consumer markets for water and water-related products;

    (iv) the structure of the transaction and the terms of the Merger Agreement, including the Puro Per Share Purchase Price, which were the result of arms-length negotiations between Puro and U.S. Filter;

    (v) the fact that the Merger would provide the stockholders of Puro with the opportunity to receive a significant premium over the recent market price for the Puro Common Stock, and to exchange their shares of Puro Common Stock for more actively traded U.S. Filter Common Stock;

    (vi) the terms of the Merger Agreement that permit Puro's Board of Directors, in the exercise of its fiduciary duties and subject to certain conditions, to respond to unsolicited inquiries regarding potential business combination transactions. Puro's Board of Directors noted that, in specified events, U.S. Filter would have certain rights of termination as a result of which Puro would be obligated to pay U.S. Filter either $750,000 or $1,250,000, depending on the circumstances of the termination, which, in the view of the Puro Board, would not unreasonably impede any interested third party from proposing a superior transaction;

    (vii) the financial strength of U.S. Filter and its ability to provide Puro with the working capital and business resources necessary to allow it to implement its business plan, including the ability and potential to exploit Puro's current geographic market and to expand beyond that market;

    (viii) the expectation that the Merger will afford Puro's stockholders the opportunity to receive U.S. Filter Common Stock in a transaction that is non-taxable for United States federal income tax purposes; and

    (ix) the likelihood that the Merger would be consummated.

  The Puro Board of Directors determined that a merger with U.S. Filter was the best alternative for achieving the strategic objectives of Puro because, among other things, the combined entity would have a significant presence in the overall consumer market for water and water-related products that would better enable Puro to compete in the industry. Following the Merger, Puro is expected to have greater business and economic resources. The Board of Directors believes that the proposed Merger is an opportunity for Puro's stockholders to participate in a combined enterprise which has greater business and financial resources and long-term growth potential than Puro would have on its own.

  The foregoing discussion of the information and factors considered and given weight by the Puro Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Puro Board. In addition, in reaching the determination that the Merger is fair to and in the best interest of Puro's stockholders, in view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, Puro's Board considered the factors above as a whole and did not find it practical to quantify, or otherwise attempt to assign specific or relative weights to, such factors, and the individual directors may have given differing weights to different factors.

  THE BOARD OF DIRECTORS OF PURO UNANIMOUSLY RECOMMENDS THAT PURO STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 General

  In considering the recommendation of Puro's Board of Directors, Puro stockholders should be aware that certain members of Puro's management and of the Puro Board of Directors have certain interests in the Merger that are in addition to any interests they may have as stockholders of Puro generally. These interests include, among others, employment agreements providing for certain severance and other employee benefits and the conversion of Employee and Director Stock Options into options to acquire shares of U.S. Filter Common Stock on the basis of the Exchange Ratio.

 Puro Employment Agreements

  In connection with the Merger, Messrs. Levy and West will enter into Employment Agreements with U.S. Filter. Pursuant to the Employment Agreements, Mr. Levy would be employed for a four-year term as Regional Manager of Operations, Northeast of the U.S. Filter Consumer Products Group and Mr. West would be employed for a two-year term as Regional Manager for Acquisitions of the U.S. Filter Consumer Products Group. Mr. Levy's and Mr. West's employment would be at annual salaries of $187,000 and $100,000, respectively, plus expenses and benefits consistent with their positions. Both agreements contain confidentiality undertakings respecting proprietary information of U.S. Filter, and Mr. West's agreement contains a non-competition undertaking. If, during the term of the Employment Agreement, either of Messrs. Levy or West is terminated without cause, he will receive the remaining payments due to him pursuant to his Employment Agreement. Additionally, if Mr. West is terminated without cause during his initial two-year term, he will receive a severance payment equivalent to two times his annual base salary as of the last day of his employment with U.S. Filter. If, following expiration of the second year of his four-year term, Mr. Levy terminates his Employment Agreement, he will receive a payment equivalent to his annual base salary as of the last day of his employment with U.S. Filter, payable in shares of U.S. Filter Common Stock. If, upon expiration of his two-year term, Mr. West is not offered an employment arrangement at the same annual base salary that he received as of the last day of his two-year term pursuant to the Employment Agreement and that is otherwise on terms substantially similar to the terms of the Employment Agreement (except with respect to severance payments), he will receive a payment equivalent to two times his annual base salary as of the last day of his employment with U.S. Filter.

 Other Options

  Peter T. Dixon and the Dixon Trusts hold two options to purchase an aggregate of 73,926 shares of Puro Common Stock (the "Guarantee Options") at an exercise price of $5.40 per share. The Guarantee Options were issued in consideration of the collateralization by the Dixon Trusts of certain debt obligations of Puro in connection with the business acquisitions of American Eagle Water/Electrified Companies, Inc. ("Electrified") in January 1996 and Mountainwood Spring Water Co., Inc. ("Mountainwood") in June 1996. Pursuant to the Electrified transaction, Puro obtained a letter of credit in the amount of $3,500,000 from EAB to secure seller financing of a like amount. Similarly, Puro obtained a letter of credit in the amount of $500,000 from EAB in connection with the Mountainwood transaction. Mr. Dixon secured both letters of credit with personal assets. The option held by Mr. Dixon to purchase 24,642 shares will expire in April 2001 and the option held by the Dixon Trusts to purchase 49,284 shares will expire in August 2001.

  Edberg Associates Limited Partnership ("Edberg Associates") holds an option to purchase 49,284 shares of Puro Common Stock (the "Edberg Option") at an exercise price of $5.40 per share. This option was issued in November 1996 as an inducement for an equity investment by Edberg Associates in Puro and to induce Dr. Stephen C. Edberg, a director of Puro, to serve on the Board of Directors of Puro. Dr. Edberg is the beneficial owner of the Edberg Option, which will expire in May 2001.

 Employee and Director Stock Options

  Pursuant to the Employee Stock Option Plan and the Director Stock Option Plan and as of the date of this Proxy Statement/Prospectus, options to purchase 125,000 shares of Puro Common Stock are outstanding. Pursuant to the Merger Agreement, and subject to adjustment as set forth therein, at the Effective Time, each such option, whether or not then exercisable in accordance with its terms, will be converted into options to purchase shares of U.S. Filter Common Stock on the basis of the Exchange Ratio.

  The following table sets forth, with respect to each executive officer of Puro, all executive officers of Puro as a group and the non-employee directors of Puro as a group, the number of shares of Puro Common Stock covered by outstanding options held by such person or group:

                        NAME OF PERSON OR GROUP                     OPTIONS HELD
                        -----------------------                     ------------
     Peter T. Dixon................................................    83,926
     Scott Levy....................................................         0
     Jack C. West..................................................         0
     Executive Officer Group.......................................         0
     Non-Employee Director Group (3 persons).......................   153,210*

--------
* Includes the Guarantee Options and the Edberg Option. Additionally, each of Peter T. Dixon, Stephen C. Edberg and Leonard D. Rosinski own beneficially options to purchase 10,000 shares of Puro Common Stock pursuant to the Director Stock Option Plan.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of U.S. Filter and Puro will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of U.S. Filter and Puro for the entire fiscal period in which the Merger occurs and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company.

  Pursuant to the Merger Agreement, each of U.S. Filter and Puro is required to exercise its best efforts to cause the Merger to be accounted for as a pooling of interests, and Puro has agreed to deliver or cause to be delivered to U.S. Filter from each of its affiliates an executed agreement as of the Effective Time to the effect that such person has not transferred shares of Puro Common Stock or U.S. Filter Common Stock within the preceding 30 days and will not transfer any shares of U.S. Filter Common Stock prior to the date that U.S. Filter publishes results covering at least 30 days of post-Merger operations.

  Consummation of the Merger is conditioned upon the qualification of the Merger as a pooling of interests for accounting purposes. See "The Merger Agreement--Conditions."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Following is a summary of material United States federal income tax consequences of the Merger based on current United States law. Neither U.S. Filter nor Puro has requested or will request any ruling from the United States Internal Revenue Service as to the United States federal income tax consequences of the Merger. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, non-resident aliens, non-U.S. corporations, persons who acquired shares of Puro Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Puro Common Stock in a hedging transaction or as part of a straddle or conversion transaction. Also, the summary does not address state, local or non-United States tax consequences of the Merger. Consequently, each holder of Puro Common Stock (a "Holder") should consult such Holder's own tax advisor as to the specific tax consequences of the Merger to the Holder.

  The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, for United States federal income tax purposes, no gain or loss will be recognized by either U.S. Filter or Puro as a result of the Merger, and Holders who exchange shares of Puro Common Stock for shares of U.S. Filter Common Stock pursuant to the Merger will be treated as follows:

    (i) no gain or loss will be recognized by a Holder with respect to the receipt of U.S. Filter Common Stock;

    (ii) the aggregate adjusted tax basis of shares of U.S. Filter Common Stock (including a fractional share interest in U.S. Filter Common Stock deemed received and redeemed as described below) received by a Holder will be the same as the aggregate adjusted tax basis of the shares of Puro Common Stock exchanged therefor;

    (iii) the holding period of shares of U.S. Filter Common Stock (including the holding period of a fractional share interest in U.S. Filter Common Stock) received by a Holder will include the holding period of the Puro Common Stock exchanged therefor, provided that such shares of Puro Common Stock are held as capital assets at the Effective Time; and

    (iv) a Holder of Puro Common Stock who receives cash in lieu of a fractional share interest in U.S. Filter Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution is "substantially disproportionate" with respect to the Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the fractional share interest. Under these rules, a minority stockholder of Puro generally should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in U.S. Filter Common Stock.

  The obligation of U.S. Filter and Puro to consummate the Merger is conditioned on the receipt of an opinion of U.S. Filter's counsel, Kirkpatrick & Lockhart LLP, dated as of the Effective Time, substantially to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Kirkpatrick & Lockhart LLP referred to in this paragraph will be based upon certain facts, assumptions and representations and/or covenants, including those contained in certificates of officers of U.S. Filter, Puro and, possibly, others. Subject to the receipt of such representations and/or covenants, Kirkpatrick & Lockhart LLP anticipates that it will render such opinion. If such opinion is not received, the Merger will not be consummated unless the conditions requiring its receipt are waived and the approval of the Puro stockholders is resolicited by means of an updated Proxy Statement/Prospectus. U.S. Filter and Puro currently anticipate that such opinion will be delivered and that neither U.S. Filter nor Puro will waive the conditions requiring receipt of such opinions.

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. U.S. Filter and Puro filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 28, 1997. The required waiting period under the HSR Act expires on November 27, 1997, unless a request for additional information is received prior to that date. At any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Puro or U.S. Filter. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses of Puro or U.S. Filter by U.S. Filter. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.

  Based on information available to them, Puro and U.S. Filter believe that the Merger will be effected in compliance with United States federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Puro and U.S. Filter would prevail.

RESALE RESTRICTIONS

  All shares of U.S. Filter Common Stock received by Puro stockholders in the Merger will be freely transferable, except that shares of U.S. Filter Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Puro prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. The Merger Agreement requires Puro to deliver or cause to be delivered to U.S. Filter from each of its affiliates an executed agreement to the effect that such person will not offer, sell, transfer or otherwise dispose of any of the shares of U.S. Filter Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel, such sale, transfer or other disposition is exempt from registration under the Securities Act.

  This Proxy Statement/Prospectus does not cover any resales of U.S. Filter Common Stock received by affiliates of Puro upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

NO APPRAISAL RIGHTS

  Under applicable Delaware corporate law, holders of Puro Common Stock are not entitled to dissenters' appraisal rights in connection with the Merger.

               U.S. FILTER SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of U.S. Filter for each of the five full fiscal years set forth below are derived from audited consolidated financial statements of U.S. Filter. Each fiscal year of U.S. Filter is ended March 31. The financial data as of and for the three months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements of U.S. Filter which, in the opinion of U.S. Filter, reflect all adjustments (consisting principally of normal, recurring amounts) necessary for the fair statement of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. This summary should be read in conjunction with the financial statements and other financial information included in documents incorporated herein by reference.

                                                                            THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,(1)             ENDED JUNE 30,
                          ----------------------------------------------  ------------------
                          1993(2)   1994(3)  1995(4)  1996(5)   1997(7)    1996      1997
                          --------  -------  -------  -------  ---------  -------  ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................  $416,725  475,236  600,832  812,322  1,376,601  222,958    598,234
Cost of sales...........   326,618  376,441  463,959  606,226  1,026,248  163,806    450,427
                          --------  -------  -------  -------  ---------  -------  ---------
   Gross Profit.........    90,107   98,795  136,873  206,096    350,353   59,152    147,807
Selling, general and
 administrative
 expenses...............    84,058  101,153  108,826  160,714    261,859   44,481    109,351
Merger expenses:               --       --       --       --       5,581      --         --
                          --------  -------  -------  -------  ---------  -------  ---------
                            84,058  101,153  108,826  160,714    267,440   44,481    109,351
                          --------  -------  -------  -------  ---------  -------  ---------
   Operating income
    (loss)..............     6,049   (2,358)  28,047   45,382     82,913   14,671     38,456
Other income (expenses):
   Interest expense.....    (4,044)  (4,486)  (8,058) (15,212)   (22,585)  (4,536)    (8,859)
   Other................       915   (7,335)   1,280    4,979      3,350      602        925
                          --------  -------  -------  -------  ---------  -------  ---------
                            (3,129) (11,821)  (6,778) (10,233)   (19,235)  (3,934)    (7,934)
                          --------  -------  -------  -------  ---------  -------  ---------
   Income (loss) before
    income tax expense
    (benefit) and
    extraordinary
    items...............     2,920  (14,179)  21,269   35,149     63,678   10,737     30,522
Income tax expense
 (benefit)..............     1,237   (6,287)   6,002   13,182     17,481    3,043      9,796
                          --------  -------  -------  -------  ---------  -------  ---------
   Income (loss) before
    extraordinary
    items...............     1,683   (7,892)  15,267   21,967     46,197    7,694     20,726
Extraordinary items(2)..       864      --       --       --         --       --         --
                          --------  -------  -------  -------  ---------  -------  ---------
   Net income (loss)....  $  2,547   (7,892)  15,267   21,967     46,197    7,694     20,726
                          ========  =======  =======  =======  =========  =======  =========
Weighted average number
 of common shares
 outstanding............    22,367   25,904   29,763   43,688     60,324   51,480     80,653
PER COMMON SHARE
 DATA:(6)
Income (loss) before
 extraordinary items....  $   0.02    (0.33)    0.49     0.49       0.77     0.15       0.26
Extraordinary items(2)..      0.04      --       --       --         --       --         --
                          --------  -------  -------  -------  ---------  -------  ---------
Net income (loss).......  $   0.06    (0.33)    0.49     0.49       0.77     0.15       0.26
                          ========  =======  =======  =======  =========  =======  =========
CONSOLIDATED BALANCE
 SHEET DATA (END OF
 PERIOD):
Working capital.........  $ 70,258  108,602  126,417  138,652    471,597  152,669    478,673
Total assets............   241,652  377,893  508,083  904,337  2,228,328  915,493  2,439,861
Notes payable and long-
 term debt, including
 current portion........    36,220   33,858   61,916   60,736     31,968   64,005     49,382
Convertible subordinated
 debt...................       --    60,000  105,000  200,000    554,000  199,975    554,000
Shareholders' equity....   121,226  161,004  177,085  379,611  1,028,850  395,526  1,181,744

  The historical consolidated financial data for the fiscal years ended March 31, 1993, 1994, 1995 and 1996 and the three months ended June 30, 1996 have been restated to include the accounts and operations of Zimpro Environmental, Inc. ("Zimpro"), Davis Water and Waste Industries, Inc. ("Davis") and Sidener Supply Company ("Sidener") which were merged with U.S. Filter in May 1996, August 1996 and March 1997, respectively, and accounted for as poolings of interests. Separate results of operations of the combined entities for the years ended March 31, 1993 through March 31, 1997 and the three months ended June 30, 1996 and 1997 are presented below:

                                                                         THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,(1)          ENDED JUNE 30,
                          --------------------------------------------- ----------------
                          1993(2)   1994(3)  1995(4) 1996(5)   1997(7)   1996     1997
                          --------  -------  ------- -------  --------- -------  -------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
U.S. Filter (as
 previously reported)...  $128,376  180,421  272,032 472,537  1,376,601 150,801  598,234
Zimpro..................    38,675   29,470   31,678  28,877        --      --       --
Davis...................   190,990  202,621  215,649 226,489        --   57,708      --
Sidener.................    58,684   62,724   81,473  84,419        --   14,449      --
                          --------  -------  ------- -------  --------- -------  -------
                          $416,725  475,236  600,832 812,322  1,376,601 222,958  598,234
                          ========  =======  ======= =======  ========= =======  =======
OPERATING INCOME (LOSS)
U.S. Filter (as
 previously reported)...  $    648   (4,874)  14,585  34,955     82,913  13,243   38,456
Zimpro..................     1,454   (1,687)   1,026  (5,200)       --      --       --
Davis...................     1,559    1,506    7,512  10,892        --    1,572      --
Sidener.................     2,388    2,697    4,924   4,735        --     (144)     --
                          --------  -------  ------- -------  --------- -------  -------
                          $  6,049   (2,358)  28,047  45,382     82,913  14,671   38,456
                          ========  =======  ======= =======  ========= =======  =======
NET INCOME (LOSS)
U.S. Filter (as
 previously reported)...  $     67   (2,541)   8,331  20,290     46,197   6,917   20,726
Zimpro..................       471   (1,513)     460  (6,732)       --      --       --
Davis...................       653   (5,340)   3,448   5,749        --    1,086      --
Sidener.................     1,356    1,502    3,028   2,660        --     (309)     --
                          --------  -------  ------- -------  --------- -------  -------
                          $  2,547   (7,892)  15,267  21,967     46,197   7,694   20,726
                          ========  =======  ======= =======  ========= =======  =======
NET INCOME (LOSS) PER
 COMMON SHARE:(6)
As previously reported..  $  (0.08)   (0.17)    0.34    0.54       0.77    0.15     0.26
As restated.............  $   0.06    (0.33)    0.49    0.49        --     0.15      --

--------
(1) The historical consolidated financial data for the fiscal years ended
    March 31, 1993 through March 31, 1996 have been restated to include the accounts and operations of Zimpro, Davis and Sidener, which were merged with U.S. Filter in May 1996, August 1996, and March 1997, respectively, and accounted for as poolings of interests.
(2) The fiscal year ended March 31, 1993 includes twelve months of results of Societe des Ceramiques Techniques, S.A., acquired April 1, 1992 and three months of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases. The fiscal year ended March 31, 1993 also includes extraordinary gains of $.4 million resulting from the forgiveness of debt in connection with the buyout of a capital lease obligation and $.5 million resulting from U.S. Filter's Davis subsidiary's adoption of SFAS No, 109, "Accounting for Income Taxes."
(3) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totaling $2.4 million related to the rationalization of certain wastewater operations and write-off certain intangibles in U.S. Filter's Continental Penfield subsidiary totaling $3.7 million. In addition, the year ended March 31, 1994 includes a charge of $8.9 million to reflect a plan to shutdown and reorganize certain operations of Davis.
(4) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Cereflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases.
(5) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases. Selling, general and administrative expenses for the year ended March 31, 1996 includes charges totaling $3.2 million related to the write-down of certain patents and equipment of Zimpro.
(6) Net income (loss) per common share amounts are after (i) dividends on the Series A Preferred Stock of $.7 million for the fiscal year ended March 31, 1993, $.7 million for the fiscal year ended March 31, 1994, $.7 million for the fiscal year ended March 1995 and $.5 million for the fiscal year ended March 31, 1996 and (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amount of $.6 million for the fiscal year ended March 31, 1993. As of April 1, 1993 the Company and the holder of the Series A Preferred Stock agreed to a fixed dividend of $.7 million per year on the Series A Preferred Stock eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.
(7) The fiscal year ended March 31, 1997 includes the results of operations of The Utility Supply Group, Inc., WaterPro Supplies Corporation, the Water Systems and Manufacturing Group of Wheelabrator Technologies Inc., and the Process Equipment Division of United Utilities Plc from the dates of their respective acquisitions, accounted for as purchases. The year ended March 31, 1997 also includes merger expenses of $5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests.

                          PURO SUMMARY FINANCIAL DATA

  The summary financial information presented below for the period from inception (February 1, 1994) through December 31, 1994 and as of December 31, 1996 and for the years ended December 31, 1995 and 1996 has been derived from financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The summary financial information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 has been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, includes all adjustments of a normal recurring nature necessary for the fair presentation of the information shown therein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The information set forth below should be read in conjunction with Puro's financial statements, including the notes thereto, and "Puro Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.

                          PERIOD FROM
                           INCEPTION
                          (FEBRUARY 1,
                             1994)     FISCAL YEAR ENDED    SIX MONTHS ENDED
                            THROUGH       DECEMBER 31,          JUNE 30,
                          DECEMBER 31, -------------------  ------------------
                              1994       1995      1996       1996      1997
                          ------------ --------  ---------  --------  --------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue:
 Bottled water sales and
  other revenue.........     $2,918       4,175      8,441     4,011     4,853
 Rental revenue.........      1,136       1,326      2,186     1,052     1,054
                             ------    --------  ---------  --------  --------
  Total revenue.........      4,054       5,501     10,628     5,063     5,907
                             ------    --------  ---------  --------  --------
 Costs and expenses
 Costs of goods sold
  (excluding
  depreciation).........      1,147       1,616      3,506     1,318     2,082
 Operating expenses
  (excluding
  depreciation and
  amortization).........      1,197       1,306      1,899     1,070     1,556
 General and
  administrative
  expenses..............        948       1,309      2,172     1,497     1,037
                             ------    --------  ---------  --------  --------
  Total costs and
   expenses.............      3,292       4,231      7,577     3,885     4,675
                             ------    --------  ---------  --------  --------
 Depreciation and
  amortization:
 Cost of goods sold.....        106         237        531       244       296
 Operating expenses.....        113         214        461       202       263
                             ------    --------  ---------  --------  --------
  Total depreciation and
   amortization.........        219         451        992       446       559
                             ------    --------  ---------  --------  --------
 Income from
  operations............        543         819      2,059       732       673
                             ------    --------  ---------  --------  --------
 Other income (expense):
 Interest expense.......       (130)       (303)      (764)     (330)     (237)
 Other income
  (expense).............         47         119         28         4        64
 Plant relocation
  charges (1)...........        --          --        (250)      --        --
                             ------    --------  ---------  --------  --------
  Total other expense...        (83)       (184)      (985)     (326)     (173)
                             ------    --------  ---------  --------  --------
 Income before provision
  for income taxes......        460         635      1,073       406       501
 Provision for income
  taxes.................        204         231        446       170       200
                             ------    --------  ---------  --------  --------
 Net income.............     $  256         404        627       236       300
                             ======    ========  =========  ========  ========
 Earnings per share
  (2)...................     $ 0.14        0.21       0.28      0.11      0.09
                             ======    ========  =========  ========  ========
 Weighted average common
  shares outstanding
  (2)...................      1,843       1,928      2,238     2,238     3,289
                             ======    ========  =========  ========  ========
 Pro forma net income
  (3)...................                      7
                                       ========
 Pro forma earnings per
  share.................                   0.00
                                       ========
 Pro forma weighted
  average common shares
  outstanding...........                  1,928
                                       ========

                                                           DECEMBER 31, JUNE 30,
                                                               1996       1997
                                                           ------------ --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash.....................................................   $   217        388
 Working capital (deficit)................................    (2,549)     1,681
 Total assets.............................................    17,793     17,549
 Long-term debt...........................................     5,903      2,702
 Total stockholders' equity...............................     4,643     11,029

--------
(1) Represents non-recurring charges of $250,000 related to the closing of two of Puro's bottling plants and the relocation of such production facilities to Puro's Commack, Long Island, New York and East Orange, New Jersey facilities.
(2) See Notes 2 and 14 of Puro Notes to Financial Statements appearing elsewhere herein.
(3) The pro forma statement of operations data for the year ended December 31, 1995 gives effect to the purchase of Electrified as if it had occurred as of January 1, 1995. The effects of this transaction are set forth below.

  (i) Reflects the increase of intangible assets as a result of the purchase and an increase in the corresponding amortization expense of $272,000 for the year ended December 31, 1995.
  (ii) Reflects the increase in interest expense of $342,000 as a result of the issuance of notes payable to the sellers of Electrified.
  (iii) Income taxes have been decreased by $614,000 to reflect the adjustments described in (i) and (ii) above.

       PURO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This section contains forward-looking statements that involve risks and uncertainties. Puro's actual results may differ significantly from the results discussed in the forward-looking statements. The following discussion and analysis should be read in conjunction with Puro's Financial Statements and the Notes thereto included elsewhere in this Proxy Statement/Prospectus.

GENERAL BACKGROUND

  Puro is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. Puro also rents and services water coolers, filtration systems, and plumbed-in fountains located in businesses, factories, and homes in the metropolitan New York area.

  Puro was formed in January 1994 and represents the acquisition of LSL Hydro Corp. and Puro Corporation of America. Subsequently, Puro has acquired 11 additional distributors of high quality drinking water in the New York City, New Jersey and Long Island markets. Since 1994, Puro has grown from approximately 5,000 water customers to in excess of 25,000.

  Puro's strategy is to capitalize on the growing demand for high quality drinking water through the expansion of its existing customer base and through the acquisition of regional water bottlers and distributors in targeted geographic markets. Puro's acquisition of Electrified's modern high-speed production facility enables it to absorb new bottling demand without a commensurate increase in production costs. Similarly, the new bottling facility in Commack, Long Island, New York can absorb additional volume with minimum incremental cost. In addition, management continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within its existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of Puro's operating plans, both within its current markets and any additional markets it may enter.

RESULTS OF OPERATIONS

  Puro derives its revenues from two major sources: bottled water sales and the rental and service of water coolers, filtration systems and plumbed-in fountains. While most other bottled water companies sell only pre-packaged bottled water, Puro also rents water treatment equipment which processes and dispenses drinking water at the point of use which enables the consumer to enjoy quality drinking water with reduced contaminants.

  Additionally, in contrast to most other water treatment dealers and distributors that have historically sold their water treatment equipment outright, Puro creates long-term relationships with its own customers by renting or placing the equipment under lease/service agreements. These agreements result in revenue streams which provide Puro with a base of recurring revenue.

  The following table sets forth, for the periods indicated, the percentage relationship to total revenues of certain items included in Puro's Statement of Operations:

                          PERIOD FROM
                           INCEPTION                               SIX      SIX
                         (FEBRUARY 1,                             MONTHS   MONTHS
                         1994) THROUGH  YEAR ENDED   YEAR ENDED   ENDED    ENDED
                         DECEMBER 31,  DECEMBER 31, DECEMBER 31, JUNE 30, JUNE 30,
                             1994          1995         1996       1996     1997
                         ------------- ------------ ------------ -------- --------
Revenue:
  Bottled water sales
   and other revenue....      72.0%        75.9%        79.4%      79.2%    82.2%
  Rental Revenue........      28.0         24.1         20.6       20.8     17.8
                             -----        -----        -----      -----    -----
    Total Revenue.......     100.0%       100.0%       100.0%     100.0%   100.0%
                             -----        -----        -----      -----    -----
Costs and Expenses:
  Cost of goods sold
   (excluding
   depreciation)........      28.3         29.4         33.0       26.0     35.3
  Operating expenses
   (excluding
   depreciation and
   amortization)........      29.5         23.7         17.9       21.1     26.3
  General and
   administrative
   expenses.............      23.4         23.8         20.4       29.6     17.6
                             -----        -----        -----      -----    -----
    Total Costs and
     Expenses...........      81.2         76.9         71.3       76.7     79.2
                             -----        -----        -----      -----    -----
Depreciation and
 Amortization:
  Cost of goods sold....       2.6          4.3          5.0        4.8      5.0
  Operating expenses....       2.8          3.9          4.3        4.0      4.4
                             -----        -----        -----      -----    -----
    Total Depreciation
     and Amortization...       5.4          8.2          9.3        8.8      9.4
                             -----        -----        -----      -----    -----
  Income from
   operations...........      13.4         14.9         19.4       14.5     11.4
Other income (expense):
  Interest expense......      (3.2)        (5.5)        (7.2)      (6.5)    (2.9)
  Other income
   (expense)............       1.1          2.2          0.3        0.0      1.1
  Plant relocation
   charges (1)..........       0.0          0.0         (2.4)       0.0      0.0
                             -----        -----        -----      -----    -----
    Total other
     expense............      (2.1)        (3.3)        (9.3)      (6.5)    (1.8)
                             -----        -----        -----      -----    -----
Income before provision
 for income taxes.......      11.3         11.6         10.1        8.0      8.5
Provision for income
 taxes..................       5.0          4.2          4.2        3.4      3.4
                             -----        -----        -----      -----    -----
Net income..............       6.3%         7.4%         5.9%       4.7%     5.1%
                             =====        =====        =====      =====    =====

--------
(1) Represents non-recurring charges of $250,000 related to the closing of two of Puro's bottling plants and the relocation of such production facilities to Puro's Commack, Long Island, New York and East Orange, New Jersey facilities.

 Quarter ended June 30, 1996 and Quarter ended June 30, 1997

  In the quarter ended June 30, 1997, Puro purchased the routes and related assets of Savoy Refreshment Services, Inc. d/b/a Dial Refreshment Services, Ozone Water Company, and American Water Group, Inc. d/b/a Virgin Springs. Estimated annual revenues of these operations are $885,000. On June 30, 1997, Puro also sold its 23,000 square foot Maspeth, New York bottling facility and leased 7,500 square foot premises in the area for sales, distribution, cooler repair, and executive offices.

  Revenues. Revenues for the quarter ended June 30, 1997 increased by 12% to $3.1 million from $2.8 million for the quarter ended June 30, 1996. This increase in revenues reflects increases in both five gallon and and case goods sales from the Commack and East Orange plants as well as the office refreshment sales of the Dial Refreshment division acquired in April. Revenues for the six months ended June 30, 1997 increased 16.7% to $5.9 million from $5.1 million for the six months ended June 30, 1996.

  Cost of Goods Sold. Cost of goods sold (excluding depreciation) for the quarter ended June 30, 1997 increased by 62.3% to $1.1 million from $0.7 million for the quarter ended June 30, 1996. This increase results principally from the increase in total water revenues. Cost of goods sold (excluding depreciation) as a percentage of revenues for the quarter ended June 30, 1997 increased to 35.3% from 24.3% for the same period in 1996. This reflects an increase in the amount of water sales of one gallon case goods from Puro's American Eagle bottling facility and the higher cost of goods associated with office coffee services from the Dial acquisition. Cost of goods sold (excluding depreciation) as a percentage of revenues for the six months ended June 30, 1997 increased to 35.3% from 26.0% for the same period in 1996.

  Operating Expenses. Operating expenses (excluding depreciation and amortization) for the quarter ended June 30, 1997 increased by 75.6% to $0.9 million from $0.5 million for the quarter ended June 30, 1996. This increase reflects the increase in total revenues. Operating expenses (excluding depreciation and amortization) increased as a percentage of revenues to 28.6% for the quarter ended June 30, 1997 from 18.2% for the same period in 1996. This increase reflects additional delivery commissions, temporary help, salary expense, and route setup and consolidation efforts associated with the acquisition Dial, Ozone and Virgin Springs. Operating expenses (excluding depreciation and amortization) as a percentage of revenues for the six months ended June 30, 1997 increased to 26.3% from 21.1% for the same period in 1996.

  General and Administrative Expenses. General and administrative expenses for the quarter ended June 30, 1997 decreased by 36.3% to $0.5 million from $0.8 million for the quarter ended June 30, 1996. General and administrative expenses decreased as a percentage of revenues to 16.1 % for the quarter ended June 30, 1997 from 28.2% for the same period in 1996. This decrease reflects a portion of the bottling plant relocation charges incurred in 1996 and efficiencies gained from consolidation of office and clerical staffing, and was achieved notwithstanding increased expenses incurred in connection with Puro's status as a public company. General and administrative expenses as a percentage of revenues for the six months ended June 30, 1997 decreased to 17.6% from 29.6% for the same period in 1996.

  Total Depreciation and Amortization. Total depreciation and amortization for the quarter ended June 30, 1997 increased by 16.7% to $0.3 million from $0.2 million for the quarter ended June 30, 1996. Total depreciation and amortization rose as a percentage of revenues to 9.0% for the quarter ended June 30, 1997 from 8.6% for the same period in 1996. This increase results primarily from the Electrified acquisition and the opening of a new bottling facility in Commack, New York. Total depreciation and amortization as a percentage of revenues for the six months ended June 30, 1997 increased to 9.4% from 8.8% for the same period in 1996.

  Income from Operations. Decreases in income from operations for the period discussed above relate to increases in sales, the cost of consolidation of routes, the higher cost of goods sold in the office refreshment division, and the decrease in general and administrative expenses.

  Interest Expense. Interest expense for the quarter ended June 30, 1997 decreased by 53.0% to $0.09 million from $0.19 million for the quarter ended June 30, 1996. Interest expense decreased as a percentage of revenues to 2.9% for the quarter ended June 30, 1997 from 6.4% for the same period in 1996. This reflects the use of proceeds from Puro's Initial Public Offering available in late February 1997 to reduce $5.2 million of indebtedness incurred in connection with Puro's acquisitions.


 The Period From Inception (February 1, 1994) To December 31, 1994, Year Ended December 31, 1995 and Year Ended December 31, 1996

  Revenues. Revenues for the year ended December 31, 1996 increased by 93% to $10.6 million from $5.5 million for the year ended December 31, 1995. This increase in revenues reflects the acquisition of Electrified's operations in East Orange, New Jersey for eleven of the twelve months ended December 31, 1996 and the acquisition of the five-gallon routes from Mountainwood for the six months beginning July 1, 1996 through December 31, 1996. Moreover, this increase occurred notwithstanding an abnormally harsh winter in 1996 evidenced by a record snow fall and unusually cold spring and summer seasons during the same year. This factor is even more significant when considering the significantly higher than normal temperatures experienced in the summer of 1995. Revenues in 1995 increased by 34% to $5.5 million from $4.1 million in the period from inception (February 1, 1994) to December 31, 1994. The growth in revenues was attributable to the increase in the number of coolers in operation as well as the acquisition of smaller distributors in Puro's market area.

  Cost of Goods Sold. Cost of goods sold (excluding depreciation) for the year ended December 31, 1996 increased to $3.5 million from $1.6 million, or 118% over that incurred in 1995. This increase results principally from increases in volume relating to the acquisitions referred to previously. Cost of goods sold (excluding depreciation) as a percentage of revenues for the year ended December 31, 1996 increased to 33% from 29% for the same period in 1995. The increase reflects entry into the case goods product market which is traditionally a more costly product due to packaging. Cost of goods sold (excluding depreciation) increased by 45% to $1.6 million in 1995 from $1.1 million in the period from inception (February 1, 1994) to December 31, 1994. Cost of goods sold (excluding depreciation) increased as a percentage of revenues to 29% in 1995 from 28% in the period from inception (February 1, 1994) to December 31, 1994. This increase is reflective of the trend to a higher percentage of natural spring water sold compared to processed drinking water.

  Operating Expenses. Operating expenses (excluding depreciation and amortization) increased by 46% to $1.9 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995. The increase reflects the acquisition of Electrified's operations for eleven of the twelve months ended December 31, 1996, and the acquisition of Mountainwood's delivery routes for the six months from July 1, 1996 through December 31, 1996. However, operating expenses (excluding depreciation and amortization) decreased as a percentage of revenues to 18% for the year ended December 31, 1996 compared to 24% from the year ended December 31, 1995. This decrease was also due primarily to the efficiencies achieved in Puro's bottling operations, route delivery and servicing system. It was also reflective of entry into the case goods product market, delivery costs of which are less intensive than the five gallon market. Operating expenses (excluding depreciation and amortization) increased by 8% to $1.3 million in 1995 from $1.2 million in the period from inception (February 1, 1994) to December 31, 1994. However, operating expenses (excluding depreciation and amortization) decreased as a percentage of revenues to 24% in 1995 from 30% for the period from inception (February 1, 1994) to December 31, 1994. This decrease was due to efficiencies achieved in Puro's bottling operations, route delivery and servicing system-- primarily from the addition of new accounts in existing market areas.

  General and Administrative Expenses. General and administrative expenses increased by 69% to $2.2 million in the year ended December 31, 1996 from $1.3 million for the same period in 1995 due to the acquisitions referred to above. However, such expenses decreased as a percentage of revenues to 20% for the year ended December 31, 1996 from 24% for the same period in 1995. This decrease in general and administrative expenses reflects efficiencies gained from the Electrified and Mountainwood transactions with respect to office and clerical staffing. General and administrative expenses increased by 44% to $1.3 million in 1995 from $0.9 million in the period from inception (February 1, 1994) to December 31, 1994. General and administrative expenses increased as a percentage of revenues to 24% in 1995 from 23% in the period from inception (February 1, 1994) to December 31, 1994. This increase was the result of increased insurance costs associated with an increase in the number of Puro's delivery vehicles.

  Total Depreciation and Amortization. Total depreciation and amortization for the year ended December 31, 1996 increased by 100% to $1.0 million from $0.5 million for the same period in 1995. Total depreciation and amortization increased as a percentage of revenues to 9% for the year ended December 31, 1996 from 8% for the same period in 1995. This increase resulted primarily from the Electrified acquisition, which included a modern high-capacity bottling facility and the opening of a new bottling facility in Commack, Long Island, New York. Total depreciation and amortization increased by 150% to $0.5 million in 1995 from $0.2 million in the period from inception (February 1, 1994) to December 31, 1994. Total depreciation and amortization increased as a percentage of revenues to 8% from 5% in the period from inception (February 1, 1994) to December 31, 1994. This increase was due primarily to Puro's continued investment in new coolers and route acquisitions.

  Income From Operations. Increases in income from operations for all periods discussed above relate to increases in sales, the consolidation of production facilities and an improvement in route densities and scheduling.

  Interest Expense. For the year ended December 31, 1996, interest expense increased by 167% to $0.8 million for the same period in 1995. Interest expense increased as a percentage of revenues to 7% for the year ended December 31, 1996 from 6% for the same period in 1995. This increase was due to additional borrowings in connection with the acquisitions discussed previously. Approximately $5.3 million of the $10.0 million total debt outstanding at December 31, 1996 was repaid with proceeds from Puro's initial public offering as further discussed below. Interest expense increased by 200% to $0.3 million in 1995 from $0.1 million in the period from inception (February 1, 1994) to December 31, 1994. Interest expense increased as a percentage of revenues to 6% in 1995 from 3% in the period from inception (February 1, 1994) to December 31, 1994. This increase was primarily due to increased borrowing in order to fund Puro's expansion.

  Plant Relocation Charges. During the year ended December 31, 1996, Puro relocated all bottled water production from its plants in Maspeth, New York, and Port Jefferson, New York, to the Electrified facility in East Orange, New Jersey, and the newly opened bottling plant in Commack, Long Island, New York. The Maspeth and Port Jefferson bottling plants were subsequently closed. Non-recurring plant relocation charges of $0.3 million or 2% of revenues for the period ended December 31, 1996 were incurred.

  Provision for Income Taxes. The effective income tax rate was 42% for the year ended December 31, 1996 and 36% for the year ended December 31, 1995. The increase in the effective rate in 1996 is primarily attributable to non-recurring write-offs of certain accounts receivable for income tax purposes in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Puro's primary sources of liquidity and capital resources have been cash flow from operations, proceeds from the sale of equity securities to Puro's current stockholders, purchase money financing for business acquisitions and borrowings under Puro's bank agreement described below.

  In February 1997, Puro completed an initial public offering of 1,350,000 shares of common stock raising net proceeds of $6.1 million. Puro used substantially all of the proceeds to retire $5.4 million of debt related primarily to the acquisitions referred to below. As a result of the offering, Puro is now able to borrow an additional $1.5 million under its bank agreement.

  During the quarter ended June 30, 1997 net cash provided by operating activities was $0.02 million, and net cash used by operating activities for the six months ended June 30, 1997 was $0.4 million. During the quarter ended June 30, 1997 Puro used $0.6 million to purchase capital equipment, and for the six months ended June 30, 1997 cash used to purchase capital equipment was $0.8 million. The sale of the Maspeth building generated net cash of $0.03 million after mortgage retirement and expenses. Cash at the end of the period was $0.4 million.

  During 1996 and 1995, net cash provided by operating activities was $0.7 million and $0.4 million, respectively. During 1996, Puro made capital expenditures in the amount of $2.8 million. In addition, Puro acquired the net assets of two of its competitors whose aggregate purchase price was $5.5 million. The equipment purchases and the acquisitions were funded by operations as well as seller financing. In 1995, Puro made capital expenditures for coolers, other equipment and routes aggregating $2.8 million, which was funded by cash from operations, private equity placement, purchase money financing of business acquisitions and borrowings under Puro's bank agreement.

  At December 31, 1996, cash totaled $0.2 million and no additional borrowing was available under Puro's bank agreement. As of December 31, 1995, cash totaled $0.7 million, and approximately $1.0 million of additional borrowings were available under Puro's bank agreement.

  Puro's bank agreement provides for aggregate long-term borrowings of up to $3.0 million, approximately all of which was currently outstanding as of December 31, 1996, maturing between May 31, 1997 and December

31, 2001, bearing interest at prime plus .25%-.50% per annum, secured by substantially all of the assets of Puro and guaranteed by certain stockholders of Puro. Puro has also borrowed $0.5 million from the same lender under another agreement. These borrowings are also secured by certain stockholders of Puro and were used for the acquisitions referred to above. In addition, the bank agreement contains covenants that include requirements to maintain certain working capital, debt coverage and other financial ratios and restrictions and limitations on the payment of dividends, guaranty payments, additional borrowings and the amount of compensation paid to employees who are stockholders.

  Puro's continued success is dependent upon the maintenance of its delivery truck fleet and bottling equipment and its access to water sources. These activities are currently funded through operations and bank financing. Puro believes that it has sufficient sources of funding to achieve its business objectives in the future.

                             THE MERGER AGREEMENT

  Following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Puro are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Puro and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Puro, whereupon Puro will become a wholly owned subsidiary of U.S. Filter.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware, or at such time thereafter as is provided in the certificate of merger.

  At the Effective Time the Articles of Incorporation of Puro, the continuing corporation, as in effect immediately prior to the Effective Time will be amended and restated in their entirety to read as set forth in an exhibit to the Merger Agreement. The By-Laws of Puro as in effect immediately prior to the Effective Time will be the By-Laws of the continuing corporation. The directors and officers of Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the continuing corporation until their successors are duly elected or appointed or until their earlier death, resignation or removal.

CONVERSION OF PURO COMMON STOCK

  Upon consummation of the Merger, pursuant to the Merger Agreement, Sub will be merged with and into Puro and each issued and outstanding share of Puro Common Stock (other than shares held in Puro's treasury immediately prior to the Effective Time, all of which will be canceled) will be converted on the basis of the Exchange Ratio into the right to receive a fraction of a share of U.S. Filter Common Stock.

  Neither certificates nor scrip for fractional shares of U.S. Filter Common Stock will be issued in the Merger, but in lieu thereof each holder of Puro Common Stock otherwise entitled to a fraction of a share of U.S. Filter Common Stock will be entitled to receive a cash payment. The amount of such cash payment will be equal, in the case of each fractional share, to an amount, without interest, calculated as the product of (i) such fraction, multiplied by (ii) the closing per share sale price of U.S. Filter Common Stock on the New York Stock Exchange Composite Tape for the day of the Effective Time. No U.S. Filter stock split or dividend will relate to any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of a stockholder of U.S. Filter.

  Promptly after the Effective Time, the Exchange Agent will mail transmittal forms and exchange instructions to each holder of record of Puro to be used to surrender and exchange certificates evidencing shares of Puro Common Stock for certificates evidencing the shares of U.S. Filter Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Puro Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of shares of U.S. Filter Common Stock to which such holder is entitled and cash in lieu of fractional shares as indicated above. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. PURO STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

  After the Effective Time, each certificate evidencing Puro Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of U.S.

Filter Common Stock (and cash in lieu of fractional shares) which the holder of such certificate is entitled to receive, without interest. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by U.S. Filter until the certificate has been exchanged. Following such exchange, such dividends or other distributions will be paid to the holder entitled thereto, without interest.

EMPLOYEE AND DIRECTOR STOCK OPTIONS

  At the Effective Time, each outstanding and unexercised Employee or Director Stock Option to purchase shares of Puro Common Stock, issued by Puro, whether or not then exercisable in accordance with its terms, will be converted into options to purchase the same number of shares of U.S. Filter Common Stock as the holder of such employee or director stock option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to
(y) the aggregate exercise price for the shares of Puro Common Stock deemed otherwise purchasable pursuant to such Employee or Director stock option divided by (z) the number of full shares of U.S. Filter Common Stock deemed purchasable pursuant to such Employee or Director stock option; provided, however, that, in the case of any Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

OTHER OPTIONS

  At the Effective Time, each of the Guarantee Options, the Edberg Option and an option held by Glenn Downing to purchase 22,500 shares of Puro Common Stock at an exercise price of $5.40 per share, issued in connection with Puro's acquisition of Downmorr Water Corporation (the "Downing Option" and together with the Guarantee Options and the Edberg Option, the "Non-Plan Options"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under each respective Non-Plan Option, the same number of shares of U.S. Filter Common Stock as the holder of such Non-Plan Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Puro Common Stock deemed otherwise purchasable pursuant to such Non-Plan Option divided by (z) the number of full shares of U.S. Filter Common Stock deemed purchasable pursuant to such Non-Plan Option.

UNDERWRITERS' WARRANTS

  At the Effective Time, the Underwriters' Common Stock Purchase Warrants dated as of February 7, 1997 (the "Underwriters' Warrants") shall be deemed to constitute the right to acquire, on the same terms and conditions as were applicable under such Underwriters' Warrants, the same number of shares of U.S. Filter Common Stock as the holders of such Underwriters' Warrants would have been entitled to receive pursuant to the Merger had such holders exercised such Underwriters' Warrants in full immediately prior to the Effective Time, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Puro Common Stock deemed otherwise purchasable pursuant to such Underwriters' Warrants divided by (z) the number of full shares of U.S. Filter Common Stock deemed purchasable pursuant to such Underwriters' Warrants.

CONVERTIBLE NOTES

  At the Effective Time, the Variable Promissory Notes issued in connection with the acquisitions of Bark Water Co. Ltd. and Downmorr Water Corporation and convertible into shares of Puro Common Stock (the "Convertible Notes") will be deemed to be convertible, on the same terms and conditions as were applicable under each respective Convertible Note, into the same number of shares of U.S. Filter Common Stock as the holders of such Convertible Notes would have been entitled to receive pursuant to the Merger had such holders converted such Convertible Notes in full immediately prior to the Effective Time, at an aggregate conversion price per share equal to (y) the aggregate conversion price for the shares of Puro Common Stock deemed otherwise purchasable pursuant to such Convertible Notes divided by (z) the number of full shares of U.S. Filter Common Stock deemed purchasable pursuant to such Convertible Notes.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains representations and warranties of Puro, on the one hand, and U.S. Filter and Sub, on the other, which are customary in transactions of this type, relating to, among other things, (a) the corporate organization, qualification and capitalization of Puro and of U.S. Filter and Sub and certain similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby and related matters; (c) required governmental filings and absence of violations under charters, bylaws, and certain instruments and laws; (d) documents and financial statements filed by each of Puro and U.S. Filter with the Commission and the accuracy of information contained therein; (e) the absence of certain material adverse changes or events; (f) litigation and (g) the accuracy of information supplied by each of Puro and U.S. Filter in connection with the Registration Statement and this Proxy Statement/Prospectus.

  Puro has made representations and warranties with respect to, among other things, its equity interests in subsidiaries; indebtedness; tax matters; certain "related party" transactions; compliance with laws; required authorizations; agreements, contracts and commitments; insurance; real property; personal property; intellectual property rights; environmental matters; products liability; insurance; employment and change of control agreements; labor relations; employee benefit plans; certain accounting matters and; brokers and finders fees. In addition, U.S. Filter and Sub have made certain representations and warranties with respect to the interim operation of Sub.

  Each of the representations and warranties of Puro, U.S. Filter and Sub in the Merger Agreement will terminate upon consummation of the Merger.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, Puro has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms or the Effective Time, except as consented to in writing by U.S. Filter, it will, with certain exceptions: (a) preserve and maintain its corporate existence; (b) not acquire any stock or other interest in any corporation or similar entity; (c) not sell, lease, assign, transfer or otherwise dispose of any of its assets, nor create any mortgage, security interest or other lien thereon, except in the ordinary course of business and except for any assets which are obsolete; (d) not incur any indebtedness for borrowed money or any obligation under any guarantee except for certain indebtedness which may be incurred under Puro's existing bank loan agreement only for working capital purposes; (e) not (i) alter, amend or repeal any provision of its articles or certificate of incorporation or bylaws; (ii) change the number or identity of its directors (other than as a result of the death, retirement or resignation of a director); (iii) form or acquire any subsidiaries; (iv) except in the ordinary course of business, enter into, modify or terminate any material contract or agreement to which it is a party or agree to do so; (v) modify any employment agreements; or (vi) incur any obligation for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits payable or to become payable to any of its employees or other persons, except in any such case for obligations incurred pursuant to the terms of any existing employment agreement or benefit plan; (f) maintain its books, accounts and records in the usual, ordinary and regular manner; (g) pay and discharge all Taxes imposed upon it or upon its income or profits, prior to the date on which penalties attach thereto, except to the extent that Puro is currently contesting, in good faith, the payment of such Taxes and Puro maintains appropriate reserves with respect thereto; (h) not settle any tax claim against it or any litigation (net of applicable insurance proceeds) in excess of $10,000 in the aggregate; (i) use it best efforts to meet its obligations under all Contracts, and not become in default thereunder; (j) maintain its business and assets in working repair, order and condition, reasonably wear and tear expected, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect as of the date of the Merger Agreement; (k) use its best efforts to maintain its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it; (l) carry on its business in the ordinary course in substantially the same manner as previously conducted; (m) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock; (n) not authorize or make any capital expenditure if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of the Merger Agreement shall exceed $50,000; (o) use its best efforts not to violate any law or regulation applicable to it nor violate any order, injunction or decree; and (p) not increase the number of shares authorized or issued and outstanding of its capital stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, nor issue or sell any shares of its capital stock.

  Puro has also agreed that it will, until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, deliver to U.S. Filter within 45 days after the end of each calendar month, unaudited balance sheets, together with unaudited summaries of earnings. In addition, Puro has agreed that, it will, until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, deliver to U.S. Filter within 45 days after the end of each fiscal quarter of Puro, commencing with September 30, 1997, and within 60 days after the end of the fiscal year ended December 31, 1997, as the case may be, unaudited balance sheets, together with the related unaudited statements of income and cash flows for the fiscal quarters then ended.

  In addition, Puro has agreed, subject to fiduciary obligations of the Puro Board of Directors under applicable law as advised in writing by outside legal counsel, that the Puro Board will recommend adoption and approval of the Merger Agreement and shall use its best efforts to solicit and secure from its stockholders their adoption and approval of the Merger Agreement.

NO SOLICITATION

  The Merger Agreement provides that Puro will not, directly or indirectly, through any officer, director, employee, representative or agent of it: (a) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Puro, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal");
(b) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Puro or its Board of Directors from (x) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Puro, if and only to the extent that (1) the Puro Board believes in good faith that such Acquisition Proposal would, if consummated, result in a transaction (an "Acquisition Transaction") more favorable to Puro's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Transaction being referred to in the Merger Agreement as a "Superior Proposal") and the Puro Board determines in good faith, based on written advice of outside legal counsel, that such action is necessary for Puro to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Puro Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated July 30, 1997 between U.S. Filter and Puro (the "Confidentiality Agreement"); or (y) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the Puro Board's fiduciary duties under applicable law with respect to a tender offer commenced by a third party (other than by public announcement alone).

  Puro is required to notify U.S. Filter upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

CONDITIONS

  The respective obligations of U.S. Filter, Sub and Puro to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Puro and no right of dissent shall be applicable in connection therewith; (b) all Required Authorizations shall have been obtained; (c) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (d) the absence of any temporary restraining order, injunction or other order or legal or regulatory restraint or prohibition preventing, or the enactment of any law making illegal, the consummation of the Merger, or limiting or restricting U.S. Filter's conduct or operation of Puro's business after the merger; (e) the approval of the shares of U.S. Filter Common Stock to be issued in the Merger for listing on the New York Stock Exchange upon official notice of issuance; (f) the accuracy in all material respects of the representations and warranties of Puro, in the case of U.S. Filter and Sub, and of U.S. Filter and Sub, in the case of Puro, set forth in the Merger Agreement; (g) the performance in all material respects of all obligations of Puro, in the case of U.S. Filter and Sub, and of U.S. Filter and Sub, in the case of Puro, required to be performed under the Merger Agreement; and (h) the receipt of certain legal opinions, including the opinion of Kirkpatrick & Lockhart LLP, counsel to U.S. Filter, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

  The obligations of U.S. Filter and Sub to consummate the Merger are also subject to the following conditions among others: (a) all required governmental and material third party authorizations shall have been obtained;
(b) the qualification of the Merger as a pooling of interests for accounting purposes; (c) the receipt of an opinion from Lev, Berlin & Dale, P.C., counsel to Puro; (d) the receipt of letters from the affiliates of Puro, within the meaning of Rule 145 under the Securities Act, with respect to their obligations under the Securities Act upon resale of any shares of U.S. Filter Common Stock issued to them in connection with the Merger and to the effect that such persons have not transferred shares of Puro Common Stock or U.S. Filter Common Stock within the 30 days preceding the Effective Time and will not transfer any shares of U.S. Filter Common Stock prior to the date that U.S. Filter publishes results covering at least 30 days of post-merger operations; (f) the resignation of all directors of Puro; (g) all holders of outstanding options under the Employee Stock Option Plan and the Director Stock Option Plan, and all holders of Convertible Notes shall have consented in writing to the conversion of such options or rights to acquire Puro Common Stock into options or rights to acquire U.S. Filter Common Stock; and (h) certain employees of Puro shall have entered into employment agreements with U.S. Filter.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (a) by mutual written consent of U.S. Filter and Puro; or

    (b) by either U.S. Filter or Puro if the Merger shall not have been consummated by March 31, 1998 (provided that the right to terminate Agreement on this basis will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

    (c) by U.S. Filter or Puro, if (i) the other party has breached any representation or warranty contained in the Merger Agreement (except where such breach would not have a material adverse effect on the party having made such representation or warranty and its subsidiaries taken as a whole and would not have a material adverse effect upon the transactions contemplated by the Merger Agreement), or (ii) there has been a breach of a covenant or agreement set forth in the Merger Agreement on the part of the other party, which shall not have been cured within ten business days following receipt by the breaching party of written notice of such breach from the other party (other than those described under " No Solicitation," as to which there shall be no cure period); or

    (d) by either U.S. Filter or Puro if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (e) by either U.S. Filter or Puro, if, at the Puro stockholders' meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Puro in favor of the Merger Agreement and the Merger shall not have been obtained; or

    (f) by U.S. Filter, if, after the date of the Merger Agreement, (i) Puro shall provide information to or engage in negotiations regarding any Acquisition Proposal with any person other than U.S. Filter or its affiliates, (ii) the Puro Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger or shall have resolved to do any of the foregoing; (iii) the Puro Board shall have recommended to the stockholders of Puro an Acquisition Proposal other than one made by U.S. Filter or an affiliate of U.S. Filter; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Puro Common Stock is commenced other than by U.S. Filter or an Affiliate of U.S. Filter.

  In the event of any termination of the Merger Agreement by either U.S. Filter or Puro as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of U.S. Filter, Sub or Puro or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of the Merger Agreement, provided that the provisions relating to fees and expenses shall survive such termination.

  Except as set forth below, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Proxy Statement/Prospectus and the Registration Statement will be shared equally by U.S. Filter and Puro.

  The Merger Agreement provides that Puro will reimburse U.S. Filter for out-of-pocket expenses incurred by U.S. Filter relating to the transactions contemplated by the Merger Agreement prior to termination (including, but not limited to, fees and expenses of counsel, accountants and financial advisors) upon the termination of the Merger Agreement by U.S. Filter pursuant to paragraphs (c), (e) or (f) above. The Merger Agreement also provides that U.S. Filter will reimburse Puro for out-of-pocket expenses incurred by Puro relating to the transactions contemplated by the Merger Agreement prior to termination (including, but not limited to, fees and expenses of counsel, accountants and financial advisors) upon the termination of the Merger Agreement by Puro pursuant to paragraph (c) above.

  Puro will be obligated to pay U.S. Filter a termination fee of $1,250,000 upon the earliest to occur of the following events: (x) the termination of the Merger Agreement by U.S. Filter or Puro pursuant to paragraph (e) above or (y) by U.S. Filter pursuant to clauses (ii), (iii) or (iv) of paragraph (f) above. Puro will be obligated to pay U.S. Filter a termination fee of $750,000 upon the termination of the Merger Agreement pursuant to clause (i) of paragraph
(f) above.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of U.S. Filter, Sub and Puro, but after approval by the stockholders of Puro of the Merger Agreement and the transactions contemplated thereby, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. The parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

THE STOCKHOLDER AGREEMENTS

  Following is a summary of the Stockholder Agreements. Such summary is qualified in its entirety by reference to the full text of the form of Stockholder Agreement attached to this Proxy Statement/Prospectus as Annex B.

  Pursuant to the Stockholder Agreements, the individual parties thereto (each, a "Stockholder") have each agreed that, until the earlier of (i) the Effective Time or (ii) the date on which the Merger Agreement is terminated in accordance with its terms (the earlier of such time and such date being referred to herein as the "Stockholder Expiration Date"), the Stockholder will vote, or take action by written consent with respect to, all of his shares of Puro Common Stock (x) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, as such Merger Agreement may be modified or amended from time to time (but not to reduce the consideration to be received thereunder), and (y) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Proposal other than the Merger.

  At the request of U.S. Filter the Stockholder will execute and deliver to U.S. Filter an irrevocable proxy and irrevocably appoint U.S. Filter or its designee his or her attorney and proxy to vote or give consent with respect to all of his or her shares of Puro Common Stock for the purposes set forth above. Any such proxy will terminate on the Stockholder Expiration Date.

  Each Stockholder Agreement contains the agreement of the Stockholder that, among other things, until the Stockholder Expiration Date, he will: (a) not, and will not agree to, sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of any of his shares of Puro Common Stock (or any interest therein) (other than in connection with certain transfers for estate planning purposes, provided certain conditions are met); (b) other than as expressly contemplated by the Stockholder Agreement, not grant any powers of attorney or proxies or consents in respect of any of his or her shares of Puro Common Stock, deposit any of his or her shares of Puro Common Stock into a voting trust, enter into a voting agreement with respect to any of his or her shares of Puro Common Stock or otherwise restrict the ability of the holder of any of his or her shares of Puro Common Stock freely to exercise all voting rights with respect thereto; (c) not initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, and will cease any existing activities related to the foregoing; (d) notify U.S. Filter if any such inquiry or proposal is received by such Stockholder; and (e) not take any action that, based upon the advice of U.S. Filter's accountants, would or could prevent the Merger from qualifying for pooling of interests accounting treatment.

                          INFORMATION CONCERNING PURO

BUSINESS

  Puro is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. Puro markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. Puro also rents and services water coolers, filtration systems and plumbed-in fountains numbering in excess of 25,000 located in businesses, factories and homes in the metropolitan New York area. Puro's facilities consist of NSF (National Sanitation Foundation) certified bottling plants in East Orange, New Jersey and Commack, Long Island, New York. In addition, Puro is an authorized factory service center for all major water cooler manufacturers and provides warranty repair coverage to many of its competitors.

  According to a study prepared by the Beverage Marketing Corporation, bottled water has been the fastest growing segment of the beverage industry for the past ten years. This growth has been fueled by increasing public concern about the taste and safety of municipal water supplies and the desire among today's increasingly diet and health conscious consumers for an "ideal" beverage.

  Puro's strategy is to capitalize on the growing demand for high quality drinking water through the expansion of its existing customer base and through the acquisition of regional bottlers and distributors in targeted geographic markets. The bottled water distribution market is highly fragmented and composed of many small regional companies, as well as a few larger companies which own several brands, thus providing Puro with acquisition opportunities. In addition, Puro continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within the existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of Puro's operating plans, both within its current markets and in any additional markets that it may enter.

  Puro is also the manager of a cooperative buying group, Quality Bottlers Cooperative, Inc. (the "Cooperative"). Membership consists of the twelve leading regional bottled water companies located throughout the United States which are similar in size to Puro. Members are contractually required to purchase all of their coolers, bottles, closures and other key items on a group basis. Puro believes that the purchasing power of the Cooperative permits the group to buy at prices that are no higher than those charged the largest buyer in the industry, Nestle's Perrier group (whose brands in Puro's markets include Poland Spring, Great Bear and Deer Park). The By-Laws of the Cooperative require that each member derives more than 51% of its gross sales from the sale of bottled water and/or the rental of related products and materials. If a member fails to continue to satisfy this requirement, such member may be expelled from the Cooperative upon the affirmative vote of a majority of the members of the Cooperative. Immediately following the Merger, U.S. Filter will fail to satisfy this requirement. As a result, Puro has entered into discussions with the Cooperative in an attempt to obtain a waiver of the requirement.

  Puro was incorporated in January 1994 and represents the acquisition of LSL Hydro Corp. and Puro Corporation of America. Puro is organized under the laws of the State of Delaware. Puro's principal executive offices are located at 56-24 58th Street, Maspeth, New York 11378 and its telephone number is (718) 326-7000.

INDUSTRY OVERVIEW

  Bottled water has been the fastest growing segment of the beverage industry for the last ten years. According to "Bottled Water in the United States, May 1996", a study prepared by the Beverage Marketing Corporation of New York (the "Beverage Market Survey"), total bottled water consumption in the United States has more than tripled from 1983 to 1995. Annual consumption increased from 2.8 gallons per capita in 1980 to 11.0 gallons per capita in 1995, and it is projected to reach 14.2 gallons per capita by the year 2000. Bottled water volume in the United States has grown significantly, increasing from approximately 1.1 billion gallons in

1984 to approximately 2.9 billion gallons in 1995; from approximately $1.3 billion in sales in 1984 to over $3.3 billion in 1995.

                         1995 U.S. BOTTLED WATER SALES
                             (AMOUNTS IN MILLIONS)

       GALLONS SOLD
       ------------
       Nonsparkling............................................  2,430.20 84.30%
       Imported................................................     97.10  3.40%
       Sparkling...............................................    356.20 12.40%
                                                                ---------
         Total.................................................  2,883.50
       DOLLAR SALES
       ------------
       Nonsparkling............................................ $2,121.20 62.90%
       Imported................................................ $  425.00 12.60%
       Sparkling............................................... $  828.80 24.60%
                                                                ---------
         Total................................................. $3,375.00

--------
Source: Beverage Market Survey

  The bottled water market is comprised of three segments: non-sparkling (domestic), sparkling (domestic) and imported water (both sparkling and non-sparkling). Non-sparkling water, which is consumed as an alternative to tap water, is the segment in which Puro competes, is the largest of the three segments and represented 84.3% of the total market in terms of gallons of water sold in 1995. Sparkling water contains carbonation and is positioned to compete in the broad "refreshment beverage" category. In 1995, domestic sparkling water accounted for approximately 12.4% of total bottled water consumption and the remaining 3.4% consisted of imported bottled water brands.

                                                 NON-SPARKLING SPARKLING IMPORTS
                                                 ------------- --------- -------
                                                    (IN MILLIONS OF GALLONS)
       1977.....................................     256.7        85.6      3.2
       1978.....................................     352.9       113.5     13.4
       1979.....................................     401.2       133.8     28.1
       1980.....................................     463.1       155.2     11.4
       1981.....................................     537.7       175.9     11.6
       1982.....................................     614.0       196.5     12.9
       1983.....................................     722.4       210.3     13.6
       1984.....................................     843.3       230.3     16.5
       1985.....................................     953.1       254.8     29.8
       1986.....................................    1070.4       281.6     30.8
       1987.....................................    1223.4       300.6     37.2
       1988.....................................    1406.9       316.5     49.7
       1989.....................................    1623.5       329.5     55.6
       1990.....................................    1753.5       371.3     73.9
       1991.....................................    1770.5       368.0     71.4
       1992.....................................    1839.5       365.9     86.3
       1993.....................................    1990.5       366.4     92.5
       1994.....................................    2214.6       366.4    104.0
       1995.....................................    2430.2       356.2     97.0

--------
Source: Beverage Market Survey

  Puro believes this growth in bottled water consumption is largely a function of two consumer trends. First, consumers have increasingly turned to alternative sources of drinking water as a result of growing concerns about the perceived decline in the quality of the tap water available in their homes and offices. Second, an increasing diet and health consciousness among consumers has led many consumers to seek a beverage choice which closely resembles the "ideal" refreshment beverage. That is, one that has no calories, no preservatives, no additives or sugar, no sodium and no alcohol. High quality bottled drinking water meets these demands.

  According to the Beverage Market Survey, the bottled water market has grown at an average annual rate of 5.5% (1990-1995), and the Beverage Marketing Corporation of New York projects that it will grow at a slightly higher rate of 6.5% between 1995 and 2000. Bottled water volume in the United States is projected to grow from approximately 2.9 billion gallons in 1995 to approximately 3.9 billion gallons by the year 2000. Per capita consumption is projected to reach 14.2 gallons for every person in the United States by the year 2000.

                      PROJECTED U.S. BOTTLED WATER MARKET
                                   1995-2000

                                         MILLIONS OF 5 YEARS' AVERAGE  GALLONS
       YEAR                                GALLONS    ANNUAL GROWTH   PER CAPITA
       ----                              ----------- ---------------- ----------
       1995.............................   2,883.5         5.5%          11.0
       2000.............................   3,943.2         6.5%          14.2

--------
Source: Beverage Market Survey

  Bottled water channels of distribution consist of drinking water purchased in pre-filled containers from retail locations (primarily supermarkets), water delivered in pre-filled containers to residential or commercial establishments and water sold through a self-service or "vended" format to retail consumers who fill their own containers. The market share of each of these distribution channels varies considerably by geographical area. According to the Beverage Market Survey, the total share of the national bottled water of these distribution channels for 1995 was: retail (53.0%), home delivery (20.6%), commercial delivery (18.4%) and vended (8.0%).

  Further impetus for consumers' tap water concern took place on August 6, 1996 when President Clinton signed into law the Safe Drinking Water Reauthorization Act of 1996. For the first time, federal law requires all local water utilities to issue annual reports disclosing the chemicals and bacteria that the tap water contains. The language must be simple and sent directly to customers with their water utility bills. Especially important is a 24-hour notification requirement when any contaminant poses a significant risk. Puro believes that this change in the nation's law will increase the public's concern over the quality and safety of public water supplies. Usage of high quality bottled water and drinking water filtration systems can be expected to benefit from this increased awareness.

BUSINESS STRATEGY

  The bottled water distribution market is highly fragmented and composed of many small regional companies as well as a few larger companies which own several brands. Puro's strategy is to capitalize on the growing demand for high quality drinking water resulting from the increasing public concern about the taste and safety of municipal water supplies and the desire among today's increasingly diet and health conscious consumers for an "ideal" beverage through the expansion of its existing customer base and through the acquisition of regional water bottlers and distributors in targeted geographic markets. In addition, management continually seeks to grow revenues by increasing route density through the acquisition and consolidation of new routes within its existing route structure, thereby minimizing distribution and administration costs. The continued consolidation of production and distribution capabilities is a key component of Puro's operating plans, both within its current markets and any additional markets it may enter.

  In support of its growth strategy Puro is continuing to pursue the acquisition of regional water bottlers and distributors, as well as mergers with certain members of the Cooperative. As of the date of this Proxy Statement/Prospectus, Puro has ten companies under active review as candidates for acquisition or merger, although Puro has no agreements, commitments or arrangements with respect to any material proposed mergers or acquisitions.

BOTTLED WATER PROCESSING

  Puro employs a broad spectrum of treatment technologies for its various bottled waters, ranging from minimum treatment of its natural spring waters to extensive treatment of public water sources for its distilled and drinking waters. Manufacturing practices, quality standards and labeling of Puro's bottled water products are regulated by the Federal Food and Drug Administration ("FDA") as well as the states and some localities in which the water is distributed. In addition, Puro participates in the International Bottled Water Association's inspection program which incorporates quality standards stricter than those prescribed by law.

  Natural Spring Water. As "natural" waters, Puro's state-certified spring sources may not be subjected to any treatment which alters the mineral composition of the product. Spring water, by law, may not be derived from a municipal system or public water supply, and must be derived from an underground source, free of surface water influence, which flows continuously to the surface under its own pressure. A hydrogeological report must validate the integrity of the source and safety of the water-collection operations before any groundwater source can be certified as a spring. Regular bacteriological and chemical compliance monitoring of Puro's springs assures that these sources remain uncontaminated.

  Puro's water sources, at Mountainwood Spring and Indian Camp Spring, are located in remote, pristine environments where each spring's recharge areas have not been encroached by industry, agriculture or housing development. Consequently, the spring water must be transported to Puro's plants by stainless steel tanker trucks used solely for its water. At the spring source the water is filtered and ozonated (see below) prior to loading. This disinfects the spring water, and the residual ozone in the water disinfects the inside of the tanker, thereby insuring that bacteria are not transferred from the spring or the tanker to Puro's bottling plants. Samples for each tanker load are tested for bacterial safety, consistency and ozone residual.

  Sanitary bulk, stainless tanks at Puro's bottling plants protect the spring water while it is again ozonated and finally filtered through one-micron absolute filters immediately before being bottled in sanitized containers. Puro employs this "multiple barrier" approach to protect its natural spring water from contaminants, including dangerous protozoan cysts such as Cryptosporidium which can survive municipal tap water disinfection with chlorine.

  Distilled Water. Puro uses more extensive treatment techniques for its processed waters. For example, Puro's distilled water is produced by the recapture of condensed steam, one of the oldest water purification mechanisms known. Automated distillation units at Puro's East Orange bottling plant vaporize the local municipal water through heating, leaving behind impurities of minerals and other compounds. The condensed water vapor produces a water of extremely high purity and very low mineral content (typically less than 10mg/liter of total dissolved solids). This level of purity enables distilled water to be used for pharmaceutical purposes, photographic processes, humidifiers and similar applications as well as for drinking.

  Drinking Water. The processes involved in producing Puro's drinking waters include particle filtration, carbon adsorption (molecular adhesion), ultraviolet disinfection, deionization, one-micron absolute filtration and ozonation. Public water is initially filtered using a five-micron filter to remove sedimentation. The water is then processed through an activated carbon bed to remove organic compounds and associated tastes and odors. This step also removes chlorine which is added as a disinfectant to public supplies. The by-products of chlorine disinfection, such as trihalomethanes, are also removed by activated carbon adsorption. Ultraviolet treatment is a precaution against any microbial contamination which might be transported further along in the production line. Deionization is used at Puro's East Orange plant to reduce dissolved minerals in the final drinking water. As is the case with all of Puro's waters, a one-micron absolute filter is the final filtration stage prior to ozonation and bottling.

  Ozonation involves a special form of oxygen, ozone (O/3/), which is the strongest disinfectant and oxidizing agent available for water treatment. It is the standard disinfectant for bottled water processing. A highly unstable gas, ozone must be generated on site, prior to transport at the spring locations, and at Puro's bottling plants. Because it is only partially soluble in water, sufficient ozone contact with the water is established by special contact tanks and mixing vessels. These extended contact times and the closely monitored ozone concentrations are the reason that properly ozonated bottled water can be assured to be free of chlorine-resistant organisms such as the recently publicized parasitic cyst, Cryptosporidium. A special "hyperozonator" provides a final disinfecting rinse of ozonated water in the bottle washing and sanitizing machines at both of Puro's plants.

  After the appropriate treatments, the product water is piped to the Clean Room, which houses the automatic filling and capping equipment. Its design mandated by the FDA, the Clean Room is totally enclosed with a positive-pressure ventilation system which feeds filtered, sterilized air into the room. This room and its equipment are sanitized every day. The final product, whether natural spring water, distilled or drinking water, is a high quality, clean bottled water that is one of the most strictly regulated and reliable pure food products available to the American consumer.

WATER SUPPLY AGREEMENTS

  Spring Water Suppliers. On June 13, 1996, Puro entered into a long-term spring water supply contract for its Commack, Long Island, New York bottling facility with Shawangunk Bulk Spring Water. This agreement provides for "most-favored-customer" treatment with respect to pricing and priority water rights for the next forty-five years to the Indian Camp Spring source which is owned by Shawangunk Bulk Spring Water and located in the foothills of the Catskill Mountains in New York.

  On June 27, 1996, Puro entered into a long-term spring water supply contract for its East Orange, New Jersey bottling facility with its primary bulk spring water supplier, Mountainwood. The agreement provides for "most-favored-customer" treatment with respect to priority water rights over a forty-three year period. Management believes that Mountainwood's spring source, in the foothills of the Kittatinny Mountains near the Delaware Water Gap, is considered the highest volume, free flowing certified natural spring water source in the northeastern United States. Effective July 1, 1996, Puro also acquired Mountainwood's five-gallon bottled water direct delivery and bottled water cooler rental routes.

  Purified Water Suppliers. Puro obtains the water for distilled and purified drinking water from public water sources. The public water source for Puro's East Orange, New Jersey facility is the East Orange public water supply and the public water source for Puro's Commack Long Island, New York facility is the Suffolk County Water Authority.

DRINKING WATER SYSTEMS

  In addition to the rapid growth in bottled water consumption, the past decade has also seen the emergence of water treatment technologies which can produce high quality water economically at the point of use (rather than delivered in bottles). These technologies, including micron filtration, have had a major impact on the growth and development of water processed at the point of use. Puro's non-bottled water dispensing systems are equipped with filtration systems which remove substantial amounts of the chlorine, dirt particles, rust, lead and other objectionable materials from the source tap water.

  Puro believes that it is the only full-service provider in its market to provide its customers with a "one-stop" solution to drinking water needs. If a customer has neither the space nor the budget for bottled water, Puro can provide a wide variety of filtration and treatment units to meet any drinking water needs. A staff of installers and plumbers will assume responsibility for survey, equipment selection, installation, contract maintenance and rental/service. As a factory authorized sales and service center for all of the major types of drinking fountains and coolers, Puro can offer the customer a complete choice of models: wall-hung, recessed, stand-alone, handicapped, under the sink, drainless, counter-top, etc. A computerized follow-up system insures that cartridge changes and routine service are performed on a timely basis by Puro's field staff. This reliance upon Puro for installation, equipment and maintenance is a firm basis for the long-term relationship that Puro enjoys with its point of use customers.

  Most of Puro's equipment is placed in the customer's home or office under a standard two-year rental contract which is renewable thereafter on a month to month basis and is terminable by either party upon 30 days notice. The attachment of its point of use equipment to the plumbing makes it less likely that a customer will request that the equipment be removed.

EQUIPMENT SUPPLY, ASSEMBLY AND RENTAL SERVICES

  Puro purchases the various water treatment systems and bottled water dispensers used in its home and office equipment from major suppliers such as EBCO Manufacturing Company and Sunroc Corp. through the Cooperative. Once a customer has chosen a water treatment system and a dispenser, the two components are connected as a unit, tested and installed by Puro's service personnel. Puro is not dependent on any single supplier for any of these components.

  Puro rents a broad range of water treatment and dispensing units to commercial and residential customers. Puro generally rents such units to customers at prices ranging from $6.00 to $45.00 per month depending on the components selected. As of December 31, 1996, Puro had in excess of 25,000 water treatment and dispensing units in service, located in the metropolitan New York area, which accounted for approximately 20.6% of Puro's revenues. In addition, from time to time Puro has sold water treatment and dispensing units to customers upon request; such outright sales accounted for less than 8% of revenues during the twelve months ended December 31, 1996.

  Puro uses its factory authorized warranty and repair facilities to recondition most of the rental water coolers which have been returned from the field. The cost associated with this refurbishment of returned rental units is expensed on a current basis. The reconditioned units are available for rental placement in the field at a cost lower than that of newly purchased coolers.

SALES AND MARKETING

  Puro markets its commercial and residential water treatment and dispensing units to commercial customers that are using or have used bottled water coolers as an alternative to providing tap water to their employees and to residential customers who have been introduced to Puro's water treatment and bottled water units through Puro's commercial customers. Puro markets its products principally through the effort of salaried and independent sales personnel as well as through print advertising, telemarketing, trade shows, its Internet Website, sponsored community events, field delivery/service personnel and customer referrals. To date, Puro has concentrated its marketing efforts on targeting commercial customers in the metropolitan New York markets where demographic, economic and water consumption trends, as well as the overall quality of municipal water supplies, indicate a growing demand for affordable, high quality drinking water. Puro expects to increase its marketing efforts, principally through increased print and broadcast media advertising, additional sales personnel and attendance at additional trade-shows.

CUSTOMERS

  Since 1994, Puro has grown from approximately 5,000 water customers to in excess of 25,000 currently served. Puro's customer base for its bottled water and water treatment and dispensing units is currently comprised of approximately 90% commercial accounts and 10% residential accounts. Through its American Eagle Spring and Lectro-Still retail brands Puro markets one-gallon natural spring and distilled waters in supermarkets and pharmacies in the northeastern United States.

  In addition, Puro has been selected by several distributors to bottle under their own label on a contract basis. Given Puro's ability to absorb such additional volume at its plants with little marginal cost and no disruption to existing business, management will continue to do such private label bottling for selected accounts. In the past two years, such five-gallon private label bottling relationships have resulted in Puro's ability to acquire a number of the distributors' routes and blend them into Puro's route structure. The East Orange, New Jersey facility will also continue to provide one-gallon private label water bottling on a select basis for local supermarket chains and health care stores so long as there is no adverse impact on Puro's production of its own brands.

COMPETITION

  Puro competes with numerous well-established companies, including Nestle's Perrier group (whose brands in Puro's market include Poland Spring, Great Bear and Deer Park), which distribute drinking water sold off the shelf at retail (primarily supermarket) locations. Many of Puro's competitors have achieved significant national, regional and local brand name and product recognition and additional competitors have sought to enter the drinking water market.

  In recent years, several companies have introduced drinking water products positioned to capitalize on the growing consumer preference for purified and aesthetically pleasing water. It can be expected that Puro will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. Some of Puro's competitors and potential competitors possess substantially greater financial, personnel, marketing and other resources than Puro and have established reputations for success in the sale of purified water products. Puro believes that it competes on the basis of quality of service, convenience and price.

SEASONALITY

  The revenues of Puro have been subject to seasonal variations with decreased revenues during cold weather months and increased revenues during the hot weather months.

PATENTS AND TRADEMARKS

  Puro holds two patents related to bacteriostatic carbon formulation and production.

  Puro has registered the Puro trademark and service mark in the United States Patent and Trademark Office. Puro acquired the American Eagle Spring Water trademark among others in its acquisition of the assets of Electrified. Puro has no reason to believe that there are any conflicting rights which might impair Puro's use of its marks outside the United States; however, there can be no assurance that such conflicting rights do not exist. Puro believes that the trademarks and service mark are valuable to the operation of its business. Puro's policy is to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its marks.

  As is typically the case with drinking water treatment components, Puro does not believe its business is materially dependent upon obtaining patent protection for its various systems.

REGULATION

  Puro's business is subject to various federal, state and local laws and regulations which require Puro, among other things, to obtain licenses for its business and equipment, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding Puro's bottling plant and equipment and to continuously control the quality and quantity of the water dispensed. Several states have regulations that require Puro to obtain certification for its bottled water. Puro believes that it is currently in compliance with these laws and regulations and has passed all regulatory inspections. In addition, Puro does not believe that the cost of compliance with applicable governmental laws and regulations is material to its business. However, recent media attention has been given to the health and safety standards and to the degree of governmental oversight in the drinking water industry. To the extent that additional regulations are imposed as a result of these or other concerns and such regulations are unreasonably burdensome, such regulations could significantly increase the costs of compliance and reduce the ability of Puro to maintain or increase its customer base.

PRODUCT LIABILITY AND INSURANCE

  Puro is engaged in a business which could expose it to possible claims for personal injury resulting from contamination of water produced by its bottling plants or dispensing equipment. While Puro believes that through regular testing it carefully monitors the quality of water produced by its plants, it may be subject to exposure in the case of customer misuse of a cooler or bottle storage. Puro maintains blanket "claims made" product liability insurance against liability resulting from certain types of injuries in amounts that it believes to be adequate. Additionally, Puro maintains an umbrella policy that it believes to be adequate to cover claims above the limits of the product liability insurance. Although no claims have been made against Puro or any of its customers to date and Puro believes that its current level of insurance is adequate for its present business operations, there can be no assurance that such claims will not arise in the future or that the proceeds of Puro's policy will be sufficient to pay such claims.

EMPLOYEES

  As of October 15, 1997, Puro had 122 full-time employees, of which eight are in executive positions, 48 in distribution, 20 in maintenance and service, four in sales, 13 in manufacturing and 29 in administration. Certain of Puro's employees are represented by Teamsters, Chauffeurs, Warehousemen & Helpers Local Union No. 560. Puro is a party to a collective bargaining agreement expiring February 28, 1999. Puro considers its employee relations to be satisfactory.

LITIGATION

  Puro is not a party to any legal proceedings which individually or in the aggregate are believed to be material to Puro's business.

MATERIAL ACQUISITIONS

  Consistent with its strategy of acquiring regional water bottlers and distributors, on January 31, 1996, Puro purchased the assets and assumed certain liabilities of Electrified. Electrified was a direct competitor of Puro in the bottled water distribution and water cooler rental business in the New York City area. Puro's acquisition of Electrified's modern high-speed production facility in East Orange, New Jersey, together with its new bottling facility in Commack, Long Island, New York, permits it to absorb additional bottling demand without a commensurate increase in production costs.

  On June 13, 1996, Puro entered into a long-term spring water supply contract for its Commack, Long Island, New York, bottling facility with Shawangunk Bulk Spring Water. The agreement provides for "most-favored-customer" treatment with respect to pricing and priority water rights for the next forty-five years to the Indian Camp Spring source which is owned by Shawangunk Bulk Spring Water and located in the foothills of the Catskill Mountains in New York.

  On June 27, 1996, Puro entered into a long-term spring water supply contract for its East Orange, New Jersey bottling facility with its primary bulk spring water supplier, Mountainwood. The agreement provides for "most-favored-customer" treatment with respect to priority water rights over a forty-three year period. Management believes that Mountainwood's spring source, in the foothills of the Kittatinny Mountains near the Delaware Water Gap, is considered the highest volume, free flowing certified natural spring water source in the northeastern United States. Effective July 1, 1996, Puro also acquired Mountainwood's five-gallon bottled water direct delivery and bottled water cooler rental routes.

  In addition to the foregoing, during 1994 through 1997, consistent with its acquisition strategy, Puro acquired 11 other regional water bottlers and distributors.

RESEARCH AND DEVELOPMENT

  Puro has not spent any material amounts during either of the last two fiscal years on research and development activities.

COMPLIANCE WITH ENVIRONMENTAL LAWS

  Puro has not incurred any material costs in connection with compliance with United States federal, state and local environmental laws.

PROPERTY

  Puro's offices and plants are located in East Orange, New Jersey, Commack, Long Island, New York and Maspeth, New York. The following table sets forth certain information relating to the leased and owned space for each location.

                          SQUARE FEET                          EXPIRATION
 LOCATION OF FACILITY    (APPROXIMATE) LEASE TERM MONTHLY RENT    DATE
 --------------------    ------------- ---------- ------------ ----------
East Orange                 48,000      10 Years   $10,000(1)     2007
101 North Park Street
East Orange, New Jersey
Commack                     23,000       5 Years   $10,200(2)     2001
76-78 Mall Drive
Commack, New York (Long
Island)
Maspeth                      7,500       3 Years   $ 5,000(3)     2000
56-24 58th Street
Maspeth, New York

--------
(1) Rent is fixed through January 31, 2001 and thereafter adjusts annually based upon the change in the consumer price index.
(2) Commencing November 1, 1997, and continuing through the lease term, rent is subject to periodic increases averaging approximately $550 per month.
(3) Commencing July 1, 1999, the annual rent will be increased to $5,250 per month.

  At the East Orange, New Jersey facility, Puro bottles spring, purified and distilled water in five and one-gallon sizes. This modern production plant features high-speed sanitizing and filling equipment. Management believes that this facility contains the only fully automatic five-gallon bottle rack loader in the metropolitan New York area. Additional bottling volume can be added at low incremental production cost for both the five-gallon and one-gallon lines.

  Puro's most recent 1996 plant inspection at East Orange resulted in a sanitary compliance rating in excess of 97%, making the facility eligible to receive the International Bottled Water Association's Excellence in Manufacturing recognition.

  In addition, Puro performs water cooler servicing and refurbishment activities at this facility including warranty repairs, filtration system installation and renovation of rental units for placement back in service in the field. This facility services Puro's bottled water and water cooler customers in Manhattan, the Bronx, Staten Island and New Jersey.

  Puro's Long Island bottling plant in Commack was opened in the summer of 1996 with a modern high-speed five-gallon sanitizing and filling line for spring and purified drinking water. This facility, which replaced a smaller plant in Port Jefferson, Long Island, New York, serves Puro's Brooklyn, Queens and Long Island customers. Additional bottling volume can be added at low incremental production costs.

  Puro currently utilizes its Maspeth, New York facility for servicing of water coolers, limited water distribution and corporate headquarters. Puro believes its facilities are adequate for its present needs.

                              SECURITY OWNERSHIP

  The following table sets forth information as of October 15, 1997 with respect to the beneficial ownership of Puro Common Stock by (i) each person (including any group) known to Puro to be the beneficial owner of more than 5% of the outstanding Puro Common Stock, (ii) each director of Puro, (iii) each executive officer of Puro and (iv) all directors and executive officers of Puro as a group. Except as may be indicated in the footnotes to the table, each such person has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                       NUMBER OF    PERCENT OF
   BENEFICIAL OWNER(1)                                 SHARES(2)     CLASS(3)
   -------------------                                 ---------    ----------
   Peter T. Dixon..................................... 1,374,062(4)    38.6%
   Scott Levy.........................................   391,047(5)    11.2%
   Jack C. West.......................................   359,505(6)    10.3%
   Stephen C. Edberg..................................   157,852(7)     4.5%
   Leonard D. Rosinski................................    10,000(8)     *
   All directors and executive officers as a group (5
    persons).......................................... 2,292,466       63.2%

--------
  * Indicates ownership of less than one percent.
(1) Unless otherwise indicated, the address of each beneficial owner is c/o Puro, 56-24 58th Street, Maspeth, New York 11378.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of the date of this filing. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3) The percentage of class is calculated in accordance with Rule 13d-3 under the Exchange Act and assumes that the beneficial owner has exercised any options or other rights to subscribe which are exercisable within 60 days and that no other options or rights have been exercised by anyone else.
(4) These shares consist of (i) 357,991 shares of Common Stock held by Peter
    T. Dixon, (ii) 932,145 shares of Common Stock held by the Dixon Trusts, and (iii) 83,926 shares of Puro Common Stock issuable upon the exercise of outstanding options, of which options to purchase 34,642 shares of Puro Common Stock are held by Peter T. Dixon and options to purchase 49,284 shares of Puro Common Stock are held by the Dixon Trusts.
(5) These shares are jointly held by Mr. Levy with his spouse.
(6) These shares have been pledged pursuant to a Stock Pledge Agreement dated as of October 9, 1997 by and between Mr. West and EAB.
(7) Stephen C. Edberg is the general partner of Edberg Associates. These shares consist of (i) 98,568 shares of Puro Common Stock held by Edberg Associates, and (ii) 59,284 shares of Puro Common Stock issuable upon the exercise of outstanding options, of which options to purchase 10,000 shares are held by Mr. Edberg and options to purchase 49,284 shares are held by Edberg Associates.
(8) These shares of Puro Common Stock are issuable upon the exercise of outstanding options.

                                 LEGAL MATTERS

  The validity of the shares of U.S. Filter Common Stock to be issued in connection with the Merger and certain other legal matters in connection with the Merger will be passed upon for U.S. Filter by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters in connection with the Merger will be passed upon for Puro by Lev, Berlin & Dale, P.C., Norwalk, Connecticut.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of the Puro Water Group, Inc. as of December 31, 1996 and 1995 and for each of the two years ended December 31, 1996 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                             PURO WATER GROUP, INC.

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Puro Water Group, Inc.:

  We have audited the accompanying balance sheet of Puro Water Group, Inc. (a Delaware corporation) as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puro Water Group, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New York, New York
April 11, 1997

                             PURO WATER GROUP, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
  Cash...............................................  $   216,960  $   387,610
  Accounts receivable, less allowance for doubtful
   accounts of $201,205..............................    2,527,915    2,997,416
  Inventory..........................................      550,243      571,528
  Prepaid expenses...................................      211,282      537,196
                                                       -----------  -----------
    Total current assets.............................    3,506,400    4,493,750
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
 depreciation of $1,263,994 and $940,969,
 respectively (Note 4)...............................    5,781,005    5,171,730
INTANGIBLE ASSETS, net of accumulated amortization of
 $941,708 and $712,734, respectively (Note 5)........    7,638,884    7,763,035
DEFERRED REGISTRATION COSTS..........................      729,934          --
OTHER ASSETS.........................................      136,491      120,229
                                                       -----------  -----------
      TOTAL ASSETS...................................  $17,792,714  $17,548,744
                                                       ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................  $   619,985  $   657,679
  Accrued expenses and other current liabilities.....      223,290      198,235
  Accrued registration costs.........................      454,647          --
  Income taxes payable...............................      179,422      145,535
  Deferred income....................................      236,184      236,184
  Short-term borrowings (Note 6).....................    2,100,000      365,000
  Current portion of long-term debt (Note 7).........    2,040,361    1,000,972
  Current portion of capital lease obligations (Note
   10)...............................................      201,649      209,304
                                                       -----------  -----------
    Total current liabilities........................    6,055,538    2,812,909
LONG-TERM LIABILITIES:
  Long-term debt (Note 7)............................    5,903,120    2,702,428
  Capital lease obligations (Note 10)................      217,081      192,520
  Deferred tax liability.............................      765,000      765,000
  Other liabilities..................................      208,970       46,692
                                                       -----------  -----------
    Total Long-term Liabilities......................    7,094,171    3,706,640
COMMITMENTS (Note 13)
STOCKHOLDERS' EQUITY:
  Common stock, $.0063 par value; 10,000,000 shares
   authorized; 2,126,789 and 3,476,789 shares issued
   and outstanding, respectively.....................       13,399       21,904
  Additional paid-in capital.........................    3,342,715    9,420,019
  Retained earnings..................................    1,286,891    1,587,272
                                                       -----------  -----------
    Total stockholders' equity.......................    4,643,005   11,029,195
                                                       -----------  -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....  $17,792,714  $17,548,744
                                                       ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                             PURO WATER GROUP, INC.

                            STATEMENTS OF OPERATIONS

                          YEARS ENDED DECEMBER 31,     SIX MONTHS    SIX MONTHS
                          --------------------------      ENDED         ENDED
                              1995          1996      JUNE 30, 1996 JUNE 30, 1997
                          ------------  ------------  ------------- -------------
                                                       (UNAUDITED)   (UNAUDITED)
REVENUE:
  Bottled water sales
   and other revenue....  $  4,175,395  $  8,441,326   $4,010,633    $4,852,744
  Rental revenue........     1,325,769     2,186,264    1,052,164     1,053,916
                          ------------  ------------   ----------    ----------
    Total revenue.......     5,501,164    10,627,590    5,062,797     5,906,660
COST OF GOODS SOLD:
  Cost of goods sold
   (excluding
   depreciation)........     1,615,228     3,506,321    1,317,959     2,082,492
  Depreciation..........       237,518       530,814      243,537       296,160
                          ------------  ------------   ----------    ----------
GROSS PROFIT............     3,648,418     6,590,455    3,501,301     3,528,008
OPERATING EXPENSES:
  Operating expenses
   (excluding
   depreciation and
   amortization)........     1,305,786     1,898,610    1,070,260     1,555,582
  General and
   administrative
   expenses.............     1,309,478     2,172,039    1,496,628     1,037,411
  Depreciation and
   amortization.........       213,855       461,118      202,452       261,663
                          ------------  ------------   ----------    ----------
    Total operating
     expenses...........     2,829,119     4,531,767    2,769,340     2,854,656
                          ------------  ------------   ----------    ----------
INCOME FROM OPERATIONS..       819,299     2,058,688      731,961       673,352
OTHER INCOME/(EXPENSE):
  Other
   income/(expense).....       118,577        28,299        4,184        64,189
  Interest expense......      (302,973)     (763,604)    (329,684)     (236,907)
  Plant relocation
   charges..............           --       (250,000)         --           --
                          ------------  ------------   ----------    ----------
                              (184,396)     (985,305)    (325,500)     (172,718)
                          ------------  ------------   ----------    ----------
INCOME BEFORE PROVISION
 FOR INCOME TAXES.......       634,903     1,073,383      406,461       500,634
PROVISION FOR INCOME
 TAXES..................       231,000       446,220      170,000       200,253
                          ------------  ------------   ----------    ----------
NET INCOME..............  $    403,903  $    627,163   $  236,461    $  300,381
                          ============  ============   ==========    ==========
PER SHARE INFORMATION:
  Earnings per share
   (Note 2).............  $       0.21  $       0.28   $     0.11    $     0.09
                          ============  ============   ==========    ==========
  Weighted average
   common shares
   outstanding (Note
   2)...................     1,927,662     2,237,679    2,237,679     3,289,043
                          ============  ============   ==========    ==========


        The accompanying notes are an integral part of these statements.

                             PURO WATER GROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK
                            ----------------- ADDITIONAL
                            NUMBER OF   PAR    PAID-IN    RETAINED
                             SHARES    VALUE   CAPITAL    EARNINGS     TOTAL
                            --------- ------- ---------- ---------- -----------
BALANCE, December 31,
 1994...................... 1,577,089 $ 9,936 $  845,178 $  255,825 $ 1,110,939
  Issuance of common
   stock...................   394,272   2,484  1,997,516        --    2,000,000
  Net income...............       --      --         --     403,903     403,903
                            --------- ------- ---------- ---------- -----------
BALANCE, December 31,
 1995...................... 1,971,361  12,420  2,842,694    659,728   3,514,842
  Issuance of common stock
   (Note 9)................    98,568     621    499,379        --      500,000
  Exercise of stock
   warrants
   (Note 9)................    56,860     358        642        --        1,000
  Net income...............       --      --         --     627,163     627,163
                            --------- ------- ---------- ---------- -----------
BALANCE, December 31,
 1996...................... 2,126,789  13,399  3,342,715  1,286,891   4,643,005
  Issuance of common stock
   (unaudited)............. 1,350,000   8,505  6,077,304        --    6,085,809
  Net income (unaudited)...       --      --         --     300,381     300,381
                            --------- ------- ---------- ---------- -----------
BALANCE, June 30, 1997
 (unaudited)............... 3,476,789 $21,904 $9,420,019 $1,587,272 $11,029,195
                            ========= ======= ========== ========== ===========




        The accompanying notes are an integral part of these statements.

                             PURO WATER GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                          YEARS ENDED DECEMBER 31,     SIX MONTHS    SIX MONTHS
                          --------------------------      ENDED         ENDED
                              1995          1996      JUNE 30, 1996 JUNE 30, 1997
                          ------------  ------------  ------------- -------------
                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income............  $    403,903  $    627,163   $   236,461   $   300,380
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
  Depreciation and
   amortization.........       451,373       991,932       445,989       557,823
  Deferred income
   taxes................       187,000       393,000        50,000           --
  Provision for
   allowance for
   doubtful accounts....       (11,026)        5,300        36,195           --
  Changes In Assets And
   Liabilities--
  Increase in accounts
   receivable...........      (535,069)   (1,384,028)     (806,006)     (469,501)
  Increase in
   inventory............       (91,960)     (201,283)      (93,632)      (21,285)
  Increase in prepaid
   expenses and other
   assets...............       (36,516)     (205,394)     (280,912)     (333,168)
  Increase (decrease) in
   accounts payable,
   accrued expenses and
   other liabilities....        (1,363)      337,199       510,939      (410,697)
  Increase in deferred
   income...............        26,386       119,718       110,625           --
                          ------------  ------------   -----------   -----------
    Net cash (used in)
     provided by
     operating
     activities.........       392,728       683,607       209,659      (376,448)
                          ------------  ------------   -----------   -----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
  Purchase of property,
   plant and equipment..    (1,143,105)   (2,802,887)   (1,983,924)     (840,846)
  Advance on
   acquisition..........           --            --       (500,000)          --
  Net assets acquired
   (Note 3).............    (1,683,135)   (5,458,663)   (4,583,085)        1,168
  Sale of building......           --            --            --        989,550
                          ------------  ------------   -----------   -----------
    Net cash provided by
     (used in) investing
     activities.........    (2,826,240)   (8,261,550)   (7,067,009)      149,872
                          ------------  ------------   -----------   -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
  Proceeds from
   /(repayment of)
   short-term
   borrowings, net......      (100,000)    2,050,000     2,500,000       315,000
  Repayment of capital
   lease obligations....      (149,623)     (192,758)      (93,806)      (89,404)
  Repayment short-term
   debt.................           --            --       (570,868)   (2,050,000)
  Repayment long-term
   debt.................      (373,517)     (727,384)      500,000    (4,334,422)
  Proceeds from long-
   term debt............     1,686,386     5,750,000
  Proceeds from exercise
   of stock warrants....           --          1,000
  Proceeds from sale of
   common stock.........     2,000,000       500,000     4,000,000     6,556,052
  Increase in deferred
   offering costs.......           --       (275,287)
                          ------------  ------------   -----------   -----------
    Net cash provided by
     financing
     activities.........     3,063,246     7,105,571     6,335,326       397,226
                          ------------  ------------   -----------   -----------
NET INCREASE (DECREASE)
 IN CASH................       629,734      (472,372)     (522,024)      170,650
CASH, beginning of peri-
 od.....................        59,598       689,332       689,332       216,960
                          ------------  ------------   -----------   -----------
CASH, end of period.....  $    689,332  $    216,960   $   167,308   $   387,610
                          ------------  ------------   -----------   -----------
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid for:
    Interest............  $    302,973  $    719,410   $   317,684   $   463,003
                          ------------  ------------   -----------   -----------
    Income taxes........  $    121,039  $     56,520   $   218,624   $   521,375
                          ------------  ------------   -----------   -----------
SUPPLEMENTAL DISCLOSURE
 OF NONCASH IN VESTING
 AND FINANCING ACTIVI-
 TIES:
  Capital lease
   obligations
   incurred.............  $    113,041  $    127,803   $    80,395   $   100,350
                          ------------  ------------   -----------   -----------
  Deferred offering
   costs not yet paid...  $        --   $    454,647   $       --    $   197,872
                          ------------  ------------   -----------   -----------

        The accompanying notes are an integral part of these statements.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS:

  Puro Water Group, Inc. (the "Company"), a Delaware corporation, is a bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. The Company also rents and services water coolers, filtration systems, and plumbed-in fountains located in businesses, factories and homes in the metropolitan New York area.

  On February 1, 1994, the Company, a holding company, completed the acquisition of all of the outstanding common stock of Puro Corporation of America, a New York Corporation ("Puro NY"), and LSL Hydro Systems, Inc. ("Hydro"). Immediately, prior to the acquisition, Puro NY and Hydro purchased stock owned by certain stockholders which represented ownership of 50% of each of the companies for cash of $1,000,000 and the issuance of $100,000 in notes payable. The transaction was accounted for under the purchase method with the purchase price deemed to be $1,500,000 based on the ultimate ownership and management's estimate of fair value at the time of the acquisition. Because Hydro and Puro NY had a common control group, that portion of the assets of the Company attributable to the control group (approximately 26%), were accounted for as having been acquired at a carryover historical basis of $31,000. The purchase price has been allocated to the fair market value of the assets acquired and liabilities assumed which resulted in goodwill of approximately $1,200,000. This amount is being amortized over fifteen years.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventory

  Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is comprised of water coolers and parts, office refreshment supplies and water.

 Property, Plant and Equipment

  Property, plant and equipment is stated at historical cost. The Company's building is depreciated utilizing the straight-line method over 40 years and equipment is depreciated utilizing the straight-line method over the estimated useful lives of 8 to 25 years. Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the term of the lease or estimated useful life of the asset in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases".

 Intangible Assets

  Intangible assets are recorded based on the value of certain assets obtained in the acquisition of other companies and are amortized on the straight-line method over the following periods:

   Goodwill......................................................... 15-30 years
   Customer lists...................................................     6 years
   Covenants-not-to-compete.........................................   3-7 years

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
  Subsequent to its acquisitions, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of the intangible assets may warrant revision or that the remaining balance may not be recoverable. The Company has completed its first year of operations with Electrified Companies, Inc. and Mountain Spring Water Co., Inc. and White Mountain Company, Inc. (Note 3). Based on customer activity, including retention rate, management believes that the useful life on the goodwill related to these acquisitions should be 30 years. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the intangible assets in measuring whether it is recoverable.

 Revenue Recognition

  Revenue on sales of bottled water and coolers is recognized upon delivery. Leases of water coolers and filters are accounted for under the operating method and, accordingly, rental income is reported over the terms of the leases.

 Income Taxes

  The Company accounts for its income taxes under SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carryforwards, if any, using enacted tax rates in effect for the years in which the differences and carryforwards are expected to reverse and be utilized.

 Earnings Per Share

  Earnings per share ("EPS") was computed by dividing net income by the weighted average number of common share equivalents outstanding during the respective periods, which includes for all periods, (i) the retroactive effect of the April 1996 stock split (Note 9) and the reverse stock split, which occurred upon the consummation of the Company's initial public offering (Note
14), (ii) the sale of 98,568 shares of common stock in May 1996 (Note 9),
(iii) the impact of options held by two stockholders, to purchase 123,210 shares of Common Stock at $5.40 per share (Note 12) and (iv) the impact of the exercise of 56,860 warrants (Note 9).

 New Accounting Pronouncements

  During March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets", which is effective for fiscal years beginning after December 15, 1995. The adoption of this standard did not have an effect on the Company's financial position or results of operations.

  During October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS No. 123 also permits the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income and net income per common share in the notes to financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
  Subsequent to December 31, 1996, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting EPS, replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently-required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. If this statement had been adopted, the Company's basic earnings per share, as defined in the statement, would have been $0.30 and $0.23, respectively, for the years ended December 31, 1996 and 1995.

3. ACQUISITIONS:

  During 1995, the Company acquired certain assets and assumed certain liabilities of several companies operating in the bottled water industry. The acquisitions were paid for with cash and the issuance of notes (Note 7). All acquisitions have been accounted for under the purchase method and therefore operations of the companies acquired have been included in the statement of operations from their respective dates of acquisition. Although the individual acquisitions were not material to the Company's financial position or results of operations, the total purchase price for all of the Company's 1995 acquisitions was approximately $2,200,000. Pro forma results of operations have not been provided as the information was neither readily available nor material to the Company's overall results of operations. Additionally, the Company incurred certain non-recurring expenses resulting from the integration of these acquisitions into the Company's operations which have been reflected in the Company's statement of operations for the year ended December 31, 1995.

  On January 31, 1996, the Company acquired the net assets of Electrified Companies, Inc., a company operating in the bottled water industry. The purchase agreement called for total payments to be made to the seller in the aggregate amount of $5,000,000, payments totaling $437,801 to satisfy two bank loans of the seller and certain consideration for other outstanding liabilities. The $5,000,000 was paid through a cash payment of $1,000,000 at the closing and the issuance of three note payables for $2,900,000, $600,000 and $500,000, respectively, bearing interest at the prime rate (8.25% at December 31, 1996). Interest payments, only, are due through February 1997, and then equal monthly principal installments will be made from March 1997 through February 2000. Subsequent to December 31, 1996, and in connection with the initial public offering of the Company's common stock (Note 14), the Company paid the $2,900,000 note payable.

  Summarized below is the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 as though this acquisition had occurred on January 1, 1995. Adjustments have been made for pro forma income taxes, amortization of intangible assets related to this acquisition and interest expense as a result of this acquisition. Pro Forma results of operations of the Company, for the year ended December 31, 1996, are not provided as the information was not material to the Company's overall results of operations.

                                                             FOR THE YEAR ENDED
                                                             DECEMBER 31, 1995
                                                             ------------------
                                                                (UNAUDITED)
   Pro Forma:
     Revenues...............................................    $10,659,418
     Net income.............................................         91,000
     Earnings per share.....................................    $      0.05

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
  These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made at the beginning of 1995, or of results which may occur in the future.

  On June 27, 1996, the Company entered into an agreement to acquire certain assets of Mountainwood Spring Water Co., Inc., and White Mountain Company, Inc., (collectively "Mountainwood") both operating in the bottled water industry. Under the terms of the agreement, the acquisition was effective as of July 1, 1996. The purchase agreement called for total payments to be made to the seller in the aggregate amount of $1,250,000 which was comprised of a cash payment of $500,000 at the closing, and two separate notes payable for $500,000 and $250,000 bearing interest at 8%. The $500,000 note will have interest payments through July 1, 1999, at which time a $125,000 principal payment will be made. Thereafter, and through July 1, 2003, monthly principal payments of $10,000 will be paid. The principal and interest on the $250,000 note shall be paid through monthly payments of interest only through June 30, 1999, at which time the entire unpaid principal and interest is due (Note 7). The $500,000 cash payment was borrowed from a bank, and secured by the Company's majority shareholder, and is included in long-term debt (Note 7) on the accompanying balance sheet as of December 31, 1996.

4. PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment are comprised of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1996        1997
                                                        ------------ -----------
                                                                     (UNAUDITED)
Land and building......................................  $  946,088  $      --
Building improvements..................................     192,818      89,213
Rental equipment.......................................   2,324,508   2,724,508
Vehicles held under capital leases.....................     805,917     825,917
Vehicles...............................................     396,826     666,826
Bottles and crates.....................................     483,634     505,634
Machinery and equipment................................   1,378,176   1,409,964
Furniture and fixtures.................................     194,007     213,662
                                                         ----------  ----------
                                                          6,721,974   6,435,724
Less: Accumulated depreciation.........................     940,969   1,263,994
                                                         ----------  ----------
  Property, plant and equipment, net...................  $5,781,005  $5,171,730
                                                         ==========  ==========

  Depreciation aggregated $555,925 and $262,074, respectively, for the years ended December 31, 1996 and 1995.

                             PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 1996--(CONTINUED)
5. INTANGIBLE ASSETS:

  Intangible assets are comprised of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1996        1997
                                                        ------------ -----------
                                                                     (UNAUDITED)
Goodwill...............................................  $7,749,071  $8,102,196
Covenants-not-to-compete...............................     338,333     338,333
Customer lists.........................................     264,214     264,214
                                                         ----------  ----------
                                                          8,351,618   8,704,743
Less: Accumulated amortization.........................     712,734     941,708
                                                         ----------  ----------
  Intangible assets, net...............................  $7,638,884  $7,763,035
                                                         ==========  ==========

  Amortization expense on intangible assets aggregated $427,115 and $189,299, respectively, for the years ended December 31, 1996 and 1995.

6. SHORT-TERM BORROWINGS:

  The Company has a line of credit available with a bank for $3,000,000 as of December 31, 1996. No amounts were available under the $3,000,000 line of credit, as the Company converted the outstanding amounts into a $1,550,000 short-term note, described below, and a $1,450,000 note payable which is included in long-term debt in the accompanying balance sheet (Note 7).

  The outstanding amounts on short-term borrowings are as follows:

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
Note payable with bank, bearing interest at prime
 plus .25%, due in full on May 31, 1997, secured by a
 letter of credit of $1,500,000 issued by the bank,
 which is guaranteed by the Company's principal
 stockholder.........................................   $1,550,000   $    --
Outstanding amount on line of credit with bank.......          --     365,000
Promissory note payable to bank, bearing interest at
 prime plus .50%, due in full in June 1997, secured
 by a letter of credit which is guaranteed by the
 Company's principal stockholder.....................      500,000        --
Demand note with stockholder with interest at prime
 plus .75%...........................................       50,000        --
                                                        ----------   --------
  Total short-term debt..............................   $2,100,000   $365,000
                                                        ==========   ========

  The prime rate was 8.25% as of December 31, 1996.

                             PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 1996--(CONTINUED)
7. LONG-TERM DEBT:

  Long-term debt consists of the following:

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
BANK FINANCING
Mortgage payable, due in monthly installments of
 $9,941 including interest at 10.75%, balloon payment
 of $886,873 due June 1, 1998, secured by the land
 and building, with a net book value of $897,613.....   $  921,611  $      --
Promissory note payable to bank, bearing interest at
 prime plus .50%, due in monthly installments through
 September 2001, secured by certain fixed assets of
 the Company.........................................    1,446,429   1,417,918
ACQUISITION FINANCING (NOTE 3)
Note payable to bank of $500,000, related to
 Mountainwood acquisition, bearing interest at 8%,
 monthly interest payments only through July 1, 1999,
 principal payment of $125,000 on July 1, 1999 and
 then equal monthly installments through July 1,
 2003................................................      500,000     500,000
Note payable to seller of $250,000, related to
 Mountainwood acquisition, bearing interest at 8%,
 monthly interest payments only through June 30, 1999
 and then balloon payment of full principal due on
 June 30, 1999.......................................      250,000     250,000
Notes payable to seller of $2,900,000 and $600,000,
 related to Electrified Companies, Inc. bearing
 interest at prime rate, interest payments only due
 through February 1997, and then equal monthly
 installments from March 1997 through February 2000..    3,500,000     600,000
Notes payable associated with 1996 and 1995
 acquisition financing, bearing interest at rates
 ranging from 8-9% (certain non-interest bearing
 notes include interest at rates reflecting the
 Company's incremental borrowing rate), due in
 monthly installments through January 2001...........    1,036,786     932,227
STOCKHOLDER NOTES PAYABLE
Loan from stockholder, bearing interest at prime plus
 .75%, due in equal monthly installments commencing
 April 1997 through January 2001.....................      250,000         --
Other notes payable..................................       38,655       3,255
                                                        ----------  ----------
Total................................................    7,943,481   3,703,400
Less: current portion................................    2,040,361   1,000,972
                                                        ----------  ----------
Long-term debt.......................................   $5,903,120  $2,702,428
                                                        ==========  ==========

  Maturities of long-term debt over the next five years are as follows:

   Year Ended December 31,
     1997............................................................ $2,040,361
     1998............................................................  2,924,691
     1999............................................................  1,886,680
     2000............................................................    587,487
     2001 and thereafter.............................................  1,004,262
                                                                      ----------
                                                                      $8,443,481
                                                                      ==========

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
8. INCOME TAXES:

  Components of the income tax provision for the year ended December 31, 1996 and 1995 are as follows:

                                                      CURRENT  DEFERRED  TOTAL
                                                      -------- -------- --------
   1996:
     Federal......................................... $106,220 $207,000 $313,220
     State and local.................................   45,000   88,000  133,000
                                                      -------- -------- --------
                                                      $151,220 $295,000 $446,220
                                                      ======== ======== ========
   1995:
     Federal......................................... $ 20,000 $152,000 $172,000
     State and local.................................   24,000   35,000   59,000
                                                      -------- -------- --------
                                                      $ 44,000 $187,000 $231,000
                                                      ======== ======== ========

  The actual tax expense differed from the "expected" amounts by applying the U.S. Federal income tax rate of 34% as follows:

                                                                     1996  1995
                                                                     ----  ----
   Federal income tax at statutory rate............................. 34%   34%
   Non-deductible goodwill amortization.............................  2%    --
   Purchase accounting reversal.....................................  --   (3%)
   State income taxes net of federal income tax benefit.............  9%    6%
   Other............................................................ (3%)  (1%)
                                                                     ---   ---
     Actual income tax provision.................................... 42%   36%
                                                                     ===   ===

  The net deferred tax liability at December 31, 1996 and 1995 primarily consists of the differences between depreciation recorded for tax and book purposes and the allowance for doubtful accounts.

9. STOCKHOLDERS' EQUITY:

  In October 1995, the Company entered into a Stock Purchase Agreement with certain stockholders of the Company to purchase 394,272 shares of the Company's stock for an aggregate purchase price of $2,000,000.

 Stock Split

  In April 1996, the Company approved an increase in the amount of authorized common stock from 2,000,000 to 10,000,000 shares and a change in the common stock par value from $.01 to $.003125. Immediately thereafter, the Company authorized a 3.2 for 1 stock split on all common stock outstanding. All information in the accompanying financial statements has been retroactively restated to give effect to the stock split.

 Sale of Common Stock

  On May 1, 1996, a third party investor purchased 98,568 shares of common stock for an aggregate purchase price of $500,000. In November 1996, the investor was also granted options to purchase 49,284 shares of the Company's common stock at $5.40 per share. These options are still outstanding.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
 Exercise of Stock Warrants

  In October 1996, certain entities, under the control of the Company's principal stockholder, exercised stock warrants for an aggregate 2.5% of the outstanding common stock and stock options of the Company, immediately after said exercise, for a total of $1,000. Said warrants were issued on January 28, 1994, in connection with the initial capitalization of the Company and the investment in the Company by the holder. The fair market value of the stock underlying the warrants was $31,000 at the time of issuance. The warrants were not subject to any restrictions. Pursuant to the exercise of the aforementioned warrants, the stockholders received a total of 56,860 shares of common stock.

10. CAPITAL LEASE OBLIGATIONS:

  The Company is the lessee of certain fixed assets under capital leases expiring through 2000. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The assets are depreciated over their estimated useful lives. Interest rates on capital leases vary from 3.5% to 7.00%.

  Future minimum payments under these lease agreements are as follows:

   Year Ended December 31,
     1997............................................................. $220,318
     1998.............................................................  176,192
     1999.............................................................   42,823
     2000.............................................................    7,671
                                                                       --------
       Total minimum lease payments...................................  447,004
   Less: Amount representing interest.................................   28,274
                                                                       --------
   Present value of net minimum lease payments........................ $418,730
                                                                       ========

11. BENEFIT PLANS:

  The Company's noncontributory pension plan provides benefits upon the death or retirement of eligible employees. The Company's policy is to fund the annual amount deductible for Federal income tax purposes. During 1995, the Company elected to freeze the plan and accordingly, no further voluntary contributions will be made on behalf of the Company, however, the Company is required to make certain payments in order to fund the plan. Such payments totalled approximately $10,000 and $12,000, respectively, for the years ended December 31, 1996 and 1995.

  The Company maintains a defined contribution savings plan for eligible employees pursuant to Section 401(k) of the Internal Revenue Code ("IRC"). Pursuant to the plan, employees can contribute a maximum established by the IRC. Although the Company is not obligated to contribute to the plan, the Company contributed approximately $10,000 and $2,500 for the years ended December 31, 1996 and 1995, respectively.

12. STOCK-BASED COMPENSATION:

  During 1996, the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") for the purpose of granting incentive stock options to employees of the Company. The Company reserved 400,000 shares of common stock for issuance under the Stock Option Plan.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
  In November 1996, the Company granted options to purchase 49,284 shares of common stock and 24,642 shares of common stock, respectively, to a principal stockholder of the Company, who is also a member of the Board of Directors, and certain entities controlled by him. These options may be exercised 120 days after the closing of the Company's initial public offering over fifty-four and fifty-seven month periods and are exercisable at $5.40 per share. Additionally, in November 1996, the Company granted options to purchase 49,284 shares of the Company's common stock at $5.40 per share to another stockholder, who is also a member of the Board of Directors. These options may be exercised 120 days after the closing of the Company's initial public offering over fifty-four month period. All of these options are still outstanding. No stock options were granted during 1995.

  The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized.

  Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been changed to the following pro forma amounts:

                                                                          1996
                                                                        --------
   Net income:
     As Reported....................................................... $627,163
     Pro Forma.........................................................  444,884
   Earnings per share:
     As Reported....................................................... $   0.28
     Pro Forma.........................................................     0.20

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  A summary of the status of the Stock Option Plan at December 31, 1996, and changes during the year then ended, is presented in the table and narrative below:

                                                                 1996
                                                       ------------------------
                                                               WEIGHTED AVERAGE
                                                       SHARES   EXERCISE PRICE
                                                       ------- ----------------
   Outstanding at beginning of year...................     --         n/a
   Granted............................................ 123,210      $5.40
   Exercised..........................................     --         --
   Forfeited..........................................     --         --
   Outstanding at end of year......................... 123,210       5.40
   Exercisable at end of year.........................     --         n/a
   Weighted average fair value of options granted..... $  1.48        n/a

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: risk-free interest rates of 5.61%; expected dividend yields of 0%; expected lives of 1 year; expected stock price volatility of 64%.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)
13. COMMITMENTS:

 Leases

  As of December 31, 1996, the Company had leased certain office and warehouse space. Leases for this space expire through March 2001, and call for annual rent with immaterial escalations through the end of the leases. The Company has also entered into several operating leases for office equipment.

  Future minimum payments for operating leases at December 31, 1996 are as follows:

   Year ended December 31,
     1997.............................................................. $282,407
     1998..............................................................  261,764
     1999..............................................................  253,843
     2000..............................................................  259,310
     2001 and thereafter...............................................  765,669

  Rental expense for the years ended December 31, 1996 and 1995 was $295,659 and $139,660, respectively.

 Employment Agreements

  The Company has entered into employment agreements with its President and Chief Executive Officer. The President's agreement provides for an annual base salary of $100,000 for a term of five years. The agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, the President will be entitled to a severance payment equal to two times his annual base salary. The Chief Executive Officer's agreement will provide for an annual base salary of $187,000 for a term of five years. The agreement may be extended at the sole discretion of the Board of Directors upon the same terms and conditions. In the event that the Board of Directors does not extend the term of the agreement and a mutually acceptable alternative agreement cannot be negotiated with the Board of Directors upon the expiration of this agreement, the Chief Executive Officer will be entitled to a severance payment equal to three times his annual base salary.

14. SUBSEQUENT EVENTS:

 Initial Public Offering

  On February 7, 1997, the Company completed an initial public offering of its common stock. The offering resulted in the sale of 1,350,000 shares of common stock at $6.00 per share, less underwriters discounts and commissions, for total net proceeds of approximately $6,086,000. The Company used a portion of the proceeds of the offering to repay approximately $5,300,000 of the acquisition and bank financing, described in Note 7, outstanding at December 31, 1996. The supplementary earnings per share for the year ended December 31, 1996, which follows, gives supplemental effect to the issuance of 749,226 shares of common stock for the entire period during which the acquisition and bank financing was outstanding, which is the number of shares issued in the initial public offering, the proceeds of which were used to repay approximately $5,300,000 of debt outstanding at December 31, 1996, as well as to effect the reduction of related interest expense for the year then ended. These shares are presumed outstanding for supplementary purposes only, and were neither issued nor outstanding for any purpose during the year ended December 31, 1996.

                            PURO WATER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1996--(CONTINUED)

                                                            FOR THE YEAR ENDED
                                                            DECEMBER 31, 1996
                                                            ------------------
   Supplementary earnings per share........................     $    0.29
   Supplementary weighted average common shares
    outstanding............................................     2,986,905

 Reverse Stock Split and Recapitalization

  In connection with the initial public offering described above, the Company effected a recapitalization whereby the presently outstanding common stock was converted to shares of common stock on a .4928 to 1 share basis and the common stock par value was converted from $.003125 to $.0063. All information contained in the accompanying financial statements and footnotes has been retroactively restated to give effect to these transactions.

15. UNAUDITED INTERIM FINANCIAL INFORMATION:

  The unaudited financial information included herein for the six months ended June 30, 1996 and 1997 has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of the Company, these unaudited financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

16. EVENTS (UNAUDITED) OCCURRING SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS:

  On October 8, 1997, the Company entered into an agreement and plan of merger with USF/PW Acquisition Corporation ("Sub"), a wholly owned subsidiary of United States Filter Corporation ("US Filter"). Pursuant to the agreement, the Sub would merge with and into the Company and the Company will become a wholly owned subsidiary of US Filter. Under the terms of the agreement, each existing holder of the Company's common stock, will have the right to convert each share into a fraction of US Filter common stock determined by dividing $7.20 by the average market price of the US Filter common stock during the 10 consecutive trading days beginning on the 16th trading day prior to a special meeting of the Company's shareholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 8, 1997

                                     AMONG

                       UNITED STATES FILTER CORPORATION,

                         USF/PW ACQUISITION CORPORATION

                                      AND

                             PURO WATER GROUP, INC.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I       THE MERGER
   Section 1.01 Effective Time of the Merger...........................  A-5
   Section 1.02 Closing................................................  A-5
   Section 1.03 Effects of the Merger..................................  A-5
ARTICLE II      CONVERSION OF SECURITIES
   Section 2.01 Conversion of Capital Stock............................  A-6
   Section 2.02 Exchange of Certificates...............................  A-6
   Section 2.03 No Further Transfers...................................  A-7
   Section 2.04 No Fractional Shares...................................  A-7
   Section 2.05 Anti-Dilution Provisions...............................  A-8
   Section 2.06 Stock Legends; Agreements by Certain Stockholders......  A-8
   Section 2.07 Company Stock Option Plans.............................  A-8
   Section 2.08 Options................................................  A-8
   Section 2.09 Underwriter's Warrant..................................  A-9
   Section 2.10 Convertible Notes......................................  A-9
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
   Section 3.01 Organization...........................................  A-9
   Section 3.02 Capitalization.........................................  A-9
   Section 3.03 Charter Documents...................................... A-10
   Section 3.04 Subsidiaries........................................... A-10
   Section 3.05 Authority; No Conflict; Required Filings and Consents.. A-10
   Section 3.06 SEC Filings; Financial Statements...................... A-11
   Section 3.07 Indebtedness; Absence of Undisclosed Liabilities....... A-11
   Section 3.08 Absence of Certain Changes or Events................... A-12
   Section 3.09 Tax Matters............................................ A-12
   Section 3.10 Certain Transactions................................... A-13
   Section 3.11 Required Authorizations................................ A-13
   Section 3.12 Litigation............................................. A-13
   Section 3.13 Compliance with Law; Regulatory Compliance............. A-13
   Section 3.14 Contracts.............................................. A-14
   Section 3.15 Real Property.......................................... A-14
   Section 3.16 Personal Property...................................... A-14
   Section 3.17 Intellectual Property Rights........................... A-15
   Section 3.18 Environmental Matters.................................. A-15
   Section 3.19 Products Liability..................................... A-16
   Section 3.20 Insurance.............................................. A-16
   Section 3.21 Employment and Change in Control Agreements............ A-16
   Section 3.22 Labor Relations........................................ A-16
   Section 3.23 Employee Benefit Plans................................. A-16
   Section 3.24 Pooling of Interests................................... A-18
   Section 3.25 Registration Statement; Proxy Statement/Prospectus..... A-18
   Section 3.26 Certain Fees........................................... A-18
   Section 3.27 Section 203 of the DGCL Not Applicable................. A-18
   Section 3.28 Disclosure............................................. A-18

                                                                             PAGE
                                                                             ----
ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF USF AND SUB
   Section 4.01 Organization of USF and Sub................................. A-18
   Section 4.02 Capitalization of USF and Sub............................... A-19
   Section 4.03 Authority; No Conflict; Required Filings and Consents....... A-19
   Section 4.04 SEC Filings; Financial Statements........................... A-20
   Section 4.05 Absence of Certain Changes or Events........................ A-20
   Section 4.06 Litigation.................................................. A-20
   Section 4.07 Registration Statement; Proxy Statement/Prospectus.......... A-20
   Section 4.08 Interim Operations of Sub................................... A-21
ARTICLE V       COVENANTS
   Section 5.01 No Solicitation............................................. A-21
   Section 5.02 Stockholder Approval........................................ A-21
   Section 5.03 Conduct of the Business of the Company...................... A-22
   Section 5.04 Access to Information....................................... A-23
   Section 5.05 Required Authorizations..................................... A-24
   Section 5.06 Financial Statements of the Company......................... A-24
   Section 5.07 Public Announcements........................................ A-25
   Section 5.08 Benefit Plans............................................... A-25
   Section 5.09 Tax-Free Reorganization..................................... A-25
   Section 5.10 Pooling Accounting.......................................... A-25
   Section 5.11 Affiliate Agreements........................................ A-25
   Section 5.12 Representations, Covenants and Conditions;
                Further Assurances.......................................... A-26
ARTICLE VI      CONDITIONS TO MERGER
   Section 6.01 Conditions to Each Party's Obligation To Effect the Merger.. A-26
   Section 6.02 Additional Conditions to Obligations of USF and Sub......... A-26
   Section 6.03 Additional Conditions to Obligations of the Company......... A-27
ARTICLE VII     TERMINATION AND AMENDMENT
   Section 7.01 Termination................................................. A-28
   Section 7.02 Effect of Termination....................................... A-29
   Section 7.03 Fees and Expenses........................................... A-29
   Section 7.04 Amendment................................................... A-29
   Section 7.05 Extension; Waiver........................................... A-29
ARTICLE VIII    MISCELLANEOUS
   Section 8.01 Nonsurvival of Representations, Warranties and Agreement.... A-30
   Section 8.02 Notices..................................................... A-30
   Section 8.03 Interpretation.............................................. A-31
   Section 8.04 Knowledge................................................... A-31
   Section 8.05 Counterparts................................................ A-31
   Section 8.06 Entire Agreement; No Third Party Beneficiaries.............. A-31
   Section 8.07 Governing Law............................................... A-31
   Section 8.08 Assignment.................................................. A-31

                                                                                           PAGE
                                                                                           ----
ANNEX 1      DEFINITIONS
   EXHIBIT A Amended and Restated Certificate of Incorporation of Puro Water Group, Inc... A-37
   EXHIBIT B Form of Puro Water Group, Inc. Affiliate Agreement........................... A-38

-

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger ("Agreement"), dated as of October 8, 1997, by and among United States Filter Corporation, a Delaware corporation ("USF"), USF/PW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF ("Sub"), and Puro Water Group, Inc., a Delaware corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations", and the Company is sometimes referred to herein as the "Continuing Corporation".

  Whereas, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that Sub merge with and into the Company on the terms and conditions herein set forth, whereby the Company will become a wholly owned subsidiary of USF and the stockholders of the Company will become stockholders of USF (the "Merger");

  Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to USF's willingness to enter into this Agreement, Peter T. Dixon, The Trusts Under Article 16 of the Will of W. Palmer Dixon for the Benefit of Peter T. and Palmer Dixon (the "Dixon Trusts"), Beth Levy, Scott Levy, Jack C. West and Edberg Associates Limited Partnership, each of whom is a stockholder of the Company ("Stockholders"), have entered into Stockholder Agreements (the "Stockholder Agreements") with USF pursuant to which the Stockholders have agreed to vote their shares of Common Stock, $.0063 par value, of the Company ("Company Common Stock") in favor of the Merger;

  Whereas, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") shall be duly prepared, executed and acknowledged by the Continuing Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  Section 1.02 Closing The closing of the Merger (the "Closing") will take place at 10:00 a.m., prevailing time, on a date to be specified by USF and the Company, which shall be as soon as practicable after all of the conditions to the Merger set forth in Article VI have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date"), at a place mutually agreed to in writing by USF and the Company.

  Section 1.03 Effects of the Merger.

  (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Certificate of Incorporation of the Continuing Corporation shall be amended to read in its entirety as set forth in Exhibit A, (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation, and (iv) the directors of Sub at the Effective Time shall be the directors of the Continuing Corporation and hold office as provided in the Bylaws of the Continuing Corporation.

  (b) The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of the Constituent Corporations will continue in the Surviving Corporation unaffected by the Merger.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

  (a) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Continuing Corporation.

  (b) Subject to Section 2.01(c) hereof, each issued and outstanding share of Company Common Stock, but other than shares of Company Common Stock issued and held in the treasury of the Company or owned of record by USF, Sub or any direct or indirect subsidiary thereof, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof that certain fraction of a share of Common Stock of USF, par value $.01 per share ("USF Common Stock") (subject to adjustment as provided in Section 2.01(c)) as shall be determined by dividing $7.20 (the "Per Share Purchase Price") by the "average market price" of the USF Common Stock during the 10 consecutive trading day period beginning on the 16th trading day prior to the Stockholders' Meeting (rounding the result to two decimal places). The "average market price" of a share of USF Common Stock shall be calculated by
(x) averaging the high and low per share sale prices for each trading day during such period on which there were any trades in USF Common Stock, (y) adding such daily averages together, and (z) dividing the sum by 10 (reduced by the number of such trading days during which there were no trades). In such "average market price" calculations, numbers shall be carried to four decimal places. The daily high and low per share sale prices shall be those on the New York Stock Exchange Composite Tape.

  (c) Each share of Company Common Stock issued and held in the treasury of the Company or owned of record by USF, Sub or any direct or indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no cash shall be exchangeable therefor.

  Section 2.02 Exchange of Certificates.

  (a) After the Effective Time, each holder of a certificate formerly evidencing shares of Company Common Stock which have been converted pursuant to Section 2.01(b), upon surrender of the same to American Stock Transfer & Trust Company or another exchange agent selected by USF and reasonably satisfactory to the Company (the "Exchange Agent") as provided in Section 2.02(b) hereof, shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of USF Common Stock into which such shares of Company Common Stock shall have been converted as provided in this Article II and (ii) as provided in Section 2.04, cash in lieu of any fractional share of USF Common Stock into which such shares of Company Common Stock would have otherwise been converted, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of Company Common Stock which have been so converted will be deemed for all corporate purposes of USF to evidence ownership of the number of whole shares of USF Common Stock for which the shares of Company Common Stock formerly represented thereby were exchanged and the right to receive cash as herein provided, without any interest thereon; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of USF Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of USF Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of USF Common Stock. Upon surrender of a certificate formerly evidencing shares of Company Common Stock which have been so converted, there shall be paid to the record holder of the certificates of USF Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of USF Common Stock to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of USF Common Stock. No interest shall be payable with respect to the payment of such dividends or distributions.

  (b) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing shares of Company Common Stock (other than certificates formerly representing shares of Company Common Stock to be canceled pursuant to Section 2.01(c)) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of USF) such certificates for exchange into certificates evidencing USF Common Stock (including cash in lieu of any fractional share). Each holder of certificates theretofore evidencing shares of Company Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor certificates evidencing USF Common Stock (including cash in lieu of any fractional share) deliverable in respect of the shares of Company Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of Company Common Stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (c) If any certificate evidencing shares of USF Common Stock is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of USF Common Stock that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Continuing Corporation will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of USF Common Stock deliverable in respect thereof, as determined in accordance with this Article II. When authorizing such issue of the certificate of shares of USF Common Stock in exchange therefor, the Board of Directors of the Continuing Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Continuing Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Continuing Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  (e) Adoption of this Agreement by the stockholders of the Company shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

  Section 2.03 No Further Transfers. After the Effective Time, there shall be no registration of transfers of shares on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

  Section 2.04 No Fractional Shares. Neither certificates nor scrip for fractional shares of USF Common Stock will be issued, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fraction of a share of USF Common Stock shall receive from USF an amount in cash equal to the average of the high and low per share sale prices of a share of USF Common Stock on the New York Stock Exchange Composite Tape for the day of the Effective Time, multiplied by the fraction of a share of USF Common Stock to which such stockholder would be otherwise entitled. No USF stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of USF.

  Section 2.05 Anti-Dilution Provisions. In the event USF changes the number of shares of USF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar capitalization for which a record date is not established) shall be prior to the Effective Time, the Per Share Purchase Price shall be proportionately adjusted to reflect such stock split, stock dividend or other recapitalization.

  Section 2.06 Stock Legends; Agreements by Certain Stockholders. Certificates representing shares of USF Common Stock issued to persons deemed to be affiliates of the Company (as that term is used for purposes of Rule 145 under the United States Securities Act of 1933, as amended (the "Securities Act")) on the date of the Stockholders' Meeting shall bear the legend set forth in paragraph E of Exhibit B hereto.

  Section 2.07 Company Stock Option Plans.

  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (an "Employee Stock Option") under the Company 1996 Stock Option Plan (the "Employee Stock Option Plan"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, the same number of shares of USF Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Employee Stock Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Employee Stock Option; provided, however, that, in the case of any Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

  (b) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Director Stock Option") under the Director Stock Option Plan (the "Director Stock Option Plan"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Director Stock Option, the same number of shares of USF Common Stock as the holder of such Director Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Director Stock Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Director Stock Option.

  Section 2.08 Options. At the Effective Time, each outstanding option to purchase Company Common Stock listed on Schedule 2.08 ("Non-Employee Options"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under each respective Non-Employee Option, the same number of shares of USF Common Stock as the holder of such Non-Employee Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Non-Employee Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Non-Employee Stock Option.

  Section 2.09 Underwriter's Warrant. At the Effective Time, the Underwriter's Common Stock Purchase Warrant dated as of February 7, 1997 (the "Underwriter's Warrant") shall be deemed to constitute the right to acquire, on the same terms and conditions as were applicable under such Underwriter's Warrant, the same number of shares of USF Common Stock as the holder of such Underwriter's Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Underwriter's Warrant in full immediately prior to the Effective Time, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Underwriter's Warrant divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Underwriter's Warrant.

  Section 2.10 Convertible Notes. At the Effective Time, the Notes of the Company listed on Schedule 2.10 (the "Convertible Notes") shall be deemed to be convertible, on the same terms and conditions as were applicable under each respective Convertible Note, into the same number of shares of USF Common Stock as the holders of each such Convertible Note would have been entitled to receive pursuant to the Merger had such holders converted such Convertible Notes in full immediately prior to the Effective Time, at a conversion price per share equal to (y) the conversion price for the shares of Company Common Stock deemed otherwise purchasable pursuant to each respective Convertible Note divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to each such Convertible Note.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to USF and Sub as follows:

  Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects ("Material Adverse Effect") of the Company.

  Section 3.02 Capitalization.

  (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.0063 par value per share. As of August 31, 1997, (i) 3,476,789 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 400,000 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Employee Stock Option Plan, (iv) 30,000 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Director Stock Option Plan,
(v) 121,068 shares of Company Common Stock were reserved for issuance pursuant to the Non-Employee Options, (vi) 135,000 shares of Company Common Stock were reserved for issuance pursuant to the Underwriter's Warrant, (vii) 80,165 shares of Company Common Stock were reserved for issuance pursuant to the Convertible Notes and (viii) 32,000 shares of Company Common Stock were reserved for issuance pursuant to the Savoy Asset Purchase Agreement. All shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

  (b) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

  (c) Except for restrictions on transfer arising under the Federal securities laws, included in the Stockholders Agreements or as described in Schedule 3.02, there are no existing restrictions on transfer, voting trusts, stockholder agreements or registration covenants known to the Company relating to any outstanding shares of capital stock of the Company. None of the outstanding shares of Company Common Stock was issued in violation of the preemptive rights of any present or former stockholder and the Company's stockholders are not entitled to preemptive rights.

  (d) Except as set forth in this Section 3.02, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.02 or in Schedule 3.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for the Stockholder Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

  Section 3.03 Charter Documents. The copies of the Certificate of Incorporation of the Company, as amended, and Amended and Restated Bylaws of the Company as currently in effect, are complete and correct.

  Section 3.04 Subsidiaries. Except as set forth on Schedule 3.04, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

  Section 3.05 Authority; No Conflict; Required Filings and Consents.

  (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only (in the case of this Agreement) to the approval of this Agreement and the Merger by the Company's stockholders under the DGCL. The Board of Directors of the Company (the "Company Board") has directed that this Agreement and the Merger be submitted to the stockholders for adoption, in accordance with the law of the State of Delaware and the Company's Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by USF and Sub, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended or Amended and Restated Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company is a party or pursuant to which it or any of its properties or assets may be bound, or (iii) subject to obtaining the approval of the Company's stockholders of the Merger and compliance with the requirements set forth in Section 3.05(c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission ("SEC") in accordance with the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country.

  Section 3.06 SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has previously furnished to USF a true and complete copy of each of (i) its Prospectus dated February 7, 1997, (ii) its Annual Report on Form 10-KSB for the year ended December 31, 1996 (iii) its Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997 and June 30, 1997, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act, since January 1, 1997, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Each of the financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the financial position of the Company as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and (ii) do not contain footnote disclosure. The unaudited balance sheet of the Company as of June 30, 1997 is referred to herein as the "Company Balance Sheet."

  Section 3.07 Indebtedness; Absence of Undisclosed Liabilities.

  (a) Schedule 3.07 sets forth a list of each instrument which evidences Indebtedness of the Company, and the aggregate principal amount thereof outstanding as of the date hereof, and indicates each such instrument that contains a restriction, limitation or encumbrance, of any kind, on the ability of the Company to pay dividends on its respective capital stock. The total aggregate principal amount outstanding as of the date hereof of all such Indebtedness is $3,671,955.22, which includes $850,000 in face amount of outstanding letters of credit. Except as set forth in Schedule 3.07, all of such instruments are in full force and effect and the Company is not in default thereunder, nor, to the knowledge of the Company, is any other party to any such instrument in default thereunder, nor, to the knowledge of the Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of some party thereto to terminate such instrument, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such instruments. Schedule 3.07 also sets forth a list of each other instrument or agreement that contains a restriction, limitation or encumbrance, of any kind, on the ability of the Company to pay dividends on its capital stock.

  (b) Schedule 3.07 also sets forth all contracts and other agreements and arrangements pursuant to which the Company has agreed to indemnify or exonerate any officer, director or employee of the Company with respect to any matter. Except as described on Schedule 3.07, there are no circumstances which might give rise to any obligation or liability on the part of the Company so to indemnify any such officer, director or employee.

  (c) Except as disclosed in writing by the Company or as disclosed in the Company SEC Reports, the Company does not have any liabilities as of the date hereof, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, other than (i) liabilities reflected or reserved against in the Company Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Schedules to this Agreement, and (iii) normal or recurring liabilities incurred since June 30, 1997 in the ordinary course of business consistent with past practices and which are not, individually or in the aggregate, material to the business, results, operations, financial condition or prospects of the Company, and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of law or is claimed in any pending or threatened legal proceeding.

  Section 3.08 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as disclosed on Schedule 3.08, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect with respect to the Company, and no fact or condition exists or is contemplated or threatened which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in generally accepted accounting principles; or (iii) except as disclosed in the Schedules to this Agreement, any other action or event that would have required the consent of USF pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 3.09 Tax Matters.

  (a) The Company has prepared and timely filed, and will file on a timely basis, all material United States federal, state, local and international returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and required to be filed on or prior to the Effective Time.

  (b) Each such Return was true, correct and complete on the respective date on which it was filed and, to the knowledge of the Company, no event has since occurred requiring any amendment thereto, which amendment has not been made in a manner such that each such Return remains true, correct and complete.

  (c) The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective Time and (B) will have withheld with respect to its employees all United States federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

  (d) The accounts shown on the Company Balance Sheet (excluding amounts classified thereon as deferred) are sufficient for the discharge of all Taxes attributable or with respect to all periods, or portions thereof, prior to the date of the Company Balance Sheet remaining unpaid as of such date, except as set forth in Schedule 3.09. There is no Tax deficiency outstanding or assessed, or to the Company's knowledge proposed, against the Company that is not reflected as a liability on the Company Balance Sheet nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No tax audit or examination is now pending or currently in progress with respect to the Company.

  (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Sections 280G or 162(m) of the Code. The Company has not been (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of any consolidated return year within any part of which consolidated return year any other corporation was also a member of such group.

The Company is not and has not been during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation as defined in Section 897(c)(1) of the Code. The Company does not have any losses subject to the limitations of Section 382 of the Code.

  Section 3.10 Certain Transactions. Except as set forth in Schedule 3.10, none of the officers or directors of the Company nor any Affiliate of the Company, and, to the knowledge of the Company, none of the employees of the Company is currently a party to any transaction with the Company (other than for services as an employee, officer or director), including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, Affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an Affiliate of such officer, director or employee.

  Section 3.11 Required Authorizations. Schedule 3.11 sets forth a true and complete list of all Required Authorizations which the Company must give or obtain for the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby or in order to enable all the issued and outstanding capital stock of the Company to be converted as contemplated by Article II.

  Section 3.12 Litigation. Except as set forth in Schedule 3.12 or as indicated in any of the Company SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or, to the knowledge of the Company, threatened against the Company, nor, to the knowledge of the Company, is any such matter pending or threatened against any other person, which, if adversely determined, would have a Material Adverse Effect with respect to the Company.

  Section 3.13 Compliance with Law; Regulatory Compliance.

  (a) Except as set forth in Schedule 3.13, the Company is not and has not been in violation of any applicable United States federal, state, provincial, local or international law, regulation, ordinance or other requirement of any Governmental Authority relating to it or to its securities, property, operations or business, and no event has occurred or condition or state of facts exists that could give rise to any such violation, the existence of which would have a Material Adverse Effect. Except as set forth in Schedule 3.13, as of the date of this Agreement, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or international, against or affecting the Company or any of the assets of the Company.

  (b) The Company possesses or has made timely application for, all Governmental Approvals with and under all United States federal, state, provincial, local and international laws and Governmental Authorities, required by the Company to carry on any substantial part of its respective business as presently conducted and to use and operate any of its property and assets. Schedule 3.13 sets forth a list of all such Governmental Approvals, identifying each such Governmental Approval by number and indicating the holder, the issuer and the nature thereof. All such Governmental Approvals are in full force and effect and the Company is not in violation of any such Governmental Approval or any other permit, license, approval, authorization or registration applicable to it or to the operation of its business, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could result in such a violation. Except as disclosed in Schedule 3.13, the Company has no reason to believe that any pending application for an Governmental Approval will not be timely granted and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or materially modify any Governmental Approval possessed by the Company or deny any renewal thereof.

  (c) Except as disclosed in Schedule 3.13, the Company has made all Governmental Filings required to be made with any Governmental Authority with respect to the operation of its business and the use and operation of its property and assets.

  Section 3.14 Contracts. Set forth in Schedule 3.14 is a list of (a) all contracts, agreements, commitments, undertakings or obligations to which the Company is a party or by which it or its assets or properties are bound or subject relating to the purchase of raw materials, the sale of finished products or the furnishing of services which involve the payment by or to the Company of more than $50,000 under any one of such contracts, and (b) all other contracts, agreements, commitments, undertakings or obligations to which the Company is a party or by which it or its assets or properties are bound or subject (other than Real Property Leases, Personal Property Leases, Employment Agreements and Benefit Plans) (i) which involve the payment by or to the Company of more than $50,000 under any one of such contracts (measured by the remaining portion to be paid thereunder) and which have a remaining term of more than 120 days (taking into account the effect of any renewal options) and are not cancelable without penalties by the Company on 30 days' or less notice, (ii) which if terminated or lost would have a Material Adverse Effect with respect to the Company, or (iii) was not entered into in the ordinary course (collectively, the "Contracts"). There have been made available to USF true and complete copies of all such Contracts that are in writing (including all amendments thereto, if any). Except as set forth in Schedule 3.14, all of the Contracts are in full force and effect and the Company is not in default thereunder, nor, to the knowledge of the Company, is any other party to any Contract in default thereunder, nor, to the best of the Company's knowledge, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such Contract. Except as set forth in Schedule 3.11, no approval or consent of any person is needed in order for the Contracts to continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by this Agreement.

  Section 3.15 Real Property. Schedule 3.15 sets forth a list (by lessee) and summary description of all Real Property Leases. The Company has a valid leasehold interest in each Real Property Lease held by it as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens arising under the Credit Facility. The use and operation of the real property subject to the Real Property Leases conform to all restrictive covenants and restrictions and conditions. The Company has made available to USF a true and complete copy of each Real Property Lease which is in writing. The Company is not a party to nor does it hold property subject to any Real Property Lease which is not in writing. The Real Property Leases are in full force and effect and the Company has not received any notice of default thereunder which has not been remedied or waived nor is it aware of any event or circumstance which with the giving of notice or passage of time or both would constitute a default thereunder. Each Real Property Lease was negotiated on an arm's length basis. The Company has not received any notice nor does it have any knowledge of any pending, threatened or contemplated condemnation proceeding or assessment for public improvements affecting any real property leased pursuant to a Real Property Lease or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

  Section 3.16 Personal Property. The Company owns all Personal Property owned by it as of the date of this Agreement, whether or not reflected in the Company Balance Sheet, in each case free and clear of all Liens, except for those Liens arising under the Credit Facility or under any purchase money security arrangement with respect to which the monthly rental payments are less than $1,500 or the aggregate rental payments are less than $10,000.
Schedule 3.16 also sets forth a list (by lessee or licensee) and a summary description of all Personal Property Leases. The Company has a valid leasehold interest in each Personal Property Lease held by it as of the date of this Agreement, in each case free and clear of all Liens except for those Liens arising under the Credit Facility. All of the Personal Property owned or leased by, and currently used or necessary for or in the operations of the Company, is in good operating condition and repair, is suitable for the purposes in which it is used and includes all personal property necessary for operation of the businesses conducted by the Company.

  Section 3.17 Intellectual Property Rights. Schedule 3.17 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by or registered in the name of the Company. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.17 and all other customer lists, processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the businesses conducted by the Company ("Intellectual Property"), free and clear of all Liens. Schedule 3.17 separately discloses all Intellectual Property under license or in which the Company otherwise has rights. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Company, no person is infringing upon nor has any person misappropriated any Intellectual Property, nor is the Company infringing upon the intellectual property rights of any other person.

  Section 3.18 Environmental Matters. (a) The Company has applied for and has in effect all United States federal, state and local and international governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Environmental Permits") under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by a Governmental Authority with jurisdiction over pollution or protection of the environment (collectively, "Environmental Laws") necessary for it to carry on its business as now conducted, and there has occurred no default under any such Environmental Permit, except for the lack of Environmental Permits and for defaults under Environmental Permits that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

  (b) The Company is, and has been, in compliance with applicable
Environmental Laws except for instances of possible noncompliance which, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

  (c) There is no suit, action, proceeding or inquiry pending or, to the Company's knowledge, threatened before any Governmental Authority in which the Company has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any Predecessor) with any Environmental Law or (ii) relating to the release into the environment of any hazardous material (as hereinafter defined), asbestos, polychlorinated biphenyls or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by the Company, or
(iii) any site or location for which it has been designated as a potentially responsible party under any United States federal, state, local or international superfund law, or (iv) any claim, potential claim or express reservation or responsibility for damages to natural resources, except in the cases of clauses (i) through (iv) above for any such suits, actions,, proceedings and inquiries that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

  (d) To the best of the Company's knowledge, during the period of ownership or operation by the Company of any of its respective current or formerly owned properties, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Hazardous Material or of asbestos, polychlorinated biphenyls or oil in, on, under or affecting such properties or, to the Company's knowledge, any surrounding site, except for those that, individually or in the aggregate do not constitute a Material Adverse Effect with respect to the Company. Prior to the period of ownership or operation by the Company of any of its respective current or formerly owned properties, to the Company's knowledge, there were no releases of Hazardous Material or asbestos, polychlorinated biphenyls or oil or other petroleum products in, on, under or affecting any such property or any surrounding site, except for those that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company. "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.

  (e) The Company has provided USF with copies of all written information in its possession or control pertaining to the matters set forth in paragraphs
(a) through (d) of this Section 3.18, including all documents pertaining to environmental audits or assessments prepared by or for the Company or any Governmental Authority.

  Section 3.19 Products Liability. Schedule 3.19 discloses all claims made against the Company or its Predecessors during the past five years for personal injury due to contamination of water.

  Section 3.20 Insurance. The Company has in effect valid and effective policies of insurance, issued by companies believed by the Company to be sound and reputable, insuring the Company for losses customarily insured against by others engaged in similar lines of business. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses conducted by the Company. The Company will not have any liability after the Effective Time for retrospective or retroactive premium adjustments. Schedule
3.20 sets forth a list (by holder) of all insurance policies held by the Company, indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Schedule 3.20 also discloses the manner in which the Company provides coverage for workers' compensation claims.

  Section 3.21 Employment and Change in Control Agreements.

  (a) Schedule 3.21 sets forth a true and complete list of all agreements with any officer, director or employee of the Company to which the Company is a party, providing for the terms of his or her employment with the Company and the terms of his or her severance or other payments upon termination of such employment (the "Employment Agreements"). The Company has previously furnished to USF true and complete copies of all Employment Agreements, together with all amendments thereto (if any). Since the date of the Company Balance Sheet, the Company has not (i) effected any increase in salary, wage or other compensation of any kind, whether current or deferred, to any officer, director, employee, agent, broker or consultant or (ii) made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect.

  (b) Except as set forth in Schedule 3.21 or as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, the Company is not a party to any oral or written (i) agreement with any officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (B) providing for compensation payments that would not be deductible by the Company for United States federal income tax purposes, (ii) agreement with any officer or other key employee of the Company providing any compensation guarantee, or (iii) agreement or Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  Section 3.22 Labor Relations. The relations of the Company with its employees are good. Except as disclosed on Schedule 3.22, no employee of the Company is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Company, threatened, against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company.

  Section 3.23 Employee Benefit Plans.

  (a) The Company has set forth on Schedule 3.23 all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, fringe benefits, incentive, deferred compensation, supplemental retirement, post-retirement health or welfare plan severance and other employee benefit plans and arrangements, written or otherwise, maintained by the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate (together, the "Company Group") or with respect to which the Company or an ERISA Affiliate may have liability (together, the "Benefit Plans").

  (b) With respect to each Benefit Plan, the Company has made available to USF a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Benefit Plan (or in the case of an unwritten Benefit Plan, a written summary thereof), (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA.

  (c) Each of the Benefit Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Benefit Plan is or is proposed to be under audit or investigation, and no completed audit of any Benefit Plan has resulted in the imposition of any tax, fine or penalty.

  (d) No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan exists or has occurred that could subject any member of the Company Group to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Company Group, nor any administrator or fiduciary of any Benefit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject any member of the Company Group to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Benefit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

  (e) Schedule 3.23 discloses each Benefit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter applicable to such Qualified Plan. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has taken any action that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

  (f) No Benefit Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated except as set forth on Schedule 3.23. Each Defined Benefit Plan identified as terminated on Schedule 3.23 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending at the Effective Time, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor as described in Section 414 of the Code.

  (g) No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Benefit Plan covers any employees of any member of the Company Group in any other country or territory.

  (h) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the

Company could be subject to any liability, that is reasonably likely to have a Material Adverse Effect on the Company, under ERISA, the Code or any other applicable law.

  (i) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

  Section 3.24 Pooling of Interests. To its knowledge, neither the Company nor any of its Rule 145 Affiliates has taken or agreed to take any action which would prevent the Merger from being accounted for as a pooling of interests.

  Section 3.25 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of USF Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders (the "Stockholders' Meeting") to consider this Agreement and the Merger (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to the Company in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should become known to the Company which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform USF.

  Section 3.26 Certain Fees. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

  Section 3.27 Section 203 of the DGCL Not Applicable. Section 203 of the DGCL applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholder Agreements.

  Section 3.28 Disclosure. No representation or warranty of the Company in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to USF pursuant hereto or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF USF AND SUB

  Each of USF and Sub represents and warrants to the Company as follows:

  Section 4.01 Organization of USF and Sub.

  (a) USF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

  Section 4.02 Capitalization of USF and Sub.

  (a) The authorized capital stock of USF consists of 300,000,000 shares of Common Stock, $.01 par value, and 3,000,000 shares of Preferred Stock, $.10 par value. As of August 31, 1997, (i) 82,824,608 shares of USF Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Preferred Stock were issued and outstanding. Any share of USF Common Stock, when issued in accordance with
Article II hereof, will be duly authorized and validly issued, and will be fully paid and nonassessable.

  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, all of which are duly authorized and validly issued and are fully paid and nonassessable, and owned, beneficially and of record, by USF.

  Section 4.03 Authority; No Conflict; Required Filings and Consents.

  (a) USF and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of USF and Sub. This Agreement has been duly executed and delivered by USF and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of USF and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  (b) The execution and delivery of this Agreement by USF and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of USF, or the Certificate of Incorporation or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USF or Sub is a party or by which either of them or either of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USF or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to USF or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act,
(iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any other country.

  Section 4.04 SEC Filings; Financial Statements.

  (a) USF has filed all forms, reports and documents required to be filed by USF with the SEC and has previously furnished to the Company a true and complete copy of (i) its Annual Report on Form 10-K for the year ended March 31, 1997, (ii) its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iii) its definitive proxy statement with respect to its 1997 annual meeting of stockholders, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act since April 1, 1997, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by USF with the SEC after the date hereof until the Closing, the "USF SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USF SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of USF and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and (ii) do not contain footnote disclosure. The unaudited balance sheet of USF as of June 30, 1997 is referred to herein as the "USF Balance Sheet."

  Section 4.05 Absence of Certain Changes or Events. Since the date of the USF Balance Sheet, there has not been any Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, and no fact or condition exists or is contemplated which is reasonably likely to cause a Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, in the future.

  Section 4.06 Litigation. Except as set forth in Schedule 4.06 or as indicated in any of the USF SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or (to the knowledge of USF) threatened against USF or any Subsidiary, nor (to the knowledge of USF) is any such matter pending or threatened against any other person, which, if adversely determined, would have a Material Adverse Effect with respect to USF.

  Section 4.07 Registration Statement; Proxy Statement/Prospectus. The information supplied by USF for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by USF for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to USF and its Subsidiaries in any earlier communication with respect to the solicitation of proxies for the Stockholders'

Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to USF or any of its Affiliates, officers or directors should become known to USF which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, USF shall promptly inform the Company.

  Section 4.08 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

  Section 5.01 No Solicitation From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time:

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that
(1) the Company Board believes in good faith (after consultation with its financial advisor, and based upon the written opinion of such financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction (an "Acquisition Transaction") more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Transaction being referred to in this Agreement as a "Superior Proposal") and the Company Board determines in good faith, based on written advice of outside legal counsel, that such action is necessary for the Company to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated July 30, 1997 between USF and the Company (the "Confidentiality Agreement"); or (B) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the Company Board's fiduciary duties under applicable law with respect to a tender offer commenced by a third party (other than by public announcement alone).

  (b) The Company shall notify USF as soon as practicable upon receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  Section 5.02 Stockholder Approval.

  (a) As promptly as practicable following the execution and delivery of this Agreement, unless this Agreement shall have been previously terminated in accordance with Article VII, the Company shall submit this

Agreement and the Merger to its stockholders for approval and adoption at a meeting of its stockholders called by the Company for such purpose. Unless this Agreement shall have been previously terminated in accordance with
Article VII and subject to Section 5.01, the Company Board shall recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and the other matters to be submitted to the Company's stockholders in connection therewith and shall use its best efforts to solicit and secure from its stockholders their approval and adoption of this Agreement and the Merger.

  (b) Unless this Agreement shall have been previously terminated in accordance with Article VII, USF, as the sole stockholder of Sub, shall, prior to the Effective Time, consent in writing to the approval and adoption of this Agreement and the Merger.

  Section 5.03 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company agrees (except to the extent that USF shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, in each case consistent with past practices and policies and, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired at the Effective Time. The Company shall promptly notify USF of any event or occurrence not in the ordinary course of business of the Company. Except as expressly contemplated by this Agreement, and not in limitation of the foregoing, during the aforesaid period the Company shall:

  (a) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by this Agreement;

  (b) except as disclosed on Schedule 3.08, not acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to the Company as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

  (c) not sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by this Agreement or in the ordinary course of business and except that the Company may sell or otherwise dispose of any assets which are obsolete;

  (d) not incur any Indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of the Company and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Credit Facility as currently in effect, which Indebtedness shall be incurred only for working capital purposes or acquisitions permitted under subsection (b) above;

  (e) not (i) alter, amend or repeal any provision of its Certificate of Incorporation, as amended, or Amended and Restated Bylaws or its certificate of incorporation or by-laws (as the case may be), (ii) change the number of its directors (other than as a result of the death, retirement or resignation of a director), (iii) form or acquire any subsidiaries not existing as of the date of this Agreement, (iv) except in the ordinary course conduct of its business, enter into, modify or terminate any Contracts or agree to do so, (v) modify or terminate any Employment Agreement, or (vi) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing Employment Agreement or Benefit Plan;

  (f) maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

  (g) pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that the Company is currently contesting, in good faith and by proper proceedings, the payment of such Taxes and the Company maintains appropriate reserves with respect thereto;

  (h) not settle any tax claim against the Company or any litigation (net of applicable insurance proceeds) in excess of $10,000 in the aggregate;

  (i) use its best efforts to meet its obligations under all Contracts, and not become in default thereunder;

  (j) maintain its business and assets in working repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof;

  (k) use its best efforts to maintain its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

  (l) carry on and operate its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to cause the representations and warranties of the Company set forth in this Agreement to be true and correct, in all material respects, on and as of the Effective Time, subject only to changes in the ordinary course of business;

  (m) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock, including, without limitation, the Company Common Stock, or purchase or redeem any shares of its capital stock, including, without limitation, the Company Common Stock, or agree to take any such action;

  (n) except as permitted in subsection (b) above, not authorize or make any capital expenditure if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of this Agreement shall exceed $50,000;

  (o) use its best efforts not to violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business; and

  (p) not increase the number of shares authorized or issued and outstanding of its capital stock, including, without limitation, the Company Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, including, without limitation, the Company Common Stock, nor issue or sell any shares of its capital stock, including, without limitation, the Company Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of the Company Common Stock (i) pursuant to the exercise of options, warrants or other rights outstanding as of the date hereof and referred to in
Section 3.02 and (ii) pursuant to the terms of the Convertible Notes.

  Section 5.04 Access to Information. Upon reasonable notice, the Company shall (i) afford to the officers, employees, accountants, counsel and other representatives of USF, access, during normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, accountants' work papers, correspondence and affairs, and (ii) cause its officers and employees to furnish, to USF, Sub and their authorized representatives, any and all financial, technical and operating data and other information pertaining to the businesses of the Company as USF or Sub shall from time to time reasonably request. In addition, without limiting the generality of the foregoing, the Company will make available to USF and Sub for examination true and complete copies of all Returns filed by the Company, together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.

  Section 5.05 Required Authorizations.

  (a) USF, Sub and the Company shall each, as promptly as practicable, take all reasonable actions necessary to obtain all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit USF and Sub, on the one hand, and the Company, on the other, to consummate the transactions contemplated by this Agreement and to realize the respective benefits to each party contemplated hereby; provided that USF shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would (i) prohibit or restrict the ownership or operation by USF of any portion of the business or assets of USF (or any of its Subsidiaries) or the Company, (ii) compel USF (or any of its Subsidiaries) or the Company to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of USF, the Company or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of the Company, and provided further that the Company shall not incur fees and expenses in excess of $5,000 in the aggregate in order to obtain any such Required Authorizations described in clause (ii) of the definition thereof without the prior written consent of USF.

  (b) Without limiting the generality of the foregoing, USF, Sub and the Company shall each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the Securities Act or the Exchange Act (including, without limitation, the Registration Statement and the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby and in consulting with and seeking favorable action from any Governmental Authority.

  (c) Without limiting the generality of the foregoing, the Company shall use its best efforts to obtain all approvals or consents of any person needed in order that the Contracts continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by the Agreement.

  (d) Without limiting the generality of the foregoing, USF shall use its best efforts to obtain, prior to the Effective Time, the approval for the listing, subject to official notice of issuance, on the New York Stock Exchange of the shares of USF Common Stock to be issued pursuant to Article II.

  Section 5.06 Financial Statements of The Company.

  (a) As soon as practicable but in any event within 45 days after the end of each calendar month commencing with August 1997, through the Effective Time or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to USF unaudited balance sheets of the Company as at the end of such calendar month and as at the end of the comparative month of the preceding year, together with unaudited summaries of earnings of the Company for such calendar month and the comparative calendar month of the preceding year. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of the Company, commencing with September 30, 1997, and within 60 days after the end of the fiscal year ended December 31, 1997, as the case may be, through the Effective Time or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to USF unaudited balance sheets of the Company as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of income and cash flows for the fiscal quarters then ended. All such financial statements of the Company shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Company, as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of the Company shall be certified, on behalf of the Company, by the President and Chief Financial Officer of the Company.

  (b) The Company will deliver to USF financial statements (including related notes thereto) at December 31, 1997 and for the year then ended, prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods, together with the report thereon of Arthur Andersen LLP (the "1997 Financial Statements"), within 10 days of their availability. USF shall have 10 days to notify the Company in writing of any disagreement with the 1997 Financial Statements, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute. If any disagreement concerning the 1997 Financial Statements is not resolved by USF and the Company within 10 days following the receipt by USF of the 1997 Financial Statements, USF and the Company shall promptly engage the New York office of Coopers & Lybrand LLP on standard terms and conditions for a matter of such nature. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within 10 days following the receipt by USF of the 1997 Financial Statements. The resolution by the independent accountants of any dispute concerning the 1997 Financial Statements shall be final, binding and conclusive upon the parties.

  Section 5.07 Public Announcements. Neither USF, Sub nor the Company shall make any press release or other written public statement concerning the matters covered by this Agreement without the approval of the other parties hereto, except as required by law or applicable regulation, and each shall in all events use its best efforts to permit such other parties an opportunity to review and comment upon any such release or statement prior to dissemination.

  Section 5.08 Benefit Plans. Except as required by law or the terms of any Benefit Plan, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article VII, no award or grant under the Benefit Plans shall be made without the consent of USF; it being understood that no options, warrants or other rights to acquire securities of the Company shall be granted by the Company. Except as required by law, no amendment to (other than revisions required to comply with the Code or ERISA), or termination of, any of the Benefit Plans shall be made without the consent of USF.

  Section 5.09 Tax-Free Reorganization. USF and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.10 Pooling Accounting. USF and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its best efforts to cause its Rule 145 Affiliates not to take any action that would adversely affect the ability of USF to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 5.11 Affiliate Agreements. Within two weeks following the date of this Agreement, the Company will provide USF with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of it within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" within the meaning of Rule 145 is referred to as a "Rule 145 Affiliate"). The Company shall provide USF with such information and documents as USF shall reasonably request for purposes of reviewing such list and the Company shall notify USF in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall use its best efforts to deliver or cause to be delivered to USF prior to the Effective Time from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form attached hereto as Exhibit B (each an "Affiliate Agreement"). USF shall be entitled to place appropriate legends on the certificates evidencing any USF Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USF Common Stock, consistent with the terms of the Affiliate Agreements.

  Section 5.12 Representations, Covenants and Conditions; Further
Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided that USF shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would (i) prohibit or restrict the ownership or operation by USF of any portion of the business or assets of USF (or any of its Subsidiaries) or the Company, (ii) compel USF (or any of its Subsidiaries) or the Company to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of USF or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of the Company, and further provided that the Company shall not incur fees and expenses in excess of $5,000 in the aggregate in order to take any such action or do any such thing without the prior written consent of USF. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action to effectuate the same.

                                  ARTICLE VI

                             CONDITIONS TO MERGER

  Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

  (b) Required Authorizations. All Required Authorizations shall have been obtained.

  (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the Company's or USF's conduct or operation of the business of the Company after the Merger shall have been issued, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

  (e) NYSE. The shares of USF Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange.

  Section 6.02 Additional Conditions to Obligations of USF and Sub. The obligations of USF and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by USF and Sub:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and USF shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (b) Performance of Obligations of The Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and USF shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (c) Tax Opinion. USF shall have received a written opinion from Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and the Company.

  (d) Opinion of Counsel to The Company. USF shall have been furnished an opinion of Lev, Berlin & Dale, P.C., counsel to the Company, dated the date of the Effective Time, in form satisfactory to USF.

  (e) Pooling Letter. USF shall be satisfied that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

  (f) Affiliate Agreements. USF shall have received from each of the Company's Rule 145 Affiliates an executed copy of an Affiliate Agreement substantially in the form of Exhibit B hereto.

  (g) Option Holder Agreements. USF shall have received from each holder of an Employee or Director Stock Option an agreement consenting to the conversion of such options into options to purchase USF Common Stock as prescribed in
Section 2.07.

  (h) Convertible Notes. USF shall have received from each holder of a Convertible Note an agreement consenting to the amendment thereof to the effect provided in Section 2.10.

  (i) Savoy Asset Purchase Agreement. The Savoy Asset Purchase Agreement shall have been amended to provide that if the 32,000 shares of Company Common Stock reserved for issuance pursuant thereto shall not have been issued prior to the Closing Date, the right to receive such shares shall be converted into the right to receive that number of shares of USF Common Stock that would have been issued in the Merger in respect of such shares of Company Common Stock had such shares been issued prior to the Closing Date.

  (j) No Rights to Options. USF shall be satisfied that no rights are outstanding requiring the issuance to Mr. Lou Betti of options to purchase or otherwise acquire Company Common Stock.

  (k) Employment Agreements. Messrs. Levy and West shall have entered into employment agreements in a form satisfactory to USF.

  (l) Resignation of Directors. USF shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the existing directors of the Company, or, to the extent such resignations are not obtained, such other evidence, satisfactory to USF, that such directors shall have been duly and lawfully removed (without cost or other liability to the Company other than pursuant to any agreement or other arrangements with such directors existing and in effect as of the date hereof) effective as of the Effective Time.

  Section 6.03 Additional Conditions to Obligations of The Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

  (a) Representations and Warranties. The representations and warranties of USF and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of the Company to such effect.

  (b) Performance Of Obligations of USF and Sub. USF and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of USF to such effect.

  (c) Tax Opinion. The Company shall have received the opinion of Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and the Company.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

  Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, by written notice by the terminating party to the other party under the circumstances set forth below:

  (a) by mutual written consent of USF and the Company; or

  (b) by either USF or the Company if the Merger shall not have been consummated by March 31, 1998 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

  (c) by USF or the Company, if (i) the other party has breached any representation or warranty contained in this Agreement (except where such breach would not have a Material Adverse Effect on the party having made such representation or warranty and its Subsidiaries taken as a whole and would not have a material adverse effect upon the transactions contemplated by this Agreement), or (ii) there has been a breach of a covenant or agreement set forth in this Agreement on the part of the other party, which shall not have been cured within ten business days following receipt by the breaching party of written notice of such breach from the other party (other than those set forth in Section 5.01, as to which there shall be no cure period); or

  (d) by either USF or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

  (e) by either USF or the Company, if, at the Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained; or

  (f) by USF, if, after the date hereof, (i) the Company shall provide information to or engage in negotiations regarding any Acquisition Proposal with any person other than USF or its Affiliates, (ii) the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing; (iii) the Company Board shall have recommended to the stockholders of the Company an Acquisition Transaction other than one made by USF or an Affiliate of USF; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is commenced other than by USF or an Affiliate of USF.

  Section 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of USF, the Company, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.03 and further except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

  Section 7.03 Fees and Expenses.

  (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that USF and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

  (b) The Company shall reimburse USF for out-of-pocket expenses incurred by USF relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of USF's counsel, accountants and financial advisors), upon the termination of this Agreement by USF pursuant to Section 7.01(c) or Section 7.01(f), or by USF or the Company pursuant to Section 7.01(e), and USF shall reimburse the Company for out-of-pocket expenses incurred by the Company relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors), upon the termination of this Agreement by the Company pursuant to Section 7.01(c).

  (c) (i) The Company shall pay USF a termination fee of $1,250,000 upon the earliest to occur of the termination of this Agreement by USF or the Company pursuant to Section 7.01(e) or by USF pursuant to Section 7.01(f)(ii), (iii) or (iv).

    (ii) The Company shall pay USF a termination fee of $750,000 upon the termination of this Agreement by USF pursuant to Section 7.01(f)(i).

  (d) The expenses and fees, if applicable, payable pursuant to Section 7.03(b) and 7.03(c) shall be paid within one business day after the first to occur of any of the events described in Section 7.03(b) or 7.03(c).

  Section 7.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

  Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other parties hereto and (iii) waive compliance with any of the agreements or conditions contained herein for their benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  Section 8.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 7.02, 7.03, the last sentence of Section 7.04 and Article VIII, and the agreements of the Affiliates of the Company delivered pursuant to Section 5.12. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to USF, to:

    United States Filter Corporation
    40-004 Cook Street
    Palm Desert, CA 92211
    Attention: Chairman
    Fax: (760) 346-4024

    with a copy to:

    United States Filter Corporation
    40-004 Cook Street
    Palm Desert, CA 92211
    Attention: Damian C. Georgino, Esq.
    Fax: (760) 346-4024

  (b) if to Sub, to:

    U.S. Filter/Consumer Products, Inc.
    225 Second Street, S.E.
    Cedar Rapids, Iowa 52401
    Attention: Randall C. Easton
    Fax: (319) 298-1148

    with a copy to:

    U.S. Filter/Consumer Products, Inc.
    225 Second Street, S.E.
    Cedar Rapids, Iowa 52401
    Attention: Caroline D. Giddings, Esq.
    Fax: (319) 298-1148

  (c) if to the Company, to:

    Puro Water Group, Inc.
    56-24 58th Street
    Maspeth, New York 11378
    Attention: Jack C. West, President
    Fax: (718) 894-8357

    with a copy to:

    Lev, Berlin & Dale, P.C.
    535 Connecticut Avenue
    Norwalk, CT 06854-1700
    Attention: Eric J. Dale, Esq.
    Fax: (203) 854-1652

  Section 8.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 8, 1997.

  Section 8.04 Knowledge. All references in this Agreement or any certificate to knowledge of any person shall mean the knowledge of any officer or officers of such person (but only the officer executing any such certificate, in the case of a certificate) and shall reflect due inquiry by such officer or officers in connection specifically with respect to the statement made to such knowledge.

  Section 8.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.07 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

  Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  In Witness Whereof, USF, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

                                              PURO WATER GROUP, INC.

                                                    /s/ Jack C. West
                                              By:
                                                 ------------------------------

                                                    President
                                              Title:
                                                  -----------------------------

                                              UNITED STATES FILTER CORPORATION

                                                    /s/ Randall C. Easton
                                              By:
                                                 ------------------------------

                                                    Sr. Vice President
                                              Title:
                                                  -----------------------------

                                              USF/PW ACQUISITION CORPORATION

                                                    /s/ Randall C. Easton
                                              By:
                                                 ------------------------------

                                                    President
                                              Title:
                                                  -----------------------------

                                                                        ANNEX 1

                                  DEFINITIONS

  For purposes of this Agreement (to which this ANNEX 1 is attached and of which this ANNEX 1 forms a part), the following terms shall have the meanings set forth below:

  "1997 Financial Statements" shall have the meaning assigned thereto in
Section 5.06(b) of this Agreement.

  "Acquisition Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Acquisition Transaction" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Affiliate" of the Company shall mean any "affiliate" of the Company as defined in Rule 12b-2 under the Exchange Act and, without limiting the generality of the foregoing, shall include any person that beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 5% or more of the Company Common Stock, but shall not include USF or Sub.

  "Affiliate Agreement" shall have the meaning assigned thereto in Section
5.11 of this Agreement.

  "Agreement" shall mean this Agreement and Plan of Merger.

  "Benefit Plans" shall have the meaning assigned thereto in Section 3.23(a) of this Agreement.

  "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation, substantially in the form of Exhibit A to this Agreement.

  "Certificate of Merger" shall have the meaning assigned thereto in Section
1.01 of this Agreement.

  "Closing" shall have the meaning assigned thereto in Section 1.02 of this Agreement.

  "Closing Date" shall have the meaning assigned thereto in Section 1.02 of this Agreement.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

  "Company" shall mean Puro Water Group, Inc., a Delaware corporation.

  "Company Balance Sheet" shall have the meaning assigned thereto in Section 3.06(b) of this Agreement.

  "Company Board" shall have the meaning assigned thereto in Section 3.05(a) of this Agreement.

  "Company Common Stock" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Company Group" shall have the meaning assigned thereto in Section 3.23(a) of this Agreement.

  "Company SEC Reports" shall have the meaning assigned thereto in Section 3.06(a) of this Agreement.

  "Confidentiality Agreement" shall have the meaning assigned thereto in
Section 5.01(a) of this Agreement.

  "Constituent Corporations" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Continuing Corporation" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Contracts" shall have the meaning assigned thereto in Section 3.14 of this Agreement.

  "Convertible Notes" shall have the meaning assigned thereto in Section 2.10 of this Agreement.

  "Credit Facility" shall refer to the Master Note dated September 13, 1996 by and between the Company and European American Bank, the Commercial Note dated September 13, 1996 by and between the Company and European American Bank and the General Security Agreement dated July 31, 1996 by and between the Company and European American Bank.

  "Defined Benefit Plan" shall have the meaning assigned thereto in Section 3.23(f) of this Agreement.

  "DGCL" shall mean the Delaware General Corporation Law, as amended.

  "Director Stock Option" shall have the meaning assigned thereto in Section 2.07(b) of this Agreement.

  "Director Stock Option Plan" shall have the meaning assigned thereto in
Section 2.07(b) of this Agreement.

  "Dixon Trusts" shall have the meaning assigned thereto in the Preamble to this Agreement.

  "Employee Stock Option" shall have the meaning assigned thereto in Section 2.07(a) of this Agreement.

  "Employee Stock Option Plan" shall have the meaning assigned thereto in
Section 2.07(a) of this Agreement.

  "Effective Time" shall have the meaning assigned thereto in Section 1.01 of this Agreement.

  "Employment Agreements" shall have the meaning assigned thereto in Section 3.21(a) of this Agreement.

  "Environmental Laws" shall have the meaning assigned thereto in Section 3.18(a) of this Agreement.

  "Environmental Permits" shall have the meaning assigned thereto in Section 3.18(a) of this Agreement.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning assigned thereto in Section 3.23(a) of this Agreement.

  "Exchange Act" shall have the meaning assigned thereto in Section 3.05(c) of this Agreement.

  "Exchange Agent" shall have the meaning assigned thereto in Section 2.02 of this Agreement.

  "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of a government with jurisdiction over the matter in question.

  "Governmental Approval" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any Governmental Authority.

  "Governmental Filings" means any plans, filings, reports, notifications, or other submissions required to be made to any Governmental Authority.

  "Hazardous Material" shall have the meaning assigned thereto in Section 3.18(d) of this Agreement.

  "Indebtedness" shall mean, with respect to the Company, at any date, and regardless of whether the indebtedness or obligation was created before, on or after the date hereof (without duplication): (i) all indebtedness for borrowed money, or other obligations or liabilities for borrowed money (including, without limitation, letters of credit) of the Company, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, and whether now existing or hereafter created; (ii) all indebtedness for borrowed money secured by any mortgage, lien, pledge, charge or encumbrance upon any property or asset of the Company; (iii) all indebtedness, obligations or liabilities of others of the type described in the preceding clauses

(i) and (ii) which the Company has guaranteed, assumed or is in any other way liable for; and (iv) all amendments, renewals, extensions or refundings of any such indebtedness, obligation or liability.

  "Intellectual Property" shall mean (i) all patents, patent rights, patent applications, trademarks, trademark applications, trade names and copyrights used by, owned by or registered in the name of the Company or in which the Company has any rights and (ii) all processes and formulas that the Company uses or has the right to use which the Company believes are not within the general knowledge of the industry and which are material to the conduct of the business of the Company as it is now being conducted.

  "IRS" shall mean the Internal Revenue Service.

  "Liens" shall mean all mortgages, deeds of trust, pledges, liens, leases, security interests, security agreements, conditional sales agreements, notes, easements, restrictions, encroachments and other charges or encumbrances of any kind whatsoever.

  "Material Adverse Effect" shall have the meaning assigned thereto in Section
3.01 of this Agreement.

  "Merger" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Multiemployer Plan" shall have the meaning assigned thereto in Section 3.23(g) of this Agreement.

  "Non-Employee Option" shall have the meaning assigned to it in Section 2.08 in this Agreement.

  "Per Share Purchase Price" shall have the meaning assigned thereto in
Section 2.01(b) of this Agreement.

  "Personal Property" shall mean all assets owned by the Company which are personal property, other than the Intellectual Property.

  "Personal Property Leases" shall mean all leases, subleases, licenses or other agreements under which the Company is lessee, sublessee or licensee of any Personal Property and under which (i) the remaining monthly rental obligations are at least $1,500 or (ii) the remaining rental obligations are at least $10,000 and the remaining term is at least two years.

  "Predecessor" shall mean (i) a predecessor entity which has been merged with the Company, or (ii) the predecessor owner or operator of any of the property or assets owned or operated by the Company, where the Company is liable (whether by reason of the contractual assumption of liabilities, indemnification obligations or by other operation of law) for the actions or inactions of such predecessor.

  "Proxy Statement" shall mean the definitive proxy statement to be distributed to the Company's stockholders in connection with the Merger (including all reports and other information incorporated therein by reference) and the prospectus of USF included in the Registration Statement.

  "Qualified Plan" shall have the meaning assigned thereto in Section 3.23(e) of this Agreement.

  "Qualified Stock Options" shall have the meaning assigned thereto in Section
2.08 of this Agreement.

  "Real Property" shall mean all real property owned by the Company, including, without limitation, any property for which the Company hold any right to acquire an ownership interest in such real property.

  "Real Property Leases" shall mean all leases or subleases under which the Company is lessee or sublessee of any Real Property, and under which (i) the remaining rental obligations are at least $15,000 or (ii) the remaining rental obligations are at least $10,000 per year and the remaining term is at least five years.

  "Registration Statement" shall mean the registration statement to be filed with the SEC covering the shares of USF Common Stock to be issued pursuant to this Agreement.

  "Required Authorizations" shall mean, with respect to any person, (i) all consents, authorizations, approvals or other orders or actions of, or filings or registrations with, any Federal, state, local or international governmental authority or agency and (ii) all notices, permits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, agreement or other instrument (or, in the case of the Company, under any Contract, Employment Agreement or any Governmental Approval) or under any other third-party franchise, license or permit, other than any such consents, authorizations, approvals, permits, qualifications, waivers, orders, registrations, filings, applications or other actions, the absence of which could not have a Material Adverse Effect with respect to such person.

  "Returns" shall have the meaning assigned thereto in Section 3.09(a) of this Agreement.

  "Rule 145" shall have the meaning assigned thereto in Section 5.11 of this Agreement.

  "Rule 145 Affiliate" shall have the meaning assigned thereto in Section 5.11 of this Agreement.

  "Savoy Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of April 14, 1997 by and between the Company, Savoy Refreshment Service, Inc., d/b/a Dial Refreshment Services and Lou Betti.

  "SEC" shall have the meaning assigned thereto in Section 3.05(c) of this Agreement.

  "Securities Act" shall have the meaning assigned thereto in Section 2.06 of this Agreement.

  "Stockholder Agreements" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Stockholders" shall have the meaning assigned thereto in the preamble to this Agreement.

  "Stockholders' Meeting" shall have the meaning assigned thereto in Section
3.25 of this Agreement.

  "Sub" shall mean USF/PW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF.

  "Subsidiary" shall mean, with respect to any party, any corporation, other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

  "Superior Proposal" shall have the meaning assigned thereto in Section 5.01(a) of this Agreement.

  "Tax" or, collectively, "Taxes," shall mean any and all Federal, state, local and international taxes, assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  "Underwriter's Warrant" shall have the meaning assigned thereto in Section
2.09 of this Agreement.

  "USF" shall mean United States Filter Corporation, a Delaware corporation.

  "USF Balance Sheet" shall have the meaning assigned thereto in Section 4.04(b) of this Agreement.

  "USF Common Stock" shall have the meaning assigned thereto in Section 2.01(b) of this Agreement.

  "USF SEC Reports" shall have the meaning assigned thereto in Section 4.04(a) of this Agreement.

                                                                      EXHIBIT A

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                            PURO WATER GROUP, INC.
                           (a Delaware corporation)

(Duly Adopted in Accordance with Section 245 of the General Corporation Law of
                                   Delaware)

  First: The name of the Corporation is Puro Water Group, Inc. (the "Corporation"). The original Certificate of Incorporation for the Corporation was filed with the Secretary of State on January 7, 1994 under the name Puro Corporation of America.

  Second: The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

  Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  Fourth: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

  Fifth: The board of directors shall have the power to adopt, amend or repeal the bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole board of directors. Election of directors need not be by written ballot. Any director may be removed at any time with or without cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders at a meeting called for that purpose or by unanimous consent in writing of the stockholders.

  Sixth: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

                                                                      EXHIBIT B

             [Form of Puro Water Group, Inc. Affiliate Agreement]

                                                                         , 1997

United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211

Ladies and Gentlemen:

  The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of Puro Water Group, Inc., a Delaware corporation ("Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 8, 1997 (the "Agreement"), among United States Filter Corporation, a Delaware corporation (the "Company"), USF/PW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Sub") and the Company, at the Effective Time (as defined in the Agreement) the Company will be merged with and into Sub (the "Merger"), and the Company will become a whole owned subsidiary of the Company.

  As a result of the Merger, the undersigned may receive shares of Common Stock, par value $.01 per share ("USF Common Stock"), of the Company. The undersigned would receive such shares in exchange for shares of Common Stock, par value $.0063 per share, of the Company owned by the undersigned.

  The undersigned hereby represents and warrants to, and covenants with, the Company that in the event the undersigned receives any USF Common Stock in the
Merger:

    (A) The undersigned shall not make any sale, transfer or other disposition of the USF Common Stock in violation of the Act or the Rules and Regulations.

    (B) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the USF Common Stock, to the extent the undersigned has felt it necessary, with the undersigned's counsel or counsel for the Company.

    (C) The undersigned has been advised that the issuance of shares of USF Common Stock to the undersigned in the Merger has been registered under the Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of the Company the undersigned may be deemed an affiliate of the Company and (ii) the distribution by the undersigned of the USF Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of USF Common Stock issued to the undersigned in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other limitations imposed by Rule 145 under the Act, or (c) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    (D) The undersigned understands that the Company will be under no obligation to register the sale, transfer or other disposition of the USF Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    (E) The undersigned understands that stop transfer instructions will be given to the Company's transfer agent with respect to the USF Common Stock owned by the undersigned and that there may be placed on the certificates for the USF Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

       "The shares represented by this certificate were issued in a transaction to which Rule 145 under the United States Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement dated , 1997, a copy of which agreement is on file at the principal offices of United States Filter Corporation."

    (F) The undersigned also understands that unless the transfer by the undersigned of the undersigned's USF Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, the Company reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from the undersigned:

       "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and were acquired from a person who received such shares in a transaction to which Rule 145 under the Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Act."

  It is understood and agreed that the legend set forth in paragraph E or F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Company (i) a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

  The undersigned further represents and warrants to, and covenants with, the Company that the undersigned did not, within the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of any shares of the capital stock of either the Company or the Company held by the undersigned, and that the undersigned will not sell, transfer or otherwise dispose of the USF Common Stock received by the undersigned in the Merger or other shares of the capital stock of the Company until after such time as results covering at least 30 days of combined operations of the Company and the Company have been published by the Company within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

                                              Very truly yours,

Acknowledged this    day of     , 1997.

UNITED STATES FILTER CORPORATION

By:
  -----------------------------
  Name:
  Title:

                                                                        ANNEX B

                             STOCKHOLDER AGREEMENT

  This Stockholder Agreement, dated as of    , 1997, by and between UNITED
STATES FILTER CORPORATION, a Delaware corporation ("USF"), and the stockholder listed on the signature page hereof (the "Stockholder");

                                  WITNESSETH:

  Whereas, the Stockholder, as of the date hereof, is the owner of the number of shares of Common Stock, par value $.0063 per share (the "Common Stock"), of PURO WATER GROUP, INC., a Delaware corporation (the "Company"), set forth below the name of the Stockholder on the signature page hereof (the "Shares");

  Whereas, in reliance upon the execution and delivery of this Agreement, USF and a wholly-owned subsidiary of USF ("Sub") will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Puro which provides, among other things, that upon the terms and subject to the conditions thereof Sub will be merged with and into Puro, and Puro will become a wholly-owned subsidiary of USF (the "Merger"); and

  Whereas, to induce USF to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholder is entering into this Agreement pursuant to which the Stockholder agrees to vote in favor of the Merger and certain other matters as set forth herein, and to make certain agreements with respect to the Shares upon the terms and conditions set forth herein;

  Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

  Section 1. Voting of Shares; Proxy. The Stockholder agrees that until the earlier of the Effective Time (as defined in the Merger Agreement) and the date on which the Merger Agreement is terminated in accordance with Article VII thereof (the earliest thereof being hereinafter referred to as the "Expiration Date"), the Stockholder shall vote all Shares owned by the Stockholder at any meeting of Puro's stockholders (whether annual or special and whether or not an adjourned meeting), or, if applicable, take action by written consent (i) for adoption and approval of the Merger Agreement and in favor of the Merger and any other transaction contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Acquisition Transaction (as defined in the Merger Agreement) other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

  At the request of USF, the Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by the Stockholder of his or her duties under this Agreement, shall promptly execute, in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and deliver to USF, an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint USF or its designees, with full power of substitution, his attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Shares owned by the Stockholder in respect of any of the matters set forth in, and in accordance with the provisions of, clauses (i) and (ii) above of Section 1(a). The Stockholder acknowledges that the proxy executed and delivered by him or her shall be coupled with an interest, shall constitute, among other things, an inducement for USF to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the Stockholder. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Expiration Date.

  Section 2. Covenants of the Stockholder. The Stockholder covenants and agrees for the benefit of USF that, until the Expiration Date, he or she will:

    (a) not sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of the Shares owned by him or her or any interest therein;

    (b) other than as expressly contemplated by this Agreement, not grant any powers of attorney or proxies or consents in respect of any of the Shares owned by him or her, deposit any of the Shares owned by him or her into a voting trust, enter into a voting agreement with respect to any of the Shares owned by him or her or otherwise restrict the ability of the holder of any of the Shares owned by him or her freely to exercise all voting rights with respect thereto;

    (c) not, and he or she shall direct and use his best efforts to cause his or her agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Stockholder shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 2(c). The Stockholder shall notify USF immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her;

    (d) not take any action whatsoever that, based on advice from USF's or Puro's independent auditors would or could prevent the Merger from qualifying for "pooling of interests" accounting treatment; and

    (e) use his or her best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, to enter into an affiliate's letter agreement substantially in the form of Exhibit B to the Merger Agreement.

  Section 3. Covenants of USF. USF covenants and agrees for the benefit of the Stockholder that (a) immediately upon execution of this Agreement, USF shall enter into the Merger Agreement, and (b) until the Expiration Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 3 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict USF's right or ability to exercise any of its rights under the Merger Agreement.

  Section 4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to USF that: (a) the execution, delivery and performance by the Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which the Stockholder is bound; (b) this Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms; (c) the Stockholder is the sole owner of the Shares and the Shares represent all shares of Common Stock owned by the Stockholder at the date hereof, and the Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of Puro or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Puro (other than shares subject to options granted by Puro); (d) the Stockholder has full right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, subject only to any interest which the spouse of the Stockholder may have in the Shares owned by the Stockholder, such spouse having executed a Stockholder Agreement in his or her own right; and (e) the Stockholder owns the Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, voting trusts and voting agreements of any nature whatsoever other than as provided by this Agreement. The representations and warranties contained herein shall be made as of the date hereof and as of each day from the date hereof through and including the Effective Time (as defined in the Merger Agreement).

  Section 5. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger), recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Puro on, of or affecting the Shares or (b) that the Stockholder shall become the beneficial owner of any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder.

  Section 6. Legend. Concurrently with the execution of this Agreement, the Stockholder is surrendering to Puro the certificates representing the Shares, and is hereby requesting that the following legend be placed on the certificates representing such Shares and shall request that such legend remain thereon until the Expiration Date:

    "The shares of capital stock represented by this certificate are
    subject to a Stockholder Agreement, dated as of    , 1997,
    between      and United States Filter Corporation, which, among
    other things, restricts the sale or transfer of such shares except in accordance therewith and contains certain voting restrictions to which such shares are subject."

In the event that the Stockholder shall become the beneficial owner of any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in
Section 1, the Stockholder shall, upon acquiring such beneficial ownership, surrender to Puro the certificates representing such shares or securities and request that the foregoing legend be placed on such certificates and remain thereon until the Expiration Date. In the event that USF requests that an irrevocable proxy be executed and delivered by the Stockholder to it pursuant to Section 1, the Stockholder shall promptly surrender to Puro the certificates representing the Shares covered by such proxy and cause the foregoing legend to be revised to replace at the end of such legend the words "and contains certain voting restrictions to which such shares are subject" with the following:

    ", and such shares are also subject to an irrevocable proxy provided under Section 212 of the Delaware General Corporation Law"

The Stockholder shall provide USF with satisfactory evidence of his or her compliance with this Section 6 on or prior to the date five business days after the execution hereof or of the request relating to the Stockholder's proxy, as the case may be.

  Section 7. Specific Performance. The Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, USF would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him or her of the provisions of this Agreement. Accordingly, the Stockholder and USF each agree that the obligations of the parties hereunder shall be specifically enforceable and neither party shall take any action to impede the other from seeking to enforce such right of specific performance.

  Section 8. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the Stockholder at the address listed on the signature page hereof, and to USF c/o U.S. Filter/Consumer Products, Inc., 225 Second Street, S.E., Cedar Rapids, Iowa 52401, Attention: Caroline D. Giddings, (319) 298-1154, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

  Section 9. Binding Effect; Survival. Upon execution and delivery of this Agreement by USF, this Agreement shall become effective as to the Stockholder at the time the Stockholder executes and delivers this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

  Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

  Section 11. Counterparts. This Agreement may be executed in two counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.

  Section 12. Effect of Headings. The section headings herein are for convenience of reference only and shall not affect the construction hereof.

  Section 13. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholder will provide USF with all documents which may reasonably be requested by USF and will take reasonable steps to enable USF to obtain all rights and benefits provided it hereunder.

  Section 14. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by USF and the Stockholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                          United States Filter Corporation

                                               /s/ Randall C. Easton
                                          By __________________________________
                                          Name: Randall C. Easton
                                          Title: Senior Vice President

STOCKHOLDER

Name:
Address:
Number of Shares:

                                                                        ANNEX A

                                [FORM OF PROXY]

                               IRREVOCABLE PROXY

  In order to secure the performance of the duties of the undersigned pursuant
to the Stockholder Agreement, dated as of    , 1997 (the "Stockholder
Agreement"), between the undersigned and United States Filter Corporation, a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Damian C. Georgino and Caroline D. Giddings, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, in respect of any of the matters set forth in clauses (i) and (ii) of Section 1 of the Stockholder Agreement, to vote or, if applicable, to give written consent, in accordance with the provisions of said Section 1 and otherwise act (consistent with the terms of the Stockholder Agreement) with respect to all shares of Common Stock, par value $.0063 per share (the "Shares"), of Puro Water Group, Inc., a Delaware corporation (the "Company"), whether now owned or hereafter acquired, which the undersigned is or may be entitled to vote at any meeting of Puro held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. THIS PROXY IS COUPLED WITH AN INTEREST, SHALL BE IRREVOCABLE AND BINDING ON ANY SUCCESSOR IN INTEREST OF THE UNDERSIGNED AND SHALL NOT BE TERMINATED BY OPERATION OF LAW UPON THE OCCURRENCE OF ANY EVENT, INCLUDING, WITHOUT LIMITATION, THE DEATH OR INCAPACITY OF THE UNDERSIGNED. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate on the Expiration Date (as defined in the Stockholder Agreement). This Proxy has been executed in accordance with
Section 212 of the Delaware General Corporation Law.

                                          Dated: ______________________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and the By-laws of Puro provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of Puro.

  Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

  If such a proceeding is brought by or in the right of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

  Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

  Puro maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to Puro.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 2.01    Agreement and Plan of Merger dated as of October 8, 1997 by and among
         United States Filter Corporation, USF/PW Acquisition Corporation and
         Puro Water Group, Inc. (filed herewith; attached as Annex A to the
         Proxy Statement/Prospectus)
 2.02    Form of Stockholder Agreement dated as of October 8, 1997 between
         United States Filter Corporation and certain stockholders of Puro
         Water Group, Inc., together with schedule (filed herewith; attached as
         Annex B to the Proxy Statement/Prospectus)
 3.01    Restated Certificate of Incorporation of United States Filter
         Corporation, as amended (incorporated by reference to Exhibit 3.0 to
         Form 10-K dated March 31, 1997 (File No. 1-10728))
 3.02    Restated Bylaws of United States Filter Corporation (incorporated by reference to Exhibit 3.1 to Form 10-K dated March 31, 1997 (File No.
         1-10728))
 4.01    Amended and Restated Multicurrency Credit Agreement dated as of
         October 20, 1997 by and among United States Filter Corporation and various lenders, with BankBoston, N.A. as Managing Agent (filed herewith)
 5.01    Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (to
         be filed by amendment)
 5.02    Opinion of Lev, Berlin & Dale, P.C. (to be filed by amendment)


 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  8.01   Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (to be filed by amendment)
 21.01   Schedule of Subsidiaries (incorporated by reference to Exhibit 21.0 to
         Form 10-K dated March 31, 1997 (File No. 1-10728))
 23.01   Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01)
 23.02   Consent of KPMG Peat Marwick LLP (filed herewith)
 23.03   Consent of Arthur Andersen LLP (filed herewith)
 24.01   Powers of Attorney (included on signature page of this registration statement)
 99.01   Form of Proxy to be distributed to the stockholders of Puro Water
         Group, Inc. (filed herewith)

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and Puro being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALM DESERT, STATE OF CALIFORNIA, ON NOVEMBER 5, 1997.

                                          United States Filter Corporation

                                                  /s/ Richard J. Heckmann
                                          By: _________________________________
                                              RICHARD J. HECKMANN CHAIRMAN OF
                                              THE BOARD, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS KEVIN L. SPENCE AND DAMIAN C. GEORGINO, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, INCLUDING POST-EFFECTIVE AMENDMENTS, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTATION IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN OR ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      CAPACITY                DATE

       /s/ Richard J. Heckmann         Chairman of the           November 5,
-------------------------------------   Board, President             1997
         RICHARD J. HECKMANN            and Chief Executive
                                        Officer (Principal
                                        Executive Officer)
                                        and a Director

         /s/ Kevin L. Spence           Senior Vice               November 5,
-------------------------------------   President and Chief          1997
           KEVIN L. SPENCE              Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

       /s/ Michael J. Reardon          Executive Vice            November 5,
-------------------------------------   President and a              1997
         MICHAEL J. REARDON             Director

        /s/ Nicholas C. Memmo          Executive Vice            November 5,
-------------------------------------   President--Process           1997
          NICHOLAS C. MEMMO             Water and a
                                        Director

              SIGNATURE                       CAPACITY               DATE

         /s/ James E. Clark             Director                 November 5,
-------------------------------------                                1997
           JAMES E. CLARK

        /s/ John L. Diederich           Director                 November 5,
-------------------------------------                                1997
          JOHN L. DIEDERICH

        /s/ Robert S. Hillas            Director                 November 5,
-------------------------------------                                1997
          ROBERT S. HILLAS

        /s/ Arthur B. Laffer            Director                 November 5,
-------------------------------------                                1997
          ARTHUR B. LAFFER

         /s/ Arden E. Moore             Director                 November 5,
-------------------------------------                                1997
           ARDEN E. MOORE

                                        Director
-------------------------------------
       ALFRED E. OSBORNE, JR.

       /s/ J. Danforth Quayle           Director                 November 5,
-------------------------------------                                1997
         J. DANFORTH QUAYLE

                                        Director
-------------------------------------
       C. HOWARD WILKINS, JR.

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 -------                        -----------                          ----------
   2.01  Agreement and Plan of Merger dated as of October 8, 1997 by and among United States Filter Corporation, USF/PW
         Acquisition Corporation and Puro Water Group, Inc. (filed
         herewith; attached as Annex A to the Proxy
         Statement/Prospectus)
   2.02  Form of Stockholder Agreement dated as of October 8, 1997 between United States Filter Corporation and certain
         stockholders of Puro Water Group, Inc., together with
         schedule (filed herewith; attached as Annex B to the
         Proxy Statement/Prospectus)
   3.01  Restated Certificate of Incorporation of United States
         Filter Corporation, as amended (incorporated by reference
         to Exhibit 3.0 to Form 10-K dated March 31, 1997 (File
         No. 1-10728))
   3.02  Restated Bylaws of United States Filter Corporation
         (incorporated by reference to Exhibit 3.1 to Form 10-K
         dated March 31, 1997 (File No. 1-10728))
   4.01  Amended and Restated Multicurrency Credit Agreement dated as of October 20, 1997 by and among United States Filter
         Corporation and various lenders, with BankBoston, N.A. as
         Managing Agent (filed herewith)
   5.01  Opinion of Kirkpatrick & Lockhart LLP as to the legality of the securities being registered (to be filed by
         amendment)
   5.02  Opinion of Lev, Berlin & Dale, P.C. (to be filed by
         amendment)
   8.01  Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (to be filed by amendment)
  21.01  Schedule of Subsidiaries (incorporated by reference to
         Exhibit 21.0 to Form 10-K dated March 31, 1997 (File No.
         1-10728))
  23.01  Consent of Kirkpatrick & Lockhart LLP (included in
         Exhibit 5.01)
  23.02  Consent of KPMG Peat Marwick LLP (filed herewith)
  23.03  Consent of Arthur Andersen LLP (filed herewith)
  24.01  Powers of Attorney (included on signature page of this registration statement)
  99.01  Form of Proxy to be distributed to the stockholders of
         Puro Water Group, Inc. (filed herewith)